                        HOOSIER HILLS FINANCIAL CORPORATION
                             420 South Buckeye Street
                            Osgood, Indiana 47037-0176


                           SPECIAL MEETING OF SHAREHOLDERS

                              A MERGER PROPOSAL -- YOUR
                                VOTE IS VERY IMPORTANT

The Board of Directors of Hoosier Hills Financial Corporation ("HHFC") has unanimously approved a merger with National City Bancshares, Inc. ("NCBE"), a $1.5 billion multi-bank holding company headquartered in Evansville, Indiana.

YOUR BOARD OF DIRECTORS HAS DETERMINED THAT THE MERGER IS FAIR TO
SHAREHOLDERS AND IS IN THEIR BEST INTERESTS. THE BOARD OF DIRECTORS THEREFORE UNANIMOUSLY RECOMMENDS THAT YOU VOTE TO APPROVE AND ADOPT THE MERGER AGREEMENT. A VOTE OF THE NCBE SHAREHOLDERS IS NOT REQUIRED TO APPROVE AND ADOPT THE MERGER AGREEMENT.

HHFC is calling a Special Meeting of shareholders at which you will be asked to approve and adopt the merger agreement. The affirmative vote of the holders of a majority of the outstanding shares of HHFC common stock is required.

If the merger is completed, holders of HHFC will receive shares of NCBE common stock having a value of between $59.63 and $82.42 for each share of HHFC common stock, subject to adjustment depending on the trading price of NCBE common stock before the merger. The issuance of NCBE common stock in the merger is expected to be tax-free for federal income tax purposes.

The date, time and place of the Special Meeting:

     September 21, 1998
     11:00 a.m.
     The Ripley County Bank
     420 South Buckeye Street
     Osgood, Indiana

The attached Proxy Statement/Prospectus provides you with detailed information about the proposed merger. In addition, you may obtain other information about NCBE from documents filed with the Securities and Exchange Commission. We encourage you to read this entire document carefully.

Whether or not you plan to attend the Special Meeting, please take the time to vote by completing and mailing the enclosed proxy card to us. If you sign, date and mail your proxy without indicating how you wish to vote, your proxy will count as a vote in favor of the approval and adoption of the merger agreement. If you fail to return your proxy, the effect will be a vote against approval and adoption of the merger agreement. YOUR VOTE IS VERY IMPORTANT.

ON BEHALF OF THE BOARD OF DIRECTORS OF HHFC, I URGE YOU TO VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

FRED R. CRUM
President and
Chief Executive Officer

              TO THE SHAREHOLDERS OF HOOSIER HILLS FINANCIAL CORPORATION

                      NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                                      To Be Held

                             Monday, September 21, 1998
                                The Ripley County Bank
                               420 South Buckeye Street
                                   Osgood, Indiana

The Board of Directors of Hoosier Hills Financial Corporation ("HHFC") asks you to attend a Special Meeting of HHFC's shareholders. The Special Meeting will be held at the offices of The Ripley County Bank, 420 South Buckeye Street, Osgood, Indiana. At the Special Meeting, HHFC's shareholders will vote on the following:

     1. PROPOSED MERGER. Shareholders will be asked to approve and adopt the Agreement and Plan of Merger dated April 21, 1998 that provides for the merger of HHFC with National City Bancshares, Inc.
          ("NCBE"). In the merger, HHFC shareholders will receive shares of NCBE common stock having a value between $59.63 and $82.42 for each share of HHFC common stock, subject to adjustment depending on the trading price of NCBE common stock before the merger. The Agreement and Plan of Merger is attached as Appendix A to the accompanying Proxy Statement/Prospectus; and

     2. OTHER BUSINESS. Shareholders will also consider and vote on any other matters that properly come before the Special Meeting or any adjournments or postponements.

     You are entitled to notice of and to vote at the Special Meeting (or any adjournments or postponements of it) if you were a HHFC shareholder at the close of business on July 31, 1998.

                         By Order of the Board of Directors,



                         Fred R. Crum, Secretary

August 14, 1998
Osgood, Indiana


     YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

     THE PROXY STATEMENT/PROSPECTUS DESCRIBES YOUR RIGHTS TO DISSENT FROM THE MERGER AND THE PROCEDURES YOU MUST FOLLOW TO EXERCISE THOSE RIGHTS.

     WE INVITE YOU TO ATTEND THE SPECIAL MEETING. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED. PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON, WHICH WILL REVOKE YOUR SIGNED PROXY. YOU MAY ALSO REVOKE YOUR PROXY AT ANY TIME BEFORE THE VOTING THEREOF AT THE SPECIAL MEETING.

                                              Filed pursuant to Rule 424(b)(2)
                                              Registration No. 333-60289

                         HOOSIER HILLS FINANCIAL CORPORATION

                         PROXY STATEMENT FOR SPECIAL MEETING
                              OF SHAREHOLDERS TO BE HELD
                                SEPTEMBER 21, 1998

                            ---------------------------

                            NATIONAL CITY BANCSHARES, INC.

                                      PROSPECTUS
                       FOR UP TO 775,625 SHARES OF COMMON STOCK

     National City Bancshares, Inc. ("NCBE") proposes to acquire Hoosier Hills Financial Corporation ("HHFC") through the merger of HHFC into NCBE.

     The parties cannot complete the merger unless HHFC's shareholders approve the Agreement and Plan of Merger. HHFC shareholders will vote on the Agreement and Plan of Merger at a Special Meeting of Shareholders of HHFC on September 21, 1998. This Proxy Statement/Prospectus is being furnished to HHFC shareholders in connection with the Board of Directors of HHFC's solicitation of proxies for use at the Special Meeting.

     If HHFC and NCBE merge, HHFC shareholders will receive shares of NCBE's common stock with a value of between $59.63 and $82.42 for each share of HHFC common stock, subject to adjustment depending on the trading price of NCBE's common stock before the merger. This Proxy Statement/Prospectus is also a Prospectus of NCBE relating to the shares of common stock NCBE will issue in the merger.

     NCBE's common stock trades on the Nasdaq National Market Tier of the Nasdaq Stock Market under the symbol "NCBE".

     THE "RISK FACTORS" SECTION OF THIS PROXY STATEMENT/PROSPECTUS (BEGINNING ON PAGE 8) LISTS SOME OF THE FACTORS YOU SHOULD CONSIDER IN EVALUATING THE MERGER.

------------------------------------------------------------------------------
Neither the Securities and Exchange Commission nor any state securities regulators have approved the NCBE common stock to be issued in the merger or determined if this Proxy Statement/Prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.
------------------------------------------------------------------------------

        Proxy Statement/Prospectus dated August 13, 1998, and first mailed to shareholders on August 14, 1998.

     THIS PROXY STATEMENT/PROSPECTUS INCORPORATES IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT NCBE THAT IS NOT INCLUDED IN OR DELIVERED WITH THIS DOCUMENT. THE INCORPORATED INFORMATION IS AVAILABLE WITHOUT CHARGE TO HHFC SHAREHOLDERS UPON WRITTEN OR ORAL REQUEST. REQUESTS SHOULD BE DIRECTED AS FOLLOWS:

                           NATIONAL CITY BANCSHARES, INC.
                                    P.O. BOX 868
                           EVANSVILLE, INDIANA 47705-0868
                           ATTN:  STEPHEN C. BYELICK, JR.
                                 PH.:  812-464-9864

TO OBTAIN TIMELY DELIVERY, PLEASE REQUEST THE INFORMATION NO LATER THAN SEPTEMBER 14, 1998.

                                  TABLE OF CONTENTS

                                                                                 Page
                                                                                 ----
QUESTIONS AND ANSWERS
     ABOUT THE MERGER. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .1

SUMMARY. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .3

RISK FACTORS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .8
     Risks Associated with Acquisitions. . . . . . . . . . . . . . . . . . . . . . .8
     Impact of Interest Rate Changes . . . . . . . . . . . . . . . . . . . . . . . .8
     Credit Risk and Loan Concentration. . . . . . . . . . . . . . . . . . . . . . .8
     Regulatory Risks. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .9
     Exposure to Local Economic Conditions . . . . . . . . . . . . . . . . . . . . .9
     Competition . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .9
     Status of NCBE as a Bank Holding Company. . . . . . . . . . . . . . . . . . . .9

FORWARD-LOOKING STATEMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10

SPECIAL MEETING. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
     Date, Time, Place and Purpose . . . . . . . . . . . . . . . . . . . . . . . . 10
     Record Date . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
     Vote Required . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
     Voting and Revocation of Proxies. . . . . . . . . . . . . . . . . . . . . . . 10
     Solicitation of Proxies . . . . . . . . . . . . . . . . . . . . . . . . . . . 11

THE MERGER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
     General . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
     Background of the Merger. . . . . . . . . . . . . . . . . . . . . . . . . . . 12
     NCBE's Reasons for the Merger . . . . . . . . . . . . . . . . . . . . . . . . 13
     HHFC's Reasons for the Merger . . . . . . . . . . . . . . . . . . . . . . . . 13
     Fairness Opinion. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
     Recommendation of HHFC's
          Board of Directors . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
     Closing and Effective Time. . . . . . . . . . . . . . . . . . . . . . . . . . 17
     Conversion of HHFC Common . . . . . . . . . . . . . . . . . . . . . . . . . . 17
     Procedures for Exchange of Certificates . . . . . . . . . . . . . . . . . . . 18
     Regulatory Approvals. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
     Dissenters' Rights. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
     Representations and Warranties. . . . . . . . . . . . . . . . . . . . . . . . 22
     Covenants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
     Conditions to the Merger. . . . . . . . . . . . . . . . . . . . . . . . . . . 23
     Termination and Waiver. . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
     No Solicitation; Fees and Expenses. . . . . . . . . . . . . . . . . . . . . . 24
     Certain Federal Income Tax Consequences . . . . . . . . . . . . . . . . . . . 25
     Accounting Treatment. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
     Resale of NCBE Common . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
     Interests of Certain Persons in the Merger. . . . . . . . . . . . . . . . . . 27

SELECTED FINANCIAL DATA. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 28

PRO FORMA CONDENSED
     CONSOLIDATED FINANCIAL
     INFORMATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 29

COMPARATIVE STOCK PRICES
     AND DIVIDENDS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 36

INFORMATION CONCERNING NCBE. . . . . . . . . . . . . . . . . . . . . . . . . . . . 37
     Business. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 37
     Recent Developments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 37
     Year 2000 Issue . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 39
     Security Ownership of Certain Beneficial
          Owners and Management. . . . . . . . . . . . . . . . . . . . . . . . . . 40

INFORMATION CONCERNING
     HOOSIER HILLS FINANCIAL
     CORPORATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 41
     Business. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 41
     Selected Financial Data of HHFC . . . . . . . . . . . . . . . . . . . . . . . 42
     Other Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 43
     Management's Discussion and Analysis
          of Financial Condition and
          Results of Operations. . . . . . . . . . . . . . . . . . . . . . . . . . 50
     Risk-based Capital Ratios . . . . . . . . . . . . . . . . . . . . . . . . . . 53
     Security Ownership of Certain Beneficial
          Owners and Management. . . . . . . . . . . . . . . . . . . . . . . . . . 56

DESCRIPTION OF NCBE CAPITAL STOCK. . . . . . . . . . . . . . . . . . . . . . . . . 57
     Authorized Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 57
     NCBE Common . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 57

                                                                                 Page
                                                                                 ----
     NCBE Preferred. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 57
     Certain Provisions of Articles of Incorporation
          and By-Laws. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 57
     Certain Provisions of the IBCL. . . . . . . . . . . . . . . . . . . . . . . . 58
     Transfer Agent. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 58

COMPARISON OF SHAREHOLDER
     RIGHTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 58
     Classified Board of Directors . . . . . . . . . . . . . . . . . . . . . . . . 58
     Business Combinations Not Involving an
          Interested Shareholder . . . . . . . . . . . . . . . . . . . . . . . . . 58
     Business Combinations Involving an
          Interested Shareholder . . . . . . . . . . . . . . . . . . . . . . . . . 59
     Removal of Directors. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 59
     Amendments to Articles of Incorporation . . . . . . . . . . . . . . . . . . . 59
     Voting Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 60
     Special Meetings of Shareholders. . . . . . . . . . . . . . . . . . . . . . . 60
     Control Share Acquisitions. . . . . . . . . . . . . . . . . . . . . . . . . . 60
     Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 61
     Limitation of Liability of Directors. . . . . . . . . . . . . . . . . . . . . 61

LEGAL MATTERS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 62

EXPERTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 62

WHERE YOU CAN FIND MORE
     INFORMATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 62

INDEX TO HHFC FINANCIAL
 STATEMENTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .F-1

APPENDIX A -
     Agreement and Plan of Merger dated as of
     April 21, 1998 between National City
     Bancshares, Inc. and Hoosier Hills
     Financial Corporation . . . . . . . . . . . . . . . . . . . . . . . . . . . .A-1
APPENDIX B -
     Fairness Opinion of Professional Bank
     Services, Inc.. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .B-1
APPENDIX C -
     Excerpts of the Indiana Business
     Corporation Law (Dissenters' Rights). . . . . . . . . . . . . . . . . . . . .C-1

                        QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:   WHAT WILL HHFC SHAREHOLDERS RECEIVE IN THE MERGER?

A: In the merger, NCBE expects to issue shares of its common stock having a value between $59.63 and $82.42 for each outstanding share of HHFC common stock. The value of the NCBE shares you will receive will depend upon an average trading value of NCBE common stock prior to the merger. That value (the "Average NCBE Value") will be the average of the means between the highest and lowest per share trading sales prices for a share of NCBE common stock over the 10 trading day period ending on or before the fifth business day before the closing of the merger.

- If the Average NCBE Value is $34.00 to $47.00, each HHFC share will convert into 1.7537 shares of NCBE common stock.

- If the Average NCBE Value is more than $47.00, each HHFC share will convert into shares of NCBE common stock valued at the Average NCBE Value having an aggregate value of $82.42.

- If the Average NCBE Value is $32.00 or more but less than $34.00 (or less than $32.00 and the HHFC Board elects not to terminate the merger agreement), each HHFC share will convert into the lesser of (a) 1.8633 shares of NCBE common stock or (b) shares of NCBE common stock valued at the Average NCBE Value having an aggregate value of $59.63.

- If the Average NCBE Value is less than $32.00, HHFC's Board may terminate the merger agreement unless NCBE agrees to issue shares of NCBE common stock valued at the Average NCBE Value having an aggregate value of $59.63.

     - The HHFC Board is not required to resolicit shareholder approval should it decide not to exercise this right. THEREFORE, HHFC SHAREHOLDERS COULD RECEIVE SHARES OF NCBE COMMON STOCK HAVING A VALUE OF LESS THAN $59.63 PER SHARE.

     - The HHFC Board intends to make any decision whether to terminate the merger agreement or to resolicit its shareholders, in consultation with its financial and legal advisors, only after considering all relevant facts and circumstances that exist at such time as the Average NCBE Value declines to less than $32.00.

     The actual value of the shares of NCBE common stock to be issued in the merger cannot be determined at this time since it depends on trading prices reported prior to the time the merger is closed. The last reported sales price on August 7, 1998 for NCBE common stock as reported by the Nasdaq Stock Market was $36.75. If the merger was closed on August 7, 1998, the Average NCBE Value would have been $39.18, and the exchange ratio would have been
1.7537 shares of NCBE common stock for each share of HHFC common stock.

EXAMPLE: The number of shares of NCBE common stock you will receive will depend on the Average NCBE Value, as follows:

                                                         For an approximate
       If the Average             Then the               value (based on the
       NCBE Value                 exchange                Average NCBE
            is:                   ratio is:                 Value) of:
       ---------------------------------------------------------------------
          $50.00                   1.6484                   $82.42
          $47.00                   1.7537                   $82.42
          $45.00                   1.7537                   $78.92
          $39.50                   1.7537                   $69.27
          $34.00                   1.7537                   $59.63
          $32.00                   1.8633                   $59.63
          $30.00*                  1.8633                   $55.90*
       ---------------------------------------------------------------------

_______________
* Subject to HHFC's right to terminate the merger agreement unless NCBE adjusts the number of NCBE shares issued to achieve a $59.63 per share value.

     HHFC shareholders should note that the exact number of shares to be issued in the merger is not likely to be known at the time of the Special Meeting.

Q:   WHY IS HHFC PROPOSING TO MERGE WITH NCBE?

A: HHFC's Board has unanimously concluded that the proposed merger with NCBE is in the best interests of HHFC and The Ripley County Bank (the "Bank"), the shareholders of HHFC, the employees of HHFC and the Bank, and the communities they serve. In reaching its conclusion, the HHFC Board considered the factors set forth below. To review the reasons in greater detail, see page 13.

     - The HHFC Board believes the financial terms of the merger compare favorably to the financial terms of recent transactions in which financial institutions comparable to HHFC were acquired, based on information provided by HHFC's financial advisor.

     - The HHFC Board concluded, based on certain assumptions, that to provide the same value to its shareholders as an independent institution that the merger with NCBE would provide, HHFC would have to achieve annual growth in its earnings per share significantly higher than its historical rates.

     - A stock-for-stock exchange with NCBE would give HHFC shareholders the opportunity to acquire in a tax-free transaction stock of a publicly traded company whose expected earnings per share growth is faster than HHFC's own at a price representing a premium over the current book value per share of HHFC common stock.

     - In the view of the HHFC Board, HHFC would gain from NCBE's experience in providing a broad range of modern banking services while retaining the knowledge and experience of the current management of HHFC and the Bank concerning the Ripley County community.

     - Professional Bank Services, Inc. ("PBS"), HHFC's financial advisor, has issued its opinion that the merger is fair to HHFC's shareholders from a financial point of view.

Q:   WHAT ARE THE TAX CONSEQUENCES TO HHFC SHAREHOLDERS?

A: The merger is intended to qualify as a tax-free reorganization for federal income tax purposes. No gain or loss will be recognized by HHFC shareholders upon receipt of shares of NCBE common stock. To review the tax consequences in greater detail, see page 25.

Q:   WHAT DO I NEED TO DO NOW?

A: Just mail your signed proxy in the enclosed return envelope as soon as possible, so that your shares may be represented at the special HHFC shareholders' meeting. The HHFC Board unanimously recommends that you vote FOR approval and adoption of the merger agreement.

Q:   SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. After the merger is completed, NCBE will send you written instructions for exchanging your share certificates.

Q:   WHAT HAPPENS TO MY FUTURE DIVIDENDS?

A: Neither HHFC nor NCBE expects any changes in dividend policies before the merger. After the merger, the NCBE annualized dividend rate is expected to be $0.72 per share.

Q:   WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A: We are working towards completing the merger as quickly as possible. In addition to the approval of HHFC shareholders, we must also obtain regulatory approvals. We hope to complete the merger by September 30, 1998.

                                  SUMMARY

     THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS PROXY STATEMENT/PROSPECTUS AND MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. TO UNDERSTAND THE MERGER FULLY AND FOR A MORE COMPLETE DESCRIPTION OF THE LEGAL TERMS OF THE MERGER, YOU SHOULD READ CAREFULLY THIS ENTIRE DOCUMENT AND THE DOCUMENTS TO WHICH WE HAVE REFERRED YOU. SEE "WHERE YOU CAN FIND MORE INFORMATION" ON PAGE 62. WE HAVE INCLUDED PAGE REFERENCES IN PARENTHESES TO DIRECT YOU TO A MORE COMPLETE DESCRIPTION OF THE TOPICS PRESENTED IN THIS SUMMARY.

                            PARTIES TO THE MERGER

NATIONAL CITY BANCSHARES, INC.
227 MAIN STREET
EVANSVILLE, INDIANA 47708
(812) 464-9677

     National City Bancshares, Inc. is an Indiana corporation that owned, as of July 30, 1998, 14 financial institution subsidiaries. These subsidiaries provide a wide range of banking services from 47 locations in the tri-state area of Indiana, Kentucky and Illinois surrounding Evansville, Indiana. As of
March 31, 1998, NCBE had total consolidated assets of $1.5 billion, total loans of $1.0 billion, total deposits of $1.2 billion and total shareholders' equity of $149.8 million.

HOOSIER HILLS FINANCIAL CORPORATION
320 SOUTH BUCKEYE STREET
OSGOOD, INDIANA 47037
(812) 689-4202

     Hoosier Hills Financial Corporation is an Indiana corporation that owns The Ripley County Bank. As of March 31, 1998, HHFC had total consolidated assets of $109.5 million, net loans of $85.6 million, total deposits of $86.6 million, and total shareholders' equity of $11.4 million. The Bank has three banking offices with one office in each of Osgood, Milan and Versailles, Indiana.

                  SPECIAL MEETING OF HHFC SHAREHOLDERS

MEETING INFORMATION (See page 10).

     The Special Meeting of HHFC shareholders will be held at the office of the Bank located at 420 South Buckeye Street, Osgood, Indiana on September 21, 1998, at 11:00 a.m., local time, to vote to approve and adopt the merger agreement. The affirmative vote of the holders of a majority of the issued and outstanding shares of HHFC common stock is required to approve and adopt the merger agreement. On the record date, there were 416,262 shares of HHFC common stock outstanding.

     If you owned shares of HHFC common stock as of the close of business on July 31, 1998, the record date, you are entitled to vote. You will have one vote for each share you owned on the record date.

SECURITY OWNERSHIP OF MANAGEMENT AND THE HHFC ESOP

     As of the close of business on the record date, the directors and executive officers of HHFC and their affiliates beneficially owned 204,889 shares of HHFC common stock, or 49.2%, of all outstanding shares entitled to vote on the merger. As of the close of business on the record date, the directors and executive officers of NCBE and their affiliates did not beneficially own any shares of HHFC common stock.

     As of the close of business on the record date, HHFC's Employee Stock Ownership Plan beneficially owned 144,540 shares of HHFC common stock, or 34.7% of all outstanding shares entitled to vote on the Merger.

                          SUMMARY OF THE MERGER

     THE MERGER AGREEMENT IS ATTACHED AS APPENDIX A TO THIS PROXY
STATEMENT/PROSPECTUS. WE ENCOURAGE YOU TO READ THE MERGER AGREEMENT, AS IT IS THE LEGAL DOCUMENT THAT GOVERNS THE MERGER.

OPINION OF FINANCIAL ADVISOR TO HHFC (See page 14).

     Professional Bank Services, Inc. issued an opinion to HHFC's Board of Directors that the consideration to be issued in the merger is fair to HHFC shareholders from a financial perspective. PBS has updated its opinion as of the date of this Proxy Statement/Prospectus. A copy of the opinion is attached as Appendix B to this Proxy Statement/Prospectus.

RECOMMENDATION OF HHFC BOARD OF DIRECTORS (See page 17).

     The HHFC Board of Directors believes that the merger is in the best interests of HHFC shareholders and unanimously recommends that HHFC shareholders vote FOR approval of the merger agreement.

CONDITIONS TO THE MERGER (See page 23).

     HHFC and NCBE will not complete the merger unless:

     -    HHFC shareholders and regulatory authorities approve it;

     -    No legal restrictions prohibit it; and

     - NCBE's legal counsel provides a satisfactory opinion concerning the tax treatment of the merger.

     NCBE will not have to complete the merger unless:

     -    HHFC's representations in the merger agreement remain accurate;

     -    HHFC's and the Bank's financial condition do not change materially;
          and

     -    NCBE can account for the merger as a "pooling of interests."

     HHFC will not have to complete the merger unless:

     -    NCBE's representations in the merger agreement remain accurate;

     -    NCBE's financial condition does not change materially; and

     - The NCBE shares to be issued in the merger are listed on the Nasdaq National Market.

TERMINATION OF THE MERGER AGREEMENT (See page 24).

     The merger agreement may be terminated and the merger abandoned before or after HHFC shareholders approve the merger agreement:

     -    by mutual consent of HHFC and NCBE;

     - by HHFC if HHFC or its Board of Directors accepts or approves a "competing transaction";

     - by HHFC, if any of the conditions to its obligation to consummate the merger have not been satisfied by December 31, 1998; or

     - by NCBE, if any of the conditions to its obligation to consummate the merger have not been satisfied by December 31, 1998.

REIMBURSEMENT OF EXPENSES (See page 24).

     In the merger agreement, HHFC agreed not to seek any competing transaction for an acquisition of HHFC or the Bank except where required by fiduciary duties of HHFC's Board of Directors.

     A competing transaction includes any of the following:

- an offer by another person to acquire 25% or more of HHFC's or the Bank's common stock;

- a proposal for a merger, consolidation, share exchange, business combination or similar transaction involving HHFC or the Bank; or

- a proposal for a sale, lease, exchange, transfer, or other disposition of 25% or more of the assets of HHFC.

     If the merger agreement is terminated under certain circumstances in connection with a competing transaction, HHFC will reimburse NCBE's expenses incurred in the merger up to $150,000.

REGULATORY APPROVALS (See page 19).

     The merger has been approved by the Board of Governors of the Federal Reserve System. The merger remains subject to challenge by the

Department of Justice and the approval of the Indiana Department of Financial Institutions. All approvals are expected to be received prior to the Special Meeting.

ACCOUNTING TREATMENT  (See page 26).

     NCBE expects to account for the merger as a "pooling of interests." This means that NCBE will carry forward HHFC's assets, liabilities and income in NCBE's consolidated financial statements and that no goodwill will be recognized in the transaction.

FEDERAL INCOME TAX CONSEQUENCES  (See page 25).

     The merger is intended to qualify as a tax-free reorganization for federal income tax purposes. No gain or loss will be recognized by HHFC shareholders upon receipt of shares of NCBE common stock.

YOU SHOULD CONSULT YOUR OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO YOU.

DISSENTERS' RIGHTS  (See page 20).

     Under Indiana law, HHFC shareholders can demand the fair value of their HHFC shares if they deliver a written demand for payment and do not vote in favor of the merger agreement. Appendix C contains the applicable portions of Indiana law.

                              RISK FACTORS RELATING TO
                                  NCBE COMMON STOCK
                                    (See page 8).

     An investment in NCBE common stock involves risks, including those described in this document.
                                   STOCK PRICE DATA
                                    (See page 36).

     The following table sets forth as of April 20, 1998 (the last trading day before the public announcement of the proposed acquisition), the last sale price per share for the NCBE common stock, and the pro forma equivalent for a share of HHFC common stock. There is no public trading market for the HHFC common stock.

                                                               PRO FORMA
                                                                 HHFC
                                    NCBE         HHFC           COMMON
                                   COMMON       COMMON           STOCK
                                   STOCK         STOCK         EQUIVALENT
                                   ------       ------         ----------
Price Per Share
(as of April 20, 1998)             $42.875        N/A            $75.19*

____________
*    Assumes that each share of HHFC common stock is converted into
     1.7537 shares of NCBE common stock.


                           COMPARISON OF SHAREHOLDER RIGHTS
                                    (See page 58).

     Although NCBE and HHFC are both Indiana corporations, the rights of HHFC shareholders are different from NCBE shareholders in several respects, including shareholder votes required to approve certain business combinations, removal of directors, and the authorization of preferred stock (the terms of which may be set by the board of directors).

              SUMMARY COMPARATIVE HISTORICAL AND COMBINED PER SHARE DATA

          The following summary tables present selected comparative per share data on (i) a historical basis for NCBE and HHFC, (ii) a pro forma combined basis per share of NCBE common stock, giving effect to the Merger and (A) as of March 31, 1998, all Other Pooling Acquisitions (as defined under "INFORMATION CONCERNING NCBE--Recent Developments") and (B) for all prior periods, all Other Pooling Acquisitions except for the acquisitions of Downstate Banking Co. and Commonwealth Commercial Corp., which NCBE intends to account for as immaterial poolings, (iii) an equivalent pro forma basis per share of HHFC Common, giving effect to the Merger only, and (iv) an equivalent pro forma basis per share, giving effect to the Merger and the Other Pooling Acquisitions to the extent described above. As further described in "INFORMATION CONCERNING NCBE--Recent Developments", NCBE consummated its acquisitions of the Mayfield Branch and Vernois Bancshares, Inc. (the "Purchase Transactions") in the first quarter. The Purchase Transactions are not individually or in the aggregate considered material to NCBE from a financial statement presentation standpoint, and the pro forma data does not include the Purchase Transactions (except to the extent they are reflected in NCBE's first quarter information). The data presented is not necessarily indicative of the results of the future operations of the combined organization or the actual results that would have occurred if the Merger or Other Pooling Acquisitions had been consummated prior to the periods indicated. The data presented should be read in conjunction with the more detailed information and financial statements included herein or incorporated by reference in this Proxy Statement/Prospectus and with the unaudited pro forma financial statements included elsewhere in this Proxy Statement/Prospectus. See "WHERE YOU CAN FIND MORE INFORMATION," "SELECTED FINANCIAL DATA," "INFORMATION CONCERNING HHFC" and "INDEX TO HHFC FINANCIAL STATEMENTS."


                                                           QUARTER ENDED
                                                             MARCH 31,                          YEAR ENDED DECEMBER 31,
                                                       ---------------------             --------------------------------------
                                                       1998             1997             1997             1996             1995
                                                       ----             ----             ----             ----             ----
NET INCOME PER COMMON SHARE:
     NCBE:
          Basic                                         $0.48            $0.44            $1.72            $1.52            $1.30
          Diluted                                        0.47             0.43             1.69             1.52             1.30
     HHFC                                                0.38             0.69             2.00             2.46             2.13
     NCBE pro forma (Other Pooling
          Acquisitions and HHFC):
          Basic                                          0.48             0.43             1.72             1.53             1.34
          Diluted                                        0.47             0.43             1.70             1.53             1.34
     HHFC equivalent pro forma
          (NCBE only) (1):
          Basic                                          0.89             0.82             3.20             2.83             2.42
          Diluted                                        0.88             0.80             3.15             2.83             2.42
     HHFC equivalent pro forma
          (Other Pooling Acquisitions
          and NCBE) (1):
          Basic                                          0.89             0.80             3.20             2.85             2.50
          Diluted                                        0.88             0.80             3.17             2.85             2.50
DIVIDENDS PER COMMON SHARE:
     NCBE                                                0.18             0.15             0.64             0.55             0.40
     HHFC                                                0.00             0.00             0.54             0.37             0.37
     HHFC equivalent pro forma (1)                       0.34             0.28             1.19             1.02             0.75


                                                 MARCH 31,                     DECEMBER 31,
                                                   1998                            1998
                                                   ----                            ----
BOOK VALUE PER COMMON SHARE:
     NCBE                                         $13.93                          $13.69
     HHFC with ESOP shares subject to put          28.41                           28.27
     HHFC without ESOP shares subject to put       26.59                           25.87
     NCBE pro forma (Other Pooling
          Acquisitions and HHFC)                   13.69                           13.45
     HHFC equivalent pro forma
          (NCBE only) (1)                          25.96                           25.51
     HHFC equivalent pro forma (Other
          Pooling Acquisitions and NCBE) (1)       25.51                           25.06

     (1) Equivalent pro forma per share data represents the pro forma per share data for NCBE multiplied by 1.8633, the assumed number of shares of NCBE common stock to be issued in the merger for each share of HHFC common stock.

                                     RISK FACTORS

     IN CONSIDERING WHETHER TO APPROVE THE MERGER AGREEMENT, HHFC SHAREHOLDERS SHOULD CAREFULLY CONSIDER, TOGETHER WITH THE OTHER INFORMATION CONTAINED AND INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS, THE FOLLOWING RISK FACTORS. CERTAIN CAPITALIZED TERMS USED IN THIS SECTION ARE DEFINED IN OTHER SECTIONS OF THIS PROXY STATEMENT/PROSPECTUS.

RISKS ASSOCIATED WITH ACQUISITIONS

     NCBE has grown significantly as a result of acquisitions. Since January 1, 1995, NCBE has completed numerous acquisitions of financial institutions or their branches. As the banking industry continues to consolidate, NCBE expects to pursue other acquisitions. NCBE is currently a party to definitive agreements relating to seven separate pending acquisitions. See "INFORMATION CONCERNING NCBE --Recent Developments." NCBE's pending acquisitions are subject to various conditions, including shareholder and regulatory approval. No assurance can be given that the pending acquisitions will be consummated.

     The future profitability of NCBE will depend upon management's ability to improve the profitability of acquired institutions and to realize expected operational synergies. Acquisitions involve numerous risks, including difficulties in assimilating operations of the acquired company, diversion of management's attention from other business concerns, risks of entering new geographic markets, loss of key employees of the acquired company and assumption of undisclosed liabilities. Future acquisitions may result in dilutive issuances of equity securities, the incurrence of additional debt and the amortization of expenses related to goodwill and intangible assets, any of which could have a material adverse effect on NCBE. In addition, as consolidation of the banking industry continues, the competition for suitable acquisition candidates will increase. NCBE competes with other banking companies for acquisition opportunities and many of these competitors have greater financial resources and acquisition experience than NCBE.

IMPACT OF INTEREST RATE CHANGES

     NCBE's derives its results of operations from its subsidiaries' operations and depends principally on net interest income, which is the difference between interest earned on loans and investments and interest expense paid on deposits and other borrowings.

     Like other financial institutions, NCBE's interest income and interest expense are affected by general, regional and local economic conditions and by the policies of regulatory authorities, including the monetary policies of the Federal Reserve Board. While management has taken measures intended to manage the risks of operating in a changing interest rate environment, there can be no assurance that such measures will effectively avoid undue interest rate risk.

CREDIT RISK AND LOAN CONCENTRATION

     As a lender, NCBE is exposed to the risk that its customers will be unable to repay their loans according to their terms and that the collateral securing the payment of their such loans (if any) may not be sufficient to assure repayment. Credit losses could have a material adverse effect on NCBE's operating results.

     As of March 31, 1998, NCBE's total loan portfolio was approximately
$1.0 billion or 69.6% of its total assets. The three components of the loan portfolio are real estate loans, $566 million or 54.4% of total loans, commercial and industrial loans, $316 million or 30.4% of total loans, and consumer loans, $159 million or 15.2% of total loans. NCBE's credit risk with respect to its consumer installment loan portfolio and commercial loan portfolio relates principally to the general creditworthiness of individuals and businesses within its local market area. NCBE's credit risk with respect to its real estate mortgage and construction loan portfolio relates principally to the general creditworthiness of individuals and the value of real estate serving as security for the repayment of the loans.

REGULATORY RISKS

     The banking industry is heavily regulated. These regulations are primarily intended to protect depositors and the FDIC, not NCBE shareholders or other creditors. Regulations affecting financial institutions are undergoing continuous change, and the ultimate effect of such changes cannot be predicted. Regulations and laws affecting NCBE and its subsidiaries may be modified at any time, and new legislation affecting financial institutions may be proposed and enacted. There is no assurance that such modifications or new laws will not materially and adversely affect the business, condition or operations of NCBE and its subsidiaries.

EXPOSURE TO LOCAL ECONOMIC CONDITIONS

     The success of NCBE and its subsidiaries depends to a certain extent upon the general economic conditions of the local geographic markets they serve. Unlike larger banks which are more geographically diversified, NCBE's subsidiaries provide financial and banking services to customers in the tri-state area of Indiana, Kentucky and Illinois surrounding Evansville, Indiana. No assurance can be given concerning the economic conditions that will exist in such markets.

COMPETITION

     NCBE's subsidiaries face substantial competition for deposit, credit and trust relationships, as well as other sources of funding in the communities they serve. Competing providers include other national and state banks, thrifts and trust companies, insurance companies, mortgage banking operations, credit unions, finance companies, money market funds and other financial and nonfinancial companies which may offer products functionally equivalent to those offered by NCBE's subsidiaries. Competing providers may have greater financial resources than NCBE and offer services within and outside the market areas served by NCBE's subsidiaries.

RISKS RELATING TO YEAR 2000 ISSUE

     Many existing computer programs were designed to use only two digits to identify a year in the date field without considering the impact of the upcoming change in the century. If not corrected, many computer applications could fail or create erroneous results by or at the year 2000. NCBE is committed to a plan for achieving compliance with the risks created by the "Year 2000" problem. Management believes that the expenditures required to bring NCBE systems into compliance will not have a materially adverse effect on NCBE's financial condition or future performance. However, the Year 2000 problem is pervasive and complex and can potentially effect any computer process. In addition, the efforts of NCBE and its subsidiaries with respect to Year 2000 compliance are subject to examination by banking regulatory agencies. An adverse rating could result in the delay or deferral of regulatory applications seeking approval of acquisitions or such approvals may only be given subject to additional conditions. See "INFORMATION CONCERNING NCBE--Year 2000 Issue."

STATUS OF NCBE AS A BANK HOLDING COMPANY

     NCBE is a legal entity separate and distinct from its subsidiaries, although the principal source of NCBE's cash revenues is dividends from its subsidiaries. The right of NCBE to participate in the assets of any subsidiary upon the subsidiary's liquidation, reorganization or otherwise will be subject to the claims of the subsidiary's creditors, which will take priority except to the extent that NCBE may itself be a creditor with a recognized claim. NCBE's principal source of funds is dividends received from its banking subsidiaries. Regulations limit the amount of dividends without prior approval. During 1998, the subsidiaries may pay approximately $3.3 million plus any 1998 net profits to NCBE without prior regulatory approval.

                           FORWARD-LOOKING STATEMENTS

     This document, and the documents that have been incorporated herein by reference (see, "WHERE YOU CAN FIND MORE INFORMATION" on page 62), include forward-looking statements about NCBE that are subject to risks and uncertainties. Forward-looking statements include the information concerning future results of operations of NCBE after the Merger, set forth under "QUESTIONS AND ANSWERS ABOUT THE MERGER," "SUMMARY," "RISK FACTORS" and those preceded by, followed by or that otherwise include the words "believes," "expects," "anticipates," "intends," "estimates" or similar expressions. For those statements, NCBE claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

     NCBE and HHFC participate in the financial services industry, which is characterized by competition and consolidation. You should understand that the factors discussed under "RISK FACTORS" on page 8, in addition to those discussed elsewhere in this document and the documents which are incorporated by reference, could affect the future financial results of NCBE and could cause actual results to differ materially from those expressed in forward-looking statements contained or incorporated by reference in this document.

                              SPECIAL MEETING

DATE, TIME, PLACE AND PURPOSE

     This Proxy Statement/Prospectus is being furnished to holders of the common stock, without par value, of HHFC ("HHFC Common") in connection with the solicitation of proxies by the Board of Directors of HHFC for use at the Special Meeting to be held at the office of the Bank located at 420 South Buckeye Street, Osgood, Indiana, on September 21, 1998, at 11:00 a.m., local time, and
at any adjournment or postponement thereof.   At the Special Meeting, the
shareholders of HHFC will be asked to consider and vote upon the approval and adoption of the Agreement and Plan of Merger dated April 21, 1998 (the "Merger Agreement") with National City Bancshares, Inc. ("NCBE") relating to the merger (the "Merger") of HHFC with and into NCBE.

RECORD DATE

     The Board of Directors of HHFC has fixed July 31, 1998, as the record date for determining the shareholders of HHFC entitled to receive notice of and to vote at the Special Meeting (the "Record Date"). As of the close of business on the Record Date, there were 416,262 shares of HHFC Common issued and outstanding. Only holders of HHFC Common of record at the close of business on the Record Date are entitled to notice of and to vote at the Special Meeting.
No shares of HHFC Common can be voted at the Special Meeting, unless the record holder is present in person or represented by proxy at the Special Meeting.

VOTE REQUIRED

     The presence, in person or by proxy, of holders of a majority of the issued and outstanding shares of HHFC Common entitled to vote on the Record Date, or 208,132 shares, is necessary to constitute a quorum at the Special Meeting. The affirmative vote of the holders of at least a majority of the issued and outstanding shares of HHFC Common, or 208,132 shares, is required to approve the Merger Agreement and the transactions contemplated thereby. Each holder of HHFC Common is entitled to one vote per share of HHFC Common held at the close of business on the Record Date.

VOTING AND REVOCATION OF PROXIES

     Proxies for use at the Special Meeting accompany this Proxy Statement/Prospectus. A shareholder may use his or her proxy if he or she is unable to attend the Special Meeting in person or wishes to have his or her shares voted by proxy even if he or she does attend the Special Meeting. Shares of HHFC Common represented by a proxy properly signed and returned to HHFC no later than the time of the Special Meeting, unless subsequently revoked, will be voted at the Special Meeting in accordance with instructions thereon. If a proxy is properly signed and returned without voting instructions, any shares of HHFC Common represented by such proxy will be voted FOR approval of the Merger Agreement and the transactions contemplated thereby, including the Merger. Any proxy given pursuant to this solicitation may be revoked at any time before the voting on the matters to be considered at the Special Meeting by filing with the Secretary of HHFC a written revocation or a duly executed proxy bearing a later date. All written notices of revocation and other communications with respect to revocation of HHFC proxies should be addressed to Hoosier Hills Financial Corporation, P.O. Box 176, Osgood, Indiana 47037-0176, Attention:
Corporate Secretary. A holder of HHFC Common who previously signed and returned a proxy and who elects to attend the Special Meeting and to vote in person may withdraw his or her proxy at any time before it is exercised by giving notice of such revocation to the Secretary of HHFC at the Special
Meeting and voting in person by ballot at the Special Meeting; however, attendance at the Special Meeting will not in and of itself constitute a revocation of the proxy.

     HHFC intends to count holders of shares of HHFC Common present in person at the Special Meeting but not voting, and holders of shares of HHFC Common for which HHFC has received proxies but with respect to which holders of shares have abstained, as present at the Special Meeting for purposes of determining the presence or absence of a quorum for the transaction of business. Brokers may give a proxy to vote the shares they hold in street name for customers who are the beneficial owners of such shares only if they receive specific instructions from such customers. Since the affirmative vote of the holders of a majority of the issued and outstanding shares of HHFC Common entitled to vote at the close of business on the Record Date is required to approve and adopt the Merger Agreement, abstentions and shares of HHFC Common that are not voted or for which customers have not given specific voting instructions will have the effect of a vote against the Merger Agreement.

     If sufficient proxies are not obtained to approve and adopt the Merger Agreement, the persons named as proxies in the enclosed form of proxy intend to propose and vote for one or more adjournments or postponements of the Special Meeting to permit further solicitation of proxies voting in favor of the Merger Agreement. No proxy that is voted against the proposal to approve and adopt the Merger Agreement will be voted in favor of any such adjournment or postponement.

SOLICITATION OF PROXIES

     In addition to solicitation of proxies from shareholders of HHFC Common by use of the mail, proxies also may be solicited personally or by telephone by directors, officers and employees of HHFC, who will not be specifically compensated for such services.

     NCBE has agreed to bear the entire cost of printing this Proxy Statement/Prospectus and all filing fees paid to the Securities and Exchange Commission (the "SEC") and other regulatory filing fees incurred in connection with the Merger.

                                 THE MERGER

GENERAL

     This section of the Proxy Statement/Prospectus describes certain aspects of the proposed Merger, including the principal provisions of the Merger Agreement. The following information is qualified in its entirety by reference to the other information contained elsewhere in this Proxy Statement/Prospectus, including the Appendices hereto and the documents incorporated herein by reference. A copy of the Merger Agreement (excluding the Disclosure Schedule thereto) is attached hereto as Appendix A and is incorporated by reference in this Proxy Statement/Prospectus. Please refer to the Merger Agreement for a complete description of the terms of the Merger. Shareholders of HHFC are urged to read carefully the Merger Agreement in its entirety.

BACKGROUND OF THE MERGER

     In February 1997, the size of the HHFC Board of Directors was increased to include four representatives of certain of HHFC's significant shareholders including HHFC's Employee Stock Ownership Plan (the "ESOP") which owns 34.7% of the HHFC Common. See "Security Ownership of Certain Beneficial Owners and Management." In August 1997, the Board concluded it was appropriate to consider HHFC's long-term strategic plan, in light of the absence of a trading market for the HHFC Common and the increased competitiveness and consolidation among financial institutions serving markets in South Central Indiana and in the U.S. banking markets in general. The Board directed its Planning Committee to identify and explore the range of strategic planning alternatives for HHFC and the Bank.

     On November 19, 1997, the Planning Committee of HHFC met to consider issues related to the strategic planning process. Attending the meeting were Planning Committee members Crum, Franklin, Underwood, and Vogel and a representative of Investment Bank Services, Inc. ("IBS"), an affiliate of PBS, HHFC's financial advisor. At the meeting, the Planning Committee analyzed the implications of various strategic alternatives available to HHFC, focusing on the following:
(i) HHFC remaining independent and expanding the markets served and products offered by HHFC and the Bank; (ii) merging with another financial institution of similar size and serving markets in Southern Indiana; and (iii) being acquired by a larger financial institution with a philosophy conducive to community banking. After an extensive discussion, the Planning Committee authorized Mr. Crum, Chairman of the Committee and President of the Corporation, to engage IBS to more fully explore strategic planning possibilities for HHFC and the Bank.

     IBS contacted several financial institutions to inquire about their interest in discussing a possible transaction with HHFC. In February 1998, IBS distributed a confidential information memorandum to six institutions that expressed interest and entered into confidentiality agreements with HHFC. By March 5, 1998, all six institutions had responded with preliminary bids.

     On March 12, 1998, the Board met to review the terms of the preliminary bids focusing on the terms of the offers from the three financial institutions that submitted bids with the highest dollar values. The Board also discussed with representatives of IBS and Brown, Todd & Heyburn PLLC ("BTH"), special legal counsel to HHFC, other non-financial issues related to a transaction with a potential acquiror, including, among other things, the effect of the transaction on the employee stock ownership plan, the ability of shareholders to sell their stock and the type of benefit plans the potential acquirors might provide. The Board authorized IBS to arrange a meeting with three of the financial institutions.

     On March 16, 1998, representatives of the three institutions made presentations to the Board. After the presentations, the Board discussed with representatives from IBS and BTH a number of issues related to a transaction with each of the institutions including previous acquisition experience, future prospects for each institution, the aggregate value to HHFC's shareholders of each transaction and the effect of the transactions on HHFC and the Bank, their employees and customers, and the communities they serve. The Board then authorized IBS to continue negotiations with two of the institutions. After further discussions with the two institutions, the Board authorized IBS to contact NCBE to convey the general terms and conditions on which HHFC would be willing to negotiate and enter into a definitive agreement with NCBE.

     Mr. Crum and Mr. Scholle, as well as representatives of IBS and BTH, held several discussions with their counterparts at NCBE to negotiate the terms of the Merger Agreement and other related matters.

     The Merger Agreement and other related matters were presented for the approval of the Board of Directors of HHFC on April 21, 1998. At the meeting, representatives of BTH reviewed the terms of the proposed Merger Agreement, and representatives of IBS presented its analysis of the financial terms of the proposed Merger and orally delivered its opinion that the terms of the Merger Agreement were fair from a financial perspective. After extensive discussion, the Merger Agreement and other matters related to the proposed Merger were approved unanimously by the Board of Directors of HHFC. The Merger Agreement was signed on behalf of HHFC and NCBE shortly thereafter. NCBE and HHFC issued a press release to announce the signing of the Merger Agreement on the following day.

NCBE'S REASONS FOR THE MERGER

     In reaching its decision to approve the Merger Agreement, the Board of Directors of NCBE considered the following factors, without assigning relative weights to them: the consistency of the acquisition with NCBE's long-term goal to grow through acquisitions of financials institutions in NCBE's primary markets; the Merger Consideration to be paid relative to NCBE's valuation of HHFC and consideration paid in other, recent, similar, reported transactions; and information concerning the business, financial condition, results of operations and prospects for HHFC.

HHFC'S REASONS FOR THE MERGER

     In reaching its decision to approve the Merger Agreement, the Board of Directors of HHFC consulted with its legal and financial advisors and with HHFC's senior executives. The Board considered a number of factors in reaching its decision, including the factors listed below that it deemed material, but did not assign any specific weight or priority to the factors it considered.

          1. THE FINANCIAL TERMS OF THE MERGER. The Board noted that stocks of financial institutions were trading at historically high multiples of earnings, and that in recent transactions, acquirors had paid historically high premiums to acquire financial institutions similar to HHFC. Information provided by IBS indicated that the conversion ratio compared favorably to the consideration paid in recent acquisitions of comparable institutions. The Board also noted that HHFC would have the right to terminate the Merger Agreement if the average market trading price of NCBE's common stock, without par value ("NCBE Common"), fell below $32 , subject to NCBE's right to negate the termination by issuing shares with an Average NCBE value of $59.63. If such a decline in the price of NCBE Common were to occur, the Board would have an opportunity to consult with its financial and other advisors to determine the course of action best in the interests of HHFC, its shareholders and the other constituencies.

          2. THE EFFECT ON SHAREHOLDER VALUE OF HHFC CONTINUING AS AN INDEPENDENT ENTITY COMPARED TO THE EFFECT OF THE MERGER WITH NCBE. The Board considered that there was no organized trading market for HHFC Common and that trading in recent years has been sporadic and at prices that represented a discount from both book value and the trading values of other banks or bank holding companies with similar operating results and capital ratios. The Board believed that as a community-owned institution, it was unlikely that HHFC would attract the level of investor interest that would cause a substantial increase in its market value or earning multiples or the prices that could be realized by a significant number of shareholders. Moreover, analysis presented by IBS indicated that, based on certain assumptions, HHFC would have to achieve annual growth in its earnings per share significantly higher than its historical rates to provide the same value to shareholders as the Merger would provide. It was noted that the consolidation trend has reduced the number of financial institutions that could be expected to have significant interest in HHFC. It was also considered unlikely that HHFC could achieve the same value to shareholders through a merger of equals with a financial institution of similar size.

          3. MARKET, FINANCIAL, AND OTHER INFORMATION ABOUT NCBE. The Board evaluated historical, financial and operational information about NCBE. It was noted that NCBE Common is more liquid than HHFC Common and has demonstrated good long-term appreciation over a ten-year business cycle. A stock-for-stock exchange with NCBE would give HHFC shareholders an opportunity to acquire in a tax-free transaction stock of a company whose expected earnings per share growth is faster than HHFC's own and at a price representing a premium over the current book value per share of HHFC Common.

          4. THE IMPACT OF THE MERGER GENERALLY ON THE CUSTOMERS, COMMUNITY AND OTHER CONSTITUENCIES SERVED BY HHFC. The Board received presentations by representatives of NCBE senior management concerning NCBE's operating philosophy, employee benefit programs and community involvement. Based on these discussions, the Board believed the affiliation would serve the other constituencies served by HHFC including its customers, employees and community. The Board believes HHFC will gain the experience of NCBE in providing a broad range of modern banking services while retaining the experience in and knowledge of HHFC's and the Bank's current management and employees in the Ripley County community.

          5. THE OPINION OF HHFC'S FINANCIAL ADVISOR THAT THE MERGER IS FAIR TO HHFC SHAREHOLDERS FROM A FINANCIAL POINT OF VIEW (SEE THE FOLLOWING SECTION).

FAIRNESS OPINION

     PBS was engaged by HHFC to advise the Board of Directors as to the fairness of the Merger Consideration, from a financial perspective, to be paid by NCBE to HHFC's shareholders. PBS is a bank consulting firm with offices in Louisville, Atlanta, Chicago, Nashville and Washington, D.C. IBS was retained to service as HHFC's investment banker in order to evaluate and facilitate the possible sale of HHFC. As part of its investment banking business, PBS is regularly engaged in reviewing the fairness of financial institution acquisition transactions from a financial perspective and in the valuation of financial institutions and other businesses and their securities in connection with mergers, acquisitions, estate settlements, and other transactions. Neither PBS nor any of its affiliates has a material financial interest in HHFC or NCBE. PBS and IBS were selected to advise the Board of Directors based upon their familiarity with Indiana financial institutions and knowledge of the banking industry as a whole.

     PBS performed certain analyses described herein and discussed the range of values for HHFC resulting from such analyses with the Board of Directors in connection with PBS's advice as to the fairness of the consideration to be paid by NCBE.

     A Fairness Opinion of PBS was delivered to the Board of Directors on April 21, 1998, at a special meeting of the Board of Directors. A copy of the Fairness Opinion, updated to the date of the mailing of this Proxy Statement/Prospectus, which includes a summary of the assumptions made and information analyzed in deriving the Fairness Opinion, is attached as Appendix B to this Proxy Statement and should be read in its entirety.

     In arriving at its Fairness Opinion, PBS reviewed certain publicly available business and financial information relating to HHFC and NCBE. PBS considered certain financial and stock market data of HHFC and NCBE, compared that data with similar data for certain other publicly-held bank holding companies and considered the financial terms of certain other comparable bank transactions that had recently been effected. PBS also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria that it deemed relevant. In connection with its review, PBS did not independently verify the foregoing information and relied on such information as being complete and accurate in all material respects. Financial forecasts prepared by PBS were based on assumptions believed by PBS to be reasonable and to reflect currently available information. PBS did not make an independent evaluation or appraisal of the assets of HHFC or NCBE. PBS took into consideration the results of HHFC's solicitation of indications of interest from other financial institutions concerning their interest in affiliation with HHFC. PBS reviewed the correspondence and information received from the financial institutions contacted regarding an interest in a merger or acquisition of HHFC. PBS reviewed all offers received by HHFC.

     As part of preparing this Fairness Opinion, PBS performed a due diligence review of NCBE on March 3, 1998. As part of the due diligence, PBS reviewed the following items: minutes of the Board of Directors Meeting from January 17, 1996 through January 21, 1998; reports filed with the Securities and Exchange Commission by NCBE on forms 10-K, 8-K and 10-Q for the years ending December 31, 1995, 1996, 1997 and year to date 1998; reports of independent auditors and management letters and response thereto, for the year ending December 31, 1996; the most recent analysis and calculation of allowance for loan and lease losses for each subsidiary bank; internal loan review reports; investment portfolio activity reports; asset quality reports; Uniform Holding Company Report for NCBE for December 31, 1996 and September 30, 1997; December 31, 1997 Reports of Condition and Income and September 30, 1997 Uniform Bank or Thrift Performance Report for each subsidiary bank; discussion of pending litigation, the Year 2000 issue and other issues with senior management of NCBE.

     PBS reviewed and analyzed the historical performance of HHFC and the Bank, as set forth in: HHFC Annual Reports as of December 31, 1997 and 1996; December 31, 1997 Consolidated Reports of Condition and Income filed by the Bank with the FDIC; December 31, 1997 Uniform Bank Performance Report of the Bank; and the premises and other fixed assets of HHFC. PBS reviewed and tabulated statistical data regarding the loan portfolio, securities portfolio and other performance ratios and statistics. Financial projections were prepared and analyzed as well as other financial studies, analyses and investigations as deemed relevant for the purposes of this opinion. In review of the aforementioned information, PBS took into account its assessment of general market and financial conditions, experience in other transactions, and knowledge of the banking industry generally.

     In connection with rendering the Fairness Opinion and preparing its various written and oral presentations to the Board of Directors, PBS performed a variety of financial analyses, including those summarized herein. The summary does not purport to be a complete description of the analyses performed by PBS in this regard. The preparation of a Fairness Opinion involves various assumptions as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and therefore, such an opinion is not readily susceptible to summary description. Accordingly, notwithstanding the separate factors summarized below, PBS believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors, could create an incomplete view of the evaluation process underlying its Fairness Opinion. In performing its analyses, PBS made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond HHFC or NCBE's control. The analyses performed by PBS are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the values of businesses do not purport to be appraisals or to reflect the process by which businesses actually may be sold.

     ACQUISITION COMPARISON ANALYSIS: PBS reviewed bank acquisition transactions in Indiana. There were 63 bank acquisition transaction in Indiana announced since 1990 for which detailed financial information was available. The purpose of the analysis was to obtain an evaluation range based on these Indiana bank acquisition transactions. Median multiples of earnings and book value implied by the comparable transactions were utilized in obtaining a range for the acquisition value of HHFC. In addition to reviewing recent Indiana bank transactions, PBS performed separate comparable analyses for acquisition of Indiana banks which, like HHFC, had an equity-to-asset ratio between 9.0% and 12.0%, had assets between $75.0 and $125.0 million, had a return on equity between 9.75% and 12.5%, were located in Southern Indiana or were announced since January 1, 1996. Median values for the 63 Indiana acquisitions expressed as multiples of both book value and earnings were 1.70 and 17.86, respectively. The median multiples of book value and earnings for acquisition of Indiana banks with equity-to-asset ratios between 9.0% and 12.0% were 1.70 and 21.21, respectively. For acquisitions of Indiana banks with deposits between $75.0 and $125.0 million the median multiples of book value and earnings were 1.70 and 20.81, respectively. Median multiples for Indiana banks with a return on equity of between 9.75% and 12.5% were 1.87 and 18.06, respectively. The median multiples of book value and earnings for acquisition of Indiana banks located in Southern Indiana were 1.69 and 18.85, respectively. In those transactions which were announced since January 1, 1996, the median multiples of book value and earnings were 2.02 and 24.73, respectively.

     In the proposed transaction, HHFC shareholders will receive 1.7537 shares of NCBE Common per share of HHFC Common, subject to adjustment as further defined in the Agreement. On April 17, 1998, the average of the bid/ask price for NCBE Common on the National Association of Securities Dealers Automated Quotation Systems was $42.875 per share. Using this average price of $42.875 per share of NCBE Common, the proposed consideration to be received represents an aggregate value of $31,298,750 or $75.19 per share of HHFC Common. This represents a multiple of HHFC's December 31, 1997 adjusted book value and multiple of 1997 adjusted earnings of 2.81 and 26.46, respectively.

     The market value of the proposed transaction's percentile ranking was prepared and analyzed with respect to the above Indiana comparable group. Compared to all Indiana bank transactions, the acquisition value ranked in the 98th percentile as a multiple of book value and in the 89th percentile as a multiple of earnings. Compared to Indiana bank transactions where the acquired institution had an equity-to-asset ratio between 9.0% and 12.0%, the acquisition value ranked in the 97th percentile as a multiple of book value and in the 84th percentile as a multiple of earnings. For Indiana bank transactions where the acquired institution had between $75.0 and $125.0 million in assets, the acquisition value ranked in the 100th percentile as a multiple of book value and in the 80th percentile as a multiple of earnings. For Indiana bank transactions where the acquired institution was located in Southern Indiana, the acquisition value ranked in the 99th percentile as a multiple of book value and in the 85th percentile as a multiple of earnings. For Indiana bank transactions that have been announced since January 1, 1996, the acquisition value ranked in the 88th percentile as a multiple of book value and in the 75th percentile as a multiple of earnings.

     ADJUSTED NET ASSET VALUE ANALYSIS: PBS reviewed HHFC's balance sheet data to determine the amount of material adjustments required to the stockholder's equity of HHFC based on differences between the market value of HHFC's assets and their value reflected on HHFC's financial statements. PBS determined that two adjustments were warranted. Shareholders equity was increased by $370,000 for termination of the Employee Stock Ownership Plan ("ESOP"). PBS also reflected a value of the non-interest bearing demand deposits of $2,342,000. The adjusted net asset value was determined to be $33.28 per share of HHFC Common.

     DISCOUNTED EARNINGS ANALYSIS: A dividend discount analysis was performed by PBS pursuant to which a range of stand-alone values of HHFC was determined by adding the present value of estimated future dividend streams that HHFC could generate over a five-year period beginning in 1998 and ending in 2002, and the present value of the "terminal value" of HHFC's earnings at the end of the year 2002. The "terminal value" of HHFC's earnings at the end of the five-year period was determined by applying a multiple of 17.86 times the projected terminal year's net income. The 17.86 multiple represents the median price paid as a multiple of earnings for all Indiana bank transactions since 1990.

     Dividend streams and terminal values were discounted to present values using a discount rate of 12%. This rate reflects assumptions regarding the required rate of return of holders or buyers of HHFC Common. The value of HHFC, determined by adding the present value of the total cash flows, was $53.32 per share. In addition, using the five-year projection as a base, a twenty-year projection was prepared assuming an annual growth rate of 8% and assuming return on assets reaches 1.50% by year ten and remains constant thereafter. Dividends also were assumed to be 25% of income for years one through five and 40% thereafter. This long-term projection resulted in a value of $51.87 per share.

     SPECIFIC ACQUISITION ANALYSIS: PBS valued HHFC based on an acquisition analysis assuming a "break-even" earnings scenario to an acquiror which factored in price, current interest rates and amortization of the premium paid. Based on this analysis, an acquiring institution would pay $43.02 per share of HHFC Common, assuming they were willing to accept no impact to their net income in the initial year. If an overhead reduction of 10% is assumed, an acquiring company would pay $46.86 per share of HHFC Common. This analysis was based on a funding cost of 6.5% adjusted for taxes, amortization of the acquisition premium over 15 years and a projected earnings level for HHFC of $1,183,000 in 1997.

     The Fairness Opinion is directed only to the question of whether the consideration to be received by HHFC's shareholders under the Acquisition Agreement is fair and equitable from a financial perspective and does not constitute a recommendation to any HHFC shareholder to vote in favor of the Merger. No limitations were imposed on PBS regarding the scope of its investigation or otherwise by HHFC or any of its affiliates.

     Based on the results of the various analyses described above, PBS concluded that the consideration to be received by HHFC's shareholders under the Acquisition Agreement, is fair and equitable from a financial perspective to the shareholders of HHFC.

     Pursuant to the terms of its agreement with PBS and IBS, HHFC has paid or expects to pay the following fees to PBS and IBS: (i) $10,000 upon engagement of IBS and PBS; (ii) $10,000 upon the execution of the Merger Agreement; and (iii) 0.75% of the total consideration received. In addition, PBS and IBS will be reimbursed for travel and related expenses up to a maximum of $1,000. Based on a NCBE stock price of $42.875 per share, for example, PBS would receive fees in the amount of approximately $254,750 for all services performed in connection with the sale of HHFC and the rendering of the Fairness Opinion. In addition, HHFC has agreed to indemnify PBS and IBS and their directors, officers and employees, from liability in connection with the Merger, and to hold PBS and IBS harmless from any losses, actions, claims, damages, expenses or liabilities related to any PBS' or IBS' acts or decisions made in good faith and in the best interest of HHFC.

RECOMMENDATION OF HHFC'S BOARD OF DIRECTORS

     For the reasons described above, the Board of Directors of HHFC believes that the affiliation through the Merger of HHFC with NCBE is in the best interest of HHFC and its shareholders and in the best interest of the customers and communities that the Bank serves.

     THE HHFC BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT HOLDERS OF HHFC COMMON VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT AND THE MERGER.

     Certain members of the management and Board of Directors of HHFC have interests in the Merger in addition to their interests as shareholders of HHFC. See "-- Interests of Certain Persons in the Merger."

CLOSING AND EFFECTIVE TIME

     The Merger Agreement provides that, unless otherwise agreed and assuming all conditions have been satisfied or waived, the closing of the Merger (the "Closing") will be held on the date fixed by agreement of NCBE and HHFC as soon as practicable following the date on which all required approvals are received and any required waiting periods have expired.

     If the Merger Agreement is approved by the requisite vote of HHFC shareholders, all other conditions of the Merger Agreement are satisfied or waived and the Closing is held, the Merger will become effective at the date and time (the "Effective Time") specified in the Articles of Merger that are required by the Merger Agreement to be filed with the Office of the Secretary of State of Indiana. It is presently contemplated that the Effective Time will occur during the third or fourth quarter of 1998. The Merger Agreement may be terminated by either party if, among other things, the Closing does not occur on or before December 31, 1998. See "-- Termination and Waiver."

CONVERSION OF HHFC COMMON

     As a result of the Merger, each share of HHFC Common issued and outstanding immediately before the Effective Time, other than shares whose holders have properly exercised their dissenters' rights under the Indiana Business Corporation Law (the "IBCL"), will be converted into the right to receive NCBE Common and cash in lieu of fractional shares as specified in the Merger Agreement. The Merger Agreement provides that each eligible share of HHFC Common will be converted into the right to receive shares of NCBE Common with an Average NCBE Value of not less than $59.63 and not more than $82.42, except that holders of HHFC Common may receive shares of NCBE Common worth less than $59.63 if the Average NCBE Value is less than $32.00 and HHFC does not elect to terminate the Merger. The actual number of shares of NCBE Common to be issued in the Merger will depend upon the Average NCBE Value which is defined as the average of the means between the highest and lowest per share trading prices for NCBE Common as reported by the Nasdaq National Market for the ten (10) trading days on which NCBE Common is traded ended on or prior to the fifth business day prior to the Closing. A trading day means a day on which at least 100 shares of NCBE Common are traded on the Nasdaq National Market.

- If the Average NCBE Value is $34.00 to $47.00, each share of HHFC Common will convert into 1.7537 shares of NCBE Common.

- If the Average NCBE Value is more than $47.00, each share of HHFC Common will convert into shares of NCBE Common valued at the Average NCBE Value having an aggregate value of $82.42.

- If the Average NCBE Value is $32.00 or more but less than $34.00 (or less than $32.00 and the HHFC Board elects not to terminate the Merger Agreement), each share of HHFC Common will convert into the lesser of
     (a) 1.8633 shares of NCBE Common or (b) shares of NCBE Common valued at the Average NCBE Value having an aggregate value of $59.63.

- If the Average NCBE Value is less than $32.00, HHFC's Board may terminate the Merger Agreement unless NCBE agrees to issue shares of NCBE Common valued at the Average NCBE Value having an aggregate of $59.63. The HHFC Board is not required to exercise this right. THEREFORE, HHFC SHAREHOLDERS COULD RECEIVE SHARES OF NCBE COMMON HAVING A VALUE OF LESS THAN $59.63 PER SHARE.

EXAMPLE: The number of shares of NCBE Common depends on the Average NCBE Value, as follows:


            If the Average        Then the      For an approximate value
             NCBE Value           exchange      (based on the NCBE
                 is:              ratio is:      Average Value) of:
       ---------------------------------------------------------------------
               $50.00              1.6484              $82.42
               $47.00              1.7537              $82.42
               $45.00              1.7537              $78.92
               $39.50              1.7537              $69.27
               $34.00              1.7537              $59.63
               $32.00              1.8633              $59.63
               $30.00*             1.8633              $55.90*

_______________
* Subject to HHFC's right to terminate the merger agreement unless NCBE adjusts the number of shares of NCBE Common issued to achieve a $59.63 per share value.

     If the Average NCBE Value declines to less than $32.00, which would entitle the HHFC Board to terminate the Merger Agreement, the HHFC Board intends to consider all relevant facts and circumstances that exist at such time, in consultation with its legal and financial advisors, before reaching any decision to terminate the Merger Agreement or to resolicit shareholders concerning the possible termination of the Merger Agreement.

     The actual value of NCBE Common to be issued in the Merger cannot be determined at this time since it depends on trading prices reported before the Merger is closed. The last reported sales price on August 7, 1998 for NCBE Common as reported by the Nasdaq Stock Market was $36.75. If the Merger was closed on August 7, 1998, the Average NCBE Value would have been $39.18, and the exchange ratio would have been 1.7537 shares of NCBE Common for each share of HHFC Common.

     No fractional shares of NCBE Common will be issued in the Merger. In lieu of any fractional share, holders of shares of HHFC Common who would otherwise be entitled to a fractional share of NCBE Common (after taking into account all shares of HHFC Common held by such holder) will be paid an amount in cash equal to the product of such fractional interest and the Average NCBE Value. The shares of NCBE Common to be issued in the Merger and cash paid in lieu of fractional interests is referred to as the "Merger Consideration."

PROCEDURES FOR EXCHANGE OF CERTIFICATES

     The conversion of HHFC Common into the right to receive the Merger Consideration will occur by operation of law at the Effective Time. After the Effective Time, certificates that represented shares of HHFC Common before the Effective Time will be deemed, for all corporate purposes other than the payment of dividends and other distributions on such shares, to evidence ownership of and entitlement to receive such shares of NCBE Common. Within five (5) business days after the Effective Time, an exchange agent appointed by NCBE
(the "Exchange Agent"), will send a transmittal letter and instructions to each record holder of certificates for HHFC Common whose shares were converted into the right to receive the Merger Consideration, advising such holder of the number of shares of NCBE Common such holder is entitled to receive pursuant to the Merger, the amount of cash such holder is due in lieu of any fractional share of NCBE Common, and the procedures for surrendering
HHFC stock certificates in exchange for a certificate for the number of whole shares of NCBE Common, and a check for the cash amount (if any) such holder is entitled to receive in lieu of a fractional share. The letter of transmittal will also specify that delivery will be effected, and risk of loss and title to the certificates for HHFC Common will pass, only upon proper delivery of the certificates for HHFC Common to the Exchange Agent.
The letter of transmittal will be in such form and have such other provisions as the Merger Agreement contains and as NCBE may reasonably specify. After the receipt by the Exchange Agent of a holder's certificates for HHFC Common, together with a duly executed letter of transmittal and any other required documents, the Exchange Agent will deliver to such holder the Merger Consideration such holder is entitled to receive under the Merger Agreement. SHAREHOLDERS OF HHFC ARE REQUESTED NOT TO SURRENDER THEIR CERTIFICATES FOR EXCHANGE UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL AND RELATED
INSTRUCTIONS. Unless and until a shareholder delivers his or her certificates for HHFC Common to the Exchange Agent, together with a duly executed letter of transmittal and any other required documents, dividends or other distributions on the shares of NCBE Common issuable to the shareholder and any cash payments for fractional shares that would otherwise be payable will not be delivered to the shareholder. In such a case, cash payment for fractional shares and any dividends or other distributions on such shares of NCBE Common with a record date following the Effective Time will be paid to the shareholder only upon surrender of the certificates for HHFC Common, together with a duly executed letter of transmittal and any other required documents. No interest on any such cash payment or dividends will accrue or be paid.

     If a shareholder has lost his or her certificate for HHFC Common, the Exchange Agent will issue the Merger Consideration payable on the shares represented by the lost certificate only upon receipt of an affidavit as to such loss, and an indemnity agreement, if required by NCBE.

REGULATORY APPROVALS

     NCBE agreed, in the Merger Agreement, to file all regulatory applications to obtain the requisite regulatory approvals for the Merger. The Merger cannot proceed in the absence of such regulatory approvals.

     The Merger is subject to approval by the Federal Reserve Board under the Bank Holding Company Act of 1956, as amended (the "BHC Act"). The BHC Act provides that the Federal Reserve Board may not approve any transaction (i) that would result in a monopoly, or that would be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States, or (ii) the effect of which in any section of the country may be substantially to lessen competition, or to tend to create a monopoly, or that in any other manner would be in restraint of trade, unless the Federal Reserve Board finds that the anticompetitive effects of the proposed transaction are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served. In conducting its review of any application for approval, the Federal Reserve Board is required to consider the financial and managerial resources and future prospects of the company or companies and the banks concerned, and the convenience and needs of the communities to be served. Under the BHC Act as interpreted by the Federal Reserve Board and the courts, the Federal Reserve Board may deny any application if it determines that the financial or managerial resources of the acquiring bank holding company are inadequate.

     The Merger is subject to approval by the Indiana Department of Financial Institutions (the "DFI") under the Indiana Financial Institutions Act (the "IFIA"). The IFIA provides that, in deciding whether to approve an acquisition, the DFI shall consider the following factors: (i) whether the banks already controlled by NCBE are operated in a safe, sound, and prudent manner; (ii) whether the financial condition of NCBE or any of its affiliates will jeopardize the financial stability of HHFC or the Bank; (iii) whether the Merger will result in the Bank's having inadequate capital, unsatisfactory management, or poor earning prospects; (iv) whether NCBE's subsidiaries have provided adequate and appropriate services, including services contemplated by the Community Reinvestment Act of 1977 (the "CRA"), to the communities in which they are located; (v) whether NCBE proposes to provide adequate and appropriate services, including services contemplated by the CRA in the Bank's community;
(vi) whether the management or principals of NCBE are qualified by character and financial responsibility to control and operate in a legal and proper manner the Bank; (vii) whether the interest of the depositors and creditors and the public generally will be jeopardized by the proposed transaction;
(viii) whether NCBE furnishes all information required by the DFI to reach its decision; and (ix) whether, if the DFI holds a public hearing in connection with the Merger, it finds that the terms of the Merger and issuance and exchange of stock are fair and reasonable to the shareholders of HHFC.

     The Federal Reserve Bank of St. Louis, acting on delegated authority, approved the merger on July 22, 1998. NCBE filed an application with the DFI on June 18, 1998. As of the date of mailing of this Proxy Statement/Prospectus, the DFI has not approved the Merger and its approval cannot be assured.

     The Merger may not be consummated until 30 days following Federal Reserve Board approval, during which time the Department of Justice ("DOJ") may challenge the Merger on antitrust grounds and seek the divestiture of certain assets and liabilities. With the approval of the Federal Reserve Board and the DOJ, the waiting period may be reduced to no less than fifteen days. The commencement of an antitrust action by the DOJ would stay the effectiveness of Federal Reserve Board approval of the Merger unless a court specifically orders otherwise. In reviewing the Merger, the DOJ could analyze the effect of the Merger on competition differently than the Federal Reserve Board and, thus, it is possible that the DOJ could reach a different conclusion than the Federal Reserve regarding the competitive effects of the Merger.

DISSENTERS' RIGHTS

     The rights of HHFC shareholders who choose to dissent from the Merger are governed by the provisions of the IBCL. The IBCL provisions relating to dissenters' rights (Ind. Code Sections 23-1-44-1 to -20) are attached hereto as Appendix C.

     Any shareholder who wishes to assert dissenters' rights must deliver to HHFC a written notice stating that shareholder's intent to demand payment for the shareholder's shares. This notice should be addressed to Hoosier Hills Financial Corporation, P.O. Box 176, Osgood, Indiana 47037-0176. The shareholder's notice must be delivered to HHFC before the vote is taken at the Special Meeting and the shareholder must not vote in favor of the proposed Merger. Shareholders who wish to exercise dissenters' rights must exercise them as to all shares they own. Shareholders who own shares beneficially but not of record must, in addition to the other requirements described herein, submit to HHFC the consent of the record holders of such shares no later than the time dissenters' rights are asserted. Any shareholder who fails to deliver the shareholder's notice or votes in favor of the proposed Merger will not be entitled to payment for his shares under dissenters' rights according to the IBCL.

     If the Merger is approved at the special meeting, HHFC will deliver a written dissenters' notice to all shareholders who notified HHFC that they intended to demand payment for their shares and who did not vote in favor of the Merger. This dissenters' notice must be sent no later than 10 days after approval of the Merger by shareholders and must (i) state where demand for payment should be sent and where and when certificates for certificates shares should be deposited; (ii) inform holders of uncertificated shares of the extent of transfer restrictions imposed upon such shares after the demand for payment is received; (iii) supply a form for demanding payment for shares that includes the date of the first announcement to the news media or to shareholders of the terms of the proposed Merger, which in the case of this proposed Merger was April 21, 1998, and requires that the person asserting dissenters' rights certify whether or not the person acquired beneficial ownership of the shares before that date; (iv) establish a date by which HHFC must receive a demand for payment, which date shall be no less than 30 nor more than 60 days after the dissenters' notice is delivered; and (v) be accompanied by a copy of the provisions of the IBCL pertaining to dissenters' rights. A dissenting shareholder must demand payment, certify whether beneficial ownership of his shares was acquired before the date set forth in the dissenters' notice and deposit his certificates in accordance with the terms of such notice. Any shareholder who demands payment and deposits shares in accordance with the terms of the dissenters' notice shall retain all other rights as a shareholder until the rights are canceled or modified by consummation of the Merger. Any shareholder who fails to demand payment or deposit shares as required by the dissenters' notice by the respective dates set forth therein will not be entitled to payment for his shares and shall be considered to have voted in favor of the proposed Merger.

     If a dissenting shareholder was the beneficial owner of his shares on or before April 20, 1998 (a "Pre-announcement Shareholder"), the IBCL requires HHFC to pay such shareholder the amount HHFC estimates to be the fair value of his shares. Payment shall be made as soon as the Merger is consummated and must be accompanied by year-end and interim financial statements of HHFC, a statement of HHFC's estimate of the fair value of the shares, a statement of the dissenting shareholder's right to demand payment, and a copy of the provisions of the IBCL pertaining to dissenters' rights. If a dissenting shareholder was not the beneficial owner of his shares prior to April 20, 1998 (a "Post-announcement Shareholder"), HHFC may elect to withhold payment of the fair value of the dissenting shareholder's shares. To the extent such payment is withheld, HHFC is required to estimate the fair value of the dissenting shareholder's rights and offer to pay this amount to each Post-announcement Shareholder who agrees to accept it in full satisfaction of his demand. The offer must be accompanied by a statement of HHFC's estimate of value and a statement of the dissenting shareholder's right to demand payment under the IBCL.

     The IBCL provides that a dissenting shareholder may notify HHFC in writing of his estimate of the fair value of his shares and demand payment of the amount of such estimate (less any payment already made by HHFC), or reject HHFC's offer (if a Post-announcement Shareholder) and demand payment of the fair value of his shares if (i) the dissenter believes the amount paid or offered is less than the fair value of his shares, (ii) HHFC fails to pay Pre-announcement Shareholders within 60 days after the date set for demanding payment, or (iii) if the proposed Merger is not consummated, HHFC fails to return the deposited certificates or release transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment. In order to exercise these rights, a dissenter must notify HHFC in writing within 30 days after HHFC made or offered payment for the dissenter's shares.

     If a demand for payment by a dissenting shareholder remains unsettled within 60 days after HHFC's receipt of the demand for payment, HHFC must commence a proceeding in the circuit or superior court of Ripley County, Indiana and petition the court to determine the fair value of the shares. If such a proceeding is not commenced within the 60-day period, HHFC must pay each dissenting shareholder whose demand remains unsettled the amount demanded. All dissenting shareholders whose demands remain unsettled must be made parties to the proceeding and must be served with a copy of the petition. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. In any such proceeding, each dissenting shareholder made a party is entitled to a judgment in the amount of the difference between the fair value found by the court and the amount paid by HHFC plus interest on such difference, in the case of a Pre-announcement Shareholder; or the fair value, plus accrued interest, of the dissenting shareholder's shares for which HHFC elected to withhold payment in the case of a Post-announcement Shareholder. The court in an appraisal proceeding has the authority to determine and assess the costs of the proceeding, including the compensation and expenses of court-appointed appraisers, in such amounts and against such parties as it deems equitable. The court may also assess fees and expenses of attorneys and experts for the parties against HHFC if the court finds that HHFC did not substantially comply with the requirements of the IBCL regarding dissenters' rights, or against any party if the court finds that such party acted arbitrarily, vexatiously or not in good faith. The IBCL also makes provision for compensation of attorneys for any dissenting shareholder whose services benefitted other dissenting shareholders similarly situated to be paid out of the amounts awarded the dissenting shareholders who were benefitted, if not assessed against HHFC.

     If the holders of more than approximately 9% of the outstanding shares of HHFC Common properly exercise their dissenters' rights, the Merger would not qualify as a "pooling of interests" for accounting and financial reporting purposes, which qualification is a condition to the obligation of NCBE to proceed with the Merger. See "-- Accounting Treatment."

     THE FOREGOING SUMMARY DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROVISIONS OF THE IBCL RELATING TO THE RIGHTS OF DISSENTING SHAREHOLDERS OF HHFC, AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO APPENDIX C.

REPRESENTATIONS AND WARRANTIES

     The Merger Agreement contains various customary representations and warranties of the parties. The representations and warranties made by NCBE relate to, among other things: (i) the organization and corporate power of NCBE, the authorization, execution and delivery of the Merger Agreement and the Merger Agreement's noncontravention of charter documents, material agreements, laws and regulations; (ii) the absence of any requirement to obtain the approval of NCBE's shareholders in connection with the Merger; (iii) capitalization;
(iv) the delivery and accuracy of reports filed by NCBE under the Exchange Act;
(v) the conformity of financial statements in such reports to generally accepted accounting principles ("GAAP"); (vi) the absence of any undisclosed material liabilities and any material adverse change in NCBE's financial condition, results of operations or business; (vii) the absence of any litigation, claim, investigation, or other proceeding which, if adversely determined, would have a material adverse effect; (viii) the authorization and nonassessability of the shares of NCBE Common to be issued in the Merger; (ix) the absence of any circumstances that would prevent the Merger from qualifying as a pooling of interests or as a reorganization for federal income tax purposes and the absence of any factor, other than the "needs improvement" rating assigned (at the time of the Merger Agreement's execution) to NCBE's Year 2000 compliance efforts, that would adversely affect regulatory approval of the Merger; and (x) the absence of any untrue statements or omissions of material fact on the part of NCBE in the Merger Agreement and related documents.

     The representations and warranties made by HHFC relate to, among other things: (i) the organization and corporate power of HHFC, the capitalization of HHFC, the organization of the Bank, and the capitalization of the Bank; (ii) the authorization, execution and delivery of the Merger Agreement and the Merger Agreement's noncontravention of charter documents of HHFC and the Bank;
(iii) ownership and organization of subsidiaries; (iv) delivery of financial statements of HHFC and the conformity of such financial statements to GAAP;
(v) the filing of tax returns and payment of taxes; (vi) contracts, commitments or other agreements in excess of $50,000 to which HHFC or the Bank is a party;
(vii) ownership of real estate; (viii) the absence of any material adverse change in the business financial condition, properties, results of operations or capitalization of HHFC or the Bank; (ix) the absence of any litigation, claim, investigation or other proceeding which, if adversely determined, would have a material adverse effect on the business or financial condition of HHFC or the Bank and the absence of any investigations, actions or other legal proceedings involving any director, officer or employee of HHFC or the Bank; (x) insurance;
(xi) substantial compliance with applicable laws and regulations; (xii) the absence of any obligation to pay broker's or finder's fees in connection with the Merger except to IBS; (xiii) compliance of employee benefit plans with applicable laws, rules and regulations; (xiv) labor-related matters; (xv) the absence of knowledge of certain environmental related conditions or events;
(xvi) the absence of enforcement actions and other regulatory related matters;
(xvii) the absence of any circumstances that would prevent the Merger from qualifying as a pooling of interests or as a reorganization for federal income tax purposes and the absence of any factor, other than the "needs improvement" rating assigned (at the time of the Merger Agreement's execution) to NCBE's Year 2000 compliance efforts, that would adversely affect regulatory approval; and (xviii) the absence of any untrue statements or omissions of material fact on the part of HHFC in the Merger Agreement and related documents.

COVENANTS

     The Merger Agreement contains covenants that the parties will take or refrain from taking certain actions prior to the Effective Time. As to NCBE, these covenants include, among other things, agreements to: (i) file, at its sole expense, and prepare all regulatory applications required to consummate the Merger, keep HHFC informed of the status of such applications and use its best efforts to remedy any Year 2000 compliance issues raised by regulatory agencies;
(ii) file a Registration Statement on Form S-4 with the Commission relating to the shares of NCBE Common to be issued in the Merger; (iii) use its best efforts to list the shares of NCBE Common to be issued in the Merger on the Nasdaq National Market; (iv) provide HHFC with access during regular business hours to books and records relating to NCBE's assets, properties, operations and liabilities; (v) not knowingly take any action that would adversely affect the ability to account for the Merger as a pooling of interests or to qualify as a reorganization for federal income tax purposes or that would adversely affect regulatory approval of the Merger; (vi) notify HHFC of any event that may reasonably have a material adverse effect on NCBE or if NCBE determines it may be unable to fulfill the conditions to the Merger; (vii) indemnify HHFC directors and officers for certain liabilities after the Effective Time of the Merger (see
"-- Interests of Certain Persons in the Merger"); (viii) make available adequate current public information about NCBE within the meaning of Rule
144(c) under the Securities Act; and (ix) take certain actions with respect to HHFC's and NCBE's employee benefit and welfare plans.

     The covenants made by HHFC include, among other things, agreements by HHFC and the Bank to: (i) conduct their business in the ordinary course, not default in any obligations under material contracts, maintain insurance and existing business organization and relationships; and comply with applicable laws;
(ii) notify NCBE of any event that may have a material adverse effect on the financial condition, operations, business or assets of HHFC and the Bank or would interfere with HHFC's ability to satisfy any conditions to its obligation to consummate the Merger; (iii) not incur any obligation or liability other than in the ordinary course of business, amend any material contract, acquire any interest in another entity, sell or dispose of real property, expand or enhance its data processing system, make any loan, commitment or line of credit to a single borrower in excess of $1,000,000, make any capital expenditures except for repairs, renewals or replacements in excess of $50,000 individually or $100,000 in the aggregate, issue, sell, pledge or redeem any capital stock of HHFC or the Bank, pay cash dividends on the HHFC Common in excess of $0.27 per share, payable semi-annually in accordance with past practices (however, HHFC and NCBE agree to cooperate with respect to the payment of dividends so that holders of HHFC Common may receive cash dividends attributable either to HHFC or NCBE, not both, for the quarter in which the Effective Time occurs), amend the articles of incorporation or by-laws or similar documents of HHFC or the Bank, enter into or amend an employment agreement, pay any extraordinary bonus, establish any general increase in salaries, compromise or settle a tax claim, open a new office, close any existing office, or knowingly take any action that would adversely affect the ability to account for the Merger as a pooling of interests; (iv) not modify its practices relating to loans to directors, officers and employees; (v) not knowingly violate any laws, regulations, judgments or orders; (vi) maintain all books and records in accordance with GAAP; (vii) provide NCBE with access during regular business hours to books and records relating to HHFC's and the Bank's assets, properties, operations and liabilities; (viii) provide NCBE with copies of certain reports to the Board of Directors of HHFC or the Bank and monthly financial statements and confer with NCBE on the general status of ongoing operations; (ix) notify NCBE of any material change in operations or certain complaints, investigations or threatened litigation; (x) furnish NCBE with the information in HHFC's possession that is required for any regulatory applications in connection with the Merger; (xi) obtain and deliver to NCBE at least 31 days prior to the Closing, an agreement from each person who may reasonably be deemed an "affiliate" of HHFC for purposes of Rule 145 under the Securities Act, an agreement regarding compliance with Rule 145 and restricting transfers of NCBE Common following the Merger; (xii) cause a special meeting of HHFC shareholders to be held and recommend approval of the Merger Agreement and the Merger; and
(xii) take certain actions with respect to HHFC's employee stock ownership plan.

CONDITIONS TO THE MERGER

     In addition to the approval of HHFC shareholders, the obligations of both parties to consummate the Merger are subject to the satisfaction or waiver of certain other conditions, including, among others: (i) that all required regulatory approvals have been obtained; (ii) that no action or proceeding has been commenced to restrain the Merger; (iii) the absence of any notice from any governmental agency indicating that the Merger would violate any law; (iv) the effectiveness of the Registration Statement and the absence of a stop order with respect thereto; and (v) the receipt of an opinion of Baker & Daniels to the effect that the Merger will constitute a tax-free reorganization.

     The obligation of NCBE to consummate the Merger is further conditioned on the following: (i) the continued accuracy in all material respects of the representations and warranties of HHFC in the Merger Agreement, the performance or satisfaction in all material respects of all covenants to be performed by HHFC under the Merger Agreement, and the absence of any material adverse change prior to Closing in the business, assets, properties, financial condition or results of operations of HHFC or the Bank; (ii) the receipt of opinions of counsel to HHFC as to certain matters relating to HHFC and the Merger; and
(iii) the determination by NCBE that the Merger may be accounted for as a pooling of interests.

     The obligation of HHFC to consummate the Merger is further conditioned on the following: (i) the continued accuracy in all material respects of the representations and warranties of NCBE in the Merger Agreement, the performance or satisfaction in all material respects of all covenants to be performed by NCBE under the Merger Agreement and the absence of any material adverse change prior to the Closing in the business assets, properties, financial conditions of NCBE and its subsidiaries, taken as a whole; (ii) the receipt of opinions of counsel to NCBE as to certain matters relating to NCBE and the Merger; (iii) the listing on the Nasdaq Stock Market of the shares of NCBE Common to be issued on the Merger; and (iv) the receipt, as of the date of mailing this Proxy Statement/Prospectus of an opinion from its financial advisor to effect that the Merger Consideration is fair, from a financial viewpoint, to the HHFC shareholders.

TERMINATION AND WAIVER

     The Merger Agreement may be terminated and the Merger abandoned prior to the Effective Time, before or after approval of the Merger Agreement by the HHFC shareholders: (i) by mutual consent of HHFC and NCBE; (ii) by HHFC if HHFC or its Board of Directors accepts or approves a "Competing Transaction"; (iii) by NCBE, if any of the conditions to its obligation to consummate the Merger have not been satisfied by December 31, 1998; (iv) by HHFC, if any of the conditions to its obligation to consummate the Merger have not been satisfied by December 31, 1998; or (v) by HHFC within three (3) business days prior to the Closing if the Average NCBE Value is less than $32.00; however, NCBE may negate HHFC's termination by written notice to HHFC, in which event, the amount of the NCBE Common to be issued in the Merger (based on the Average NCBE Value) for each share of HHFC Common will be equal to $59.63.

     HHFC and NCBE may, by written instrument, amend or modify the Merger Agreement in whole or in part, or waive compliance with any of the covenants or conditions of the Merger Agreement, before or after approval of the Merger Agreement by the HHFC shareholders, to the extent authorized by applicable law.

NO SOLICITATION; FEES AND EXPENSES

     The Merger Agreement prohibits HHFC, the Bank and their officers, directors and representatives, from soliciting or authorizing the solicitation of inquiries or proposals from third parties regarding an acquisition of HHFC, the Bank, or all or substantially all of their assets, unless HHFC's Board of Directors has reasonably determined, based on the written advice of counsel, that the failure to do so would breach its fiduciary duties. The foregoing prohibition also extends to conducting discussions or negotiations with third parties or furnishing confidential information to any person relating to an acquisition proposal. HHFC is required to communicate to NCBE the terms of any such proposal.

     Except as described below or as otherwise expressly provided in the Merger Agreement, each party is to pay its own fees and expenses incurred in connection with the Merger, the Merger Agreement and the transactions contemplated therein.

     Upon the occurrence of a Triggering Event, HHFC is required to reimburse NCBE for all out-of-pocket expenses incurred by NCBE in connection with the transactions contemplated by the Merger Agreement up to a maximum of $150,000. "Triggering Event" means the termination of the Merger Agreement for any reason other than certain specified conditions to the Merger and the occurrence of any of the following events within one year: (i) HHFC enters into an agreement with a third party for a Competing Transaction; (ii) the recommendation of a Competing Transaction by the HHFC Board of Directors; or (iii) the withdrawal or modification of the recommendation of the Merger Agreement by the HHFC Board of Directors following the announcement of a Competing Transaction. "Competing Transaction" means any of the following (other than the transactions contemplated by the Merger Agreement): (i) an offer for 25% or more of the outstanding capital stock of HHFC or the Bank; (ii) a proposal for a merger, consolidation, share exchange, business combination or similar transaction involving HHFC or the Bank; or (iii) a proposal for the sale, lease, exchange or other disposition of 25% or more of HHFC's assets.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following discussion summarizes the material federal income tax consequences of the Merger to certain HHFC shareholders and does not purport to be a complete analysis or listing of all potential tax considerations or consequences relevant to a decision whether to vote for the approval of the Merger Agreement. The discussion does not address all aspects of federal income taxation that may be applicable to HHFC shareholders in light of their status or personal investment circumstances, nor does it address the federal income tax consequences of the Merger that are applicable to HHFC shareholders subject to special federal income tax treatment including, without limitation, foreign persons, insurance companies, tax-exempt entities, retirement plans, dealers in securities, persons who acquired their HHFC Common pursuant to the exercise of employee stock options or otherwise as compensation. In addition, the discussion does not address the effect of any applicable state, local or foreign tax laws, or the effect of any federal tax laws other than those pertaining to the federal income tax. As a result, each HHFC shareholder is urged to consult his or her own tax advisor to determine the specific tax consequences of the Merger to such shareholder. The discussion assumes that shares of HHFC Common are held as capital assets (within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code")) at the Effective Time.

     It is a condition to the Merger that as of the Closing the parties receive an opinion from Baker & Daniels, counsel to NCBE ("Counsel"), to the effect that, assuming the Merger occurs in accordance with the Merger Agreement, the Merger will constitute a reorganization for federal income tax purposes under
Section 368(a) of the Code, with the following federal income tax consequences:

          (i) HHFC shareholders will recognize no gain or loss as a result of the exchange of their HHFC Common solely for shares of NCBE Common pursuant to the Merger, except with respect to cash received in lieu of fractional share interests, if any, as discussed below.

          (ii) The aggregate adjusted tax basis of the shares of NCBE Common received by each HHFC shareholder in the Merger (including any fractional share of NCBE Common deemed to be received, as described in paragraph (iv) below) will be equal to the aggregate adjusted tax basis of the shares of HHFC Common surrendered.

          (iii) The holding period of the shares of NCBE Common received by each HHFC shareholder in the Merger (including any fractional share of NCBE Common deemed to be received, as described in paragraph (iv) below) will include the holding period of the shares of HHFC Common exchanged therefor.

          (iv) An HHFC shareholder who receives cash in lieu of a fractional share of NCBE Common will be treated as if the fractional share had been received by such shareholder in the Merger and then redeemed by NCBE in return for the cash amount. The receipt of such cash will cause the recipient to recognize capital gain or loss equal to the difference between the amount of cash received and the portion of such holder's adjusted tax basis in the shares of NCBE Common allocable to the fractional share.

          (v) Cash received by HHFC shareholders exercising dissenters' rights will be treated as (a) a distribution in full payment of such shares, resulting in capital gain or loss, or (b) ordinary income, as the case may be, depending upon such shareholder's individual situation.

     Counsel's opinion will be subject to certain conditions and customary assumptions and will rely upon various representations made by NCBE, HHFC and certain shareholders of HHFC. If any of these representations or assumptions is inaccurate, the tax consequences of the Merger could differ from those described herein. Counsel's opinion will also be based upon the Code, regulations proposed or promulgated thereunder, judicial precedent relating thereto, and current administrative rulings and practice, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences discussed herein. An opinion of counsel, unlike a private letter ruling from the Internal Revenue Service ("Service"), has no binding effect.
The Service could take a position contrary to Counsel's opinion and, if the matter were litigated, a court could reach a decision contrary to the opinion. Neither NCBE nor HHFC has requested an advance ruling as to the federal income tax consequences of the Merger, and the Service is not expected to issue such a ruling.

     Based upon the advice of Counsel, the parties believe that the Merger will qualify as a reorganization for federal income tax purposes. Accordingly, the material federal income tax consequences to a holder of HHFC Common will be as described in (i) through (v) above.

     THE FOREGOING IS A GENERAL SUMMARY OF THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO SHAREHOLDERS OF HHFC WITHOUT REGARD TO THE PARTICULAR FACTS AND CIRCUMSTANCES OF EACH SHAREHOLDER'S TAX SITUATION AND STATUS. EACH SHAREHOLDER OF HHFC SHOULD CONSULT HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO HIM OR HER, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL AND OTHER TAX LAWS AND THE POSSIBLE EFFECT OF CHANGES IN FEDERAL AND OTHER TAX LAWS.

ACCOUNTING TREATMENT

     The Merger is expected to qualify as a "pooling of interests" for accounting and financial reporting purposes. Under the pooling of interests method of accounting, the assets and liabilities of NCBE and HHFC will be carried forward after the Effective Time into the consolidated financial statements of NCBE at their recorded amounts, the consolidated income of NCBE will include income of NCBE and HHFC for the entire fiscal year in which the Merger occurs, the separately reported income of NCBE and HHFC for prior periods will be combined and restated as consolidated income of NCBE, and no goodwill will be recognized.

     The Merger Agreement provides that NCBE must determine that the Merger will qualify as a pooling of interests as a condition to NCBE's obligation to consummate the Merger. If this condition is not met, the Merger would not be consummated unless the condition was waived by NCBE. As of the date of this Proxy Statement/Prospectus, NCBE and HHFC are not aware of any existing facts or circumstances which would preclude the Merger from qualifying as a pooling of interests.

     The unaudited pro forma financial information contained in this Proxy Statement/Prospectus has been prepared using the pooling of interests accounting method to account for the Merger.

RESALE OF NCBE COMMON

     The shares of NCBE Common issuable pursuant to the Merger will be freely transferable under the Securities Act except for shares issued to any HHFC shareholder who may be deemed to be an "affiliate" of NCBE for purposes of Rule 144 under the Securities Act or an "affiliate" of HHFC for purposes of Rule 145 under the Securities Act. Persons who may be deemed to be affiliates of HHFC or NCBE generally include individuals who, or entities which, control, are controlled by or are under common control with HHFC or NCBE and will include directors and certain officers of HHFC and NCBE and may include principal shareholders of HHFC and NCBE, if any.

     Rules 144 and 145 under the Securities Act will restrict the sale of NCBE Common received in the Merger by affiliates and certain of their family members and related interests. Generally, during the first year following the Effective Time, those persons who are affiliates of HHFC at the time of the Special Meeting, provided they are not affiliates of NCBE at or following the Effective Time, may publicly resell any NCBE Common received by them in the Merger, subject to certain limitations as to, among other things, the amount of NCBE Common sold by them in any three-month period and as to the manner of sale. After the one year period, such affiliates may resell their shares without such restrictions so long as there is adequate current public information with respect to NCBE as required by Rule 144 under the Securities Act.

     The ability of affiliates to resell shares of NCBE Common received in the Merger under Rule 144 or 145 under the Securities Act generally will be subject to NCBE's having satisfied its Exchange Act reporting requirements for specified periods prior to the time of sale. Affiliates also would be permitted to resell shares of NCBE Common received in the Merger that have been registered under the Securities Act or are exempt from the Securities Act registration requirements.

     Guidelines of the Commission regarding qualifying for the pooling of interests method of accounting also limit sales of shares of the acquiring and acquired company by affiliates of either company in a business combination. Guidelines of the Commission indicate further that the pooling of interests method of accounting will generally not be challenged on the basis of sales by affiliates of the acquiring or acquired company if they do not dispose of any of the shares of the corporation they own or shares of a corporation they receive in connection with a merger during the period beginning 30 days before the merger and ending when financial results covering at least 30 days of post-merger operations of the combined entity have been published.

     The Merger Agreement provides that HHFC will obtain and deliver to NCBE an agreement from each person who may reasonably be deemed an affiliate of HHFC providing that such affiliate will not transfer any shares of NCBE Common received in the Merger except in compliance with the Securities Act and in compliance with the requirements described in the preceding paragraph regarding the non-disposition of any shares of HHFC Common or NCBE Common (or any interest therein) during the period commencing 30 days prior to the Effective Time through the date on which financial results covering at least 30 days of combined operations of NCBE and HHFC after the Merger have been published.

     This Proxy Statement/Prospectus does not cover resales of shares of NCBE Common received by any person who may be deemed to be an affiliate of HHFC or NCBE.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Certain members of the HHFC Board of Directors have certain interests in the transactions contemplated by the Merger Agreement that are in addition to their interests as HHFC shareholders, including those referred to below.

     NCBE has agreed to indemnify and hold harmless the present and former directors, officers, employees and agents of HHFC and the Bank against all liabilities arising out of actions or omissions occurring at or prior to the Effective Time to the fullest extent permitted by Indiana law or by the charter documents of HHFC and the Bank, including provisions relating to advancement of expenses in connection with any related legal proceedings. NCBE has also agreed to pay the reasonable costs, including attorneys' fees, that any indemnified person incurs in enforcing the indemnity provisions of the Merger Agreement.

                               SELECTED FINANCIAL DATA

     The following tables present selected unaudited consolidated historical financial data for NCBE. The data presented is derived from the consolidated financial statements of NCBE and should be read in conjunction with the more detailed information and financial statements incorporated by reference in this Proxy Statement/Prospectus. See "WHERE YOU CAN FIND MORE INFORMATION."


                                        NCBE
              (Dollar amounts other than per share data in thousands)

                                               QUARTER ENDED
                                                  MARCH 31,                                YEAR ENDED DECEMBER 31,
                                              ----------------            -------------------------------------------------------
                                              1998        1997            1997         1996         1995         1994        1993
                                              ----        ----            ----         ----         ----         ----        ----
SUMMARY OF OPERATIONS

Net interest income                         $13,903      $12,528         $51,995      $48,606      $44,433      $39,933     $38,010
Provision for loan losses                       229          366           1,891        2,704          399           78         736
                                            ---------------------------------------------------------------------------------------
Net interest income after provision
     for loan losses                         13,674       12,162          50,104       45,902       44,034       39,855      37,274

Noninterest income                            2,714        2,533          10,088        8,606        7,117        5,209       6,707
Noninterest expense                           8,995        7,899          34,390       29,966       28,968       28,644      28,343
                                            ---------------------------------------------------------------------------------------
Income before income taxes                    7,393        6,796          25,802       24,542       22,183       16,420      15,638

Income taxes                                  2,280        2,123           7,451        8,046        7,784        5,668       4,861
                                            ---------------------------------------------------------------------------------------
Net income                                   $5,113       $4,673         $18,351      $16,496      $14,399      $10,752     $10,777
                                            ---------------------------------------------------------------------------------------
                                            ---------------------------------------------------------------------------------------

PER SHARE DATA

Net income
     Basic                                    $0.48        $0.44           $1.72        $1.52        $1.30        $0.97       $0.97
     Diluted                                   0.47         0.43            1.69         1.52         1.30         0.97        0.97
Book value                                    13.93        12.79           13.69        12.12        11.71        10.47       10.23
Cash dividends declared                        0.18         0.15            0.64         0.55         0.40         0.40        0.38

SUMMARY OF FINANCIAL
CONDITION

Total assets                             $1,496,247   $1,227,643      $1,298,260   $1,172,057   $1,081,921   $1,004,160    $993,468
Securities                                  320,679      290,894         279,328      282,894      258,895      268,103     269,098
Loans, net                                1,031,647      835,014         908,387      793,433      730,821      639,485     574,028
Deposits                                  1,158,831      947,488         964,046      913,350      864,136      849,306     844,808
Shareholders' equity                        149,763      129,800         146,803      129,694      130,606      114,750     113,975

SELECTED FINANCIAL RATIOS

Net income to average assets                   0.38%        0.40%           1.47%        1.48%        1.40%        1.09%       1.09%
Net income to average equity                   3.55         3.62           13.42        12.89        11.74         9.39        9.79
Cash dividend payout ratio                    37.85        34.05           36.74        37.05        30.05        36.77       31.65
Average equity to average assets              10.73        10.93           10.98        11.48        11.93        11.59       11.14

Weighted average shares (basic)          10,744,301   10,684,348      10,679,448   10,843,295   11,095,116   11,040,906  11,146,280
Weighted average shares (diluted)        10,893,547   10,803,886      10,832,943   10,843,295   11,095,116   11,040,906  11,146,280

                PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

     The following tables contain unaudited pro forma condensed consolidated financial statements including a balance sheet as of March 31, 1998, and statements of earnings for the three months ended March 31, 1998 and the years ended December 31, 1997, 1996, and 1995. These statements present information for NCBE and on a pro forma combined basis giving effect to the Merger and (A) as of March 31, 1998, for all Other Pooling Acquisitions (as defined under "INFORMATION CONCERNING NCBE" --"Recent Developments") and (B) for all other periods, all Other Pooling Acquisitions except for the acquisitions of Downstate Banking Co. and Commonwealth Commercial Corp., which NCBE intends to account for as immaterial poolings. As further described in "INFORMATION CONCERNING NCBE" -- "Recent Developments," NCBE consummated the Purchase Transactions in the first quarter. The Purchase Transactions are not individually or in the aggregate considered material to NCBE from a financial statement presentation standpoint, and the pro forma data does not include the Purchase Transactions (except to the extent they are reflected in NCBE's first quarter information). The data presented is not necessarily indicative of the results of the future operations of the combined organization or the actual results that would have occurred if the Merger or Other Pooling Acquisitions had been consummated prior to the periods indicated. The data presented should be read in conjunction with the more detailed information and financial statements included herein or incorporated by reference in this Proxy Statement/Prospectus and with the unaudited pro forma financial statements included elsewhere in this Proxy Statement/Prospectus. See "WHERE YOU CAN FIND MORE INFORMATION," "SUMMARY COMPARATIVE HISTORICAL AND COMBINED PER SHARE DATA," "SELECTED FINANCIAL DATA," "INFORMATION CONCERNING HHFC" and "INDEX TO HHFC FINANCIAL STATEMENTS."

                                         NCBE
                    UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                                    MARCH 31, 1998
                        (IN THOUSANDS, OTHER THAN SHARE DATA)


                                                                         NCBE AND
                                                                           OTHER
                                                                          POOLING                         PRO FORMA
                                                             NCBE       ACQUISITIONS         HHFC      ADJUSTMENTS         TOTAL
                                                            -----       ------------       ------     -------------       -------
                      ASSETS
Cash and cash equivalents                                   $44,319         $60,176         $2,344                         $62,520
Time deposits in banks                                        1,391           4,784            626                           5,410
Federal funds sold                                                           18,118          3,850                          21,968
Securities held to maturity                                                   6,881                                          6,881
Securities available for sale                               307,409         437,080         13,500                         450,580
Nonmarketable equity securities                              13,270          16,958            964                          17,922
Loans                                                     1,031,647       1,420,015         85,607                       1,505,622
Premises and equipment                                       35,881          43,690          1,390                          45,080
Intangible assets                                            39,898          42,744              0                          42,744
Other Assets                                                 22,432          29,637          1,239                          30,876
                                                        -----------     -----------     ----------      -----------    -----------

TOTAL ASSETS                                             $1,496,247      $2,080,083       $109,520                      $2,189,603
                                                        -----------     -----------     ----------      -----------    -----------
                                                        -----------     -----------     ----------      -----------    -----------
                    LIABILITIES
Deposits
     Noninterest-bearing                                   $138,591        $225,085        $11,186                        $236,271
     Interest-bearing                                     1,020,240       1,422,742         75,367                       1,498,109
                                                        -----------     -----------     ----------      -----------    -----------
                  Total deposits                          1,158,831       1,647,827         86,553                       1,734,380
                                                        -----------     -----------     ----------      -----------    -----------
Short-term borrowings                                        51,516          57,657            295                          57,952
Other borrowings                                             84,991         109,644         10,441                         120,085
Guaranteed preferred beneficial interests in the
     Corporation's subordinated debenture                    34,500          34,500                                         34,500
Dividends payable                                             1,935           1,935                                          1,935
Deferred income taxes                                         4,109           4,241                                          4,241
Other liabilities                                            10,602          15,544            821                          16,365
                                                        -----------     -----------     ----------      -----------    -----------

TOTAL LIABILITIES                                         1,346,484       1,871,348         98,110                       1,969,458
                                                        -----------     -----------     ----------      -----------    -----------

Common stock owned by ESOP subject to put options                                            4,186        (4,186) (1)

                    EQUITY
Class A nonvoting preferred                                                     361                         (361) (2)
Class B nonvoting preferred                                                       9                           (9) (2)
Common stock                                                 10,752          17,862            149           370  (2)       18,381
Treasury stock                                                               (2,103)          (292)        2,395  (3)
Capital surplus                                              79,969          89,082          3,418                          92,500
Unearned ESOP shares                                                            (63)          (295)                           (358)
Retained earnings                                            56,036          99,840          8,200        (2,395) (3)      105,645
Common stock owned by ESOP subject
     to put redemption                                                                     (4,186)          4,186 (1)
Unrealized gain on securities available for
sale                                                          3,006           3,747            230                           3,977
                                                        -----------     -----------     ----------      -----------    -----------

TOTAL EQUITY                                                149,763         208,735          7,224          4,186          220,145
                                                        -----------     -----------     ----------      -----------    -----------
TOTAL LIABILITIES AND EQUITY                             $1,496,247      $2,080,083       $109,520              0       $2,189,603
                                                        -----------     -----------     ----------      -----------    -----------
                                                        -----------     -----------     ----------      -----------    -----------


Proforma adjustment explanations:
(1) Shares of HHFC Common held by the ESOP subject to the put option will be exchanged for shares of NCBE Common. The ESOP will be terminated and the NCBE Common will be distributed to the participants.
(2) Preferred stock issued by Community First Financial, Inc. will be exchanged for 79,916 shares of NCBE Common.
(3) Reflects the retirement of treasury shares reflected on the financial statements of HHFC, 1st Bancorp Vienna, Inc. and Illinois One Bancorp, Inc.

                                         NCBE
                UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF EARNINGS
                        FOR THREE MONTHS ENDED MARCH 31, 1998
                        (IN THOUSANDS, OTHER THAN SHARE DATA)

                                                                            NCBE AND
                                                                             OTHER
                                                                            POOLING
                                                             NCBE         ACQUISITIONS       HHFC            TOTAL
                                                           -------       --------------    --------        ---------
INTEREST INCOME
Interest and fees on loans                                  $21,656           $31,240       $1,905          $33,145
Interest and dividends on securities                          4,057             5,692          241            5,933
Interest on federal funds sold                                   37               283           41              324
Interest on other income                                         50               130                           130
                                                         ----------        ----------     ----------     ------------
   TOTAL INTEREST INCOME                                     25,800            37,345        2,187           39,532
                                                         ----------        ----------     ----------     ------------

INTEREST EXPENSE
Interest on deposits                                         10,047            14,872          910           15,782
Interest on short-term borrowings                             1,850             1,870            8            1,878
Interest on other borrowings                                                      388          163              551
                                                         ----------        ----------     ----------     ------------
   TOTAL INTEREST EXPENSE                                    11,897            17,130        1,081           18,211
                                                         ----------        ----------     ----------     ------------
NET INTEREST INCOME                                          13,903            20,215        1,106           21,321

Provision for loan losses                                       229               359           45              404
                                                         ----------        ----------     ----------     ------------
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES          13,674            19,856        1,061           20,917
                                                         ----------        ----------     ----------     ------------

NONINTEREST INCOME
Trust income                                                    483               483                           483
Service charges on deposit accounts                           1,081             1,675           54            1,729
Other service charges and fees                                                     47                            47
Securities gains (losses)                                        68                60            5               65
Other                                                         1,082             1,652           51            1,703
                                                         ----------        ----------     ----------     ------------
   TOTAL NONINTEREST INCOME                                   2,714             3,917          110            4,027
                                                         ----------        ----------     ----------     ------------

NONINTEREST EXPENSE
Salaries, wages, and other employee benefits                  4,768             6,828          562            7,390
Occupancy expense                                             1,276             1,743          180            1,923
Other                                                         2,951             4,493          178            4,671
                                                         ----------        ----------     ----------     ------------
   TOTAL NONINTEREST EXPENSE                                  8,995            13,064          920           13,984
                                                         ----------        ----------     ----------     ------------
INCOME BEFORE INCOME TAXES                                    7,393            10,709          251           10,960

Income tax expense                                            2,280             3,186           99            3,285
                                                         ----------        ----------     ----------     ------------

NET INCOME                                                   $5,113            $7,523         $152           $7,675
                                                         ----------        ----------     ----------     ------------
                                                         ----------        ----------     ----------     ------------
Earnings per share:
   Basic                                                      $0.48             $0.49                         $0.48
   Diluted                                                    $0.47             $0.49                         $0.47

Weighted shares:
   Basic                                                 10,744,301        15,261,245                    16,036,870
   Diluted                                               10,893,547        15,410,491                    16,186,116


                                         NCBE
                UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF EARNINGS
                        FOR THREE MONTHS ENDED MARCH 31, 1997
                        (IN THOUSANDS, OTHER THAN SHARE DATA)


                                                                                       NCBE AND
                                                                                        OTHER
                                                                                       POOLING
                                                                      NCBE           ACQUISITIONS          HHFC             TOTAL
                                                                    --------        --------------       --------         ---------
INTEREST INCOME
Interest and fees on loans                                           $18,103            $26,230            $1,756          $27,986
Interest and dividends on securities                                   4,282              5,856               306            6,162
Interest on federal funds sold                                            39                236                14              250
Interest on other income                                                  48                123                                123
                                                                    ---------         ---------          --------         ---------
   TOTAL INTEREST INCOME                                              22,472             32,445             2,076           34,521
                                                                    ---------         ---------          --------         ---------
INTEREST EXPENSE
Interest on deposits                                                   8,436             12,580               879           13,459
Interest on other borrowings                                           1,508              1,851               149            2,000
                                                                    ---------         ---------          --------         ---------
   TOTAL INTEREST EXPENSE                                              9,944             14,431             1,028           15,459
                                                                    ---------         ---------          --------         ---------
Provision for loan losses                                                366                595                38              633
                                                                    ---------         ---------          --------         ---------

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES                   12,162             17,419             1,010           18,429
                                                                    ---------         ---------          --------         ---------

NONINTEREST INCOME
Trust income                                                             429                436                                436
Service charges on deposit accounts                                      918              1,500                51            1,551
Securities gains (losses)                                                469                476                 6              482
Other                                                                    717                944                40              984
                                                                    ---------         ---------          --------         ---------
   TOTAL NONINTEREST INCOME                                            2,533              3,356                97            3,453
                                                                    ---------         ---------          --------         ---------
NONINTEREST EXPENSE
Salaries, wages, and other employee benefits                           4,557              6,347               493            6,840
Occupancy expense                                                      1,088              1,478               148            1,626
Other                                                                  2,254              3,411               119            3,530
                                                                    ---------         ---------          --------         ---------
   TOTAL NONINTEREST EXPENSE                                           7,899             11,236               760           11,996
                                                                    ---------         ---------          --------         ---------

INCOME BEFORE INCOME TAXES                                             6,796              9,539               347            9,886

Income tax expense                                                     2,123              2,942               132            3,074
                                                                    ---------         ---------          --------         ---------
NET INCOME                                                            $4,673             $6,597              $215           $6,812
                                                                    ---------         ---------          --------         ---------
                                                                    ---------         ---------          --------         ---------

Earnings per share:
   Basic                                                               $0.44              $0.44                               $0.43
   Diluted                                                             $0.43              $0.44                               $0.43

Weighted shares:
   Basic                                                          10,684,348         14,894,960                          15,670,585
   Diluted                                                        10,803,886         15,014,498                          15,790,123


                                         NCBE
                UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF EARNINGS
                           FOR YEAR ENDED DECEMBER 31, 1997
                        (IN THOUSANDS, OTHER THAN SHARE DATA)

                                                                                      NCBE AND
                                                                                       OTHER
                                                                                      POOLING
                                                                      NCBE           ACQUISITIONS           HHFC           TOTAL
                                                                   ---------        --------------       ---------       ---------
INTEREST INCOME
Interest and fees on loans:
   Taxable                                                           $77,215           $111,354            $7,345         $118,699
   Tax-exempt                                                            924                924                                924
Interest and dividends on securities:
   Taxable                                                             8,775             14,492               318           14,810
   Tax-exempt                                                          8,282              9,556               446           10,002
Interest on federal funds sold                                           218                941                65            1,006
Interest on other income                                                 214                252               318              570
                                                                   ----------       -----------          ---------       ----------
   TOTAL INTEREST INCOME                                              95,628            137,519             8,492          146,011
                                                                   ----------       -----------          ---------       ----------

INTEREST EXPENSE
Interest on deposits                                                  36,118             53,175             3,572           56,747
Interest on short-term borrowings                                      3,165              3,198                59            3,257
Interest on other borrowings                                           4,350              6,219               595            6,814
                                                                   ----------       -----------          ---------       ----------
   TOTAL INTEREST EXPENSE                                             43,633             62,592             4,226           66,818
                                                                   ----------       -----------          ---------       ----------

NET INTEREST INCOME                                                   51,995             74,927             4,266           79,193
Provision for loan losses                                              1,891              2,538               150            2,688
                                                                   ----------       -----------          ---------       ----------

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES                   50,104             72,389             4,116           76,505
                                                                   ----------       -----------          ---------       ----------
NONINTEREST INCOME
Trust income                                                           1,927              1,927                              1,927
Service charges on deposit accounts                                    3,981              6,169               218            6,387
Other service charges and fees                                         2,631              2,770                              2,770
Securities gains (losses)                                                794                793                11              804
Other                                                                    755              1,653               231            1,884
                                                                   ----------       -----------          ---------       ----------
   TOTAL NONINTEREST INCOME                                           10,088             13,312               460           13,772
                                                                   ----------       -----------          ---------       ----------

NONINTEREST EXPENSE
Salaries, wages, and other employee benefits                          19,479             26,986             2,254           29,240
Occupancy expense                                                      4,611              6,266               555            6,821
Other                                                                 10,300             15,278               520           15,798
                                                                   ----------       -----------          ---------        ----------
   TOTAL NONINTEREST EXPENSE                                          34,390             48,530             3,329           51,859
                                                                   ----------       -----------          ---------       ----------

INCOME BEFORE INCOME TAXES                                            25,802             37,171             1,247           38,418
Income tax expense                                                     7,451             10,997               477           11,474
                                                                   ----------       -----------          ---------       ----------

NET INCOME                                                           $18,351            $26,174              $770          $26,944
                                                                   ----------       -----------          ---------       ----------
                                                                   ----------       -----------          ---------       ----------

Earnings per share:
   Basic                                                               $1.72              $1.70                              $1.72
   Diluted                                                             $1.69              $1.68                              $1.70
Weighted shares:
   Basic                                                          10,679,448         14,890,060                         15,665,685
   Diluted                                                        10,832,943         15,043,555                         15,819,180


                                        NCBE
               UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF EARNINGS
                          FOR YEAR ENDED DECEMBER 31, 1996
                        (IN THOUSANDS, OTHER THAN SHARE DATA)

                                                                                    NCBE AND
                                                                                      OTHER
                                                                                     POOLING
                                                                       NCBE        ACQUISITIONS             HHFC              TOTAL
                                                                     --------     --------------          -------          ---------
INTEREST INCOME
Interest and fees on loans:
   Taxable                                                           $69,372           $100,203            $6,625           $106,828
   Tax-exempt                                                            695                695                                  695
Interest and dividends on securities:
   Taxable                                                            11,069             16,747               288             17,035
   Tax-exempt                                                          4,887              6,054               508              6,562
Interest on federal funds sold                                           253                817               125                942
Interest on other income                                                 273                602               347                949
                                                                   ---------         ----------         ---------          ---------
   TOTAL INTEREST INCOME                                              86,549            125,118             7,893            133,011
                                                                   ---------         ----------         ---------          ---------
INTEREST EXPENSE
Interest on deposits                                                  33,041             48,756             3,595             52,351
Interest on short-term borrowings                                      2,277              2,296                85              2,381
Interest on other borrowings                                           2,625              4,372               282              4,654
                                                                   ---------         ----------         ---------          ---------
   TOTAL INTEREST EXPENSE                                             37,943             55,424             3,962             59,386
                                                                   ---------         ----------         ---------          ---------
NET INTEREST INCOME                                                   48,606             69,694             3,931             73,625

Provision for loan losses                                              2,704              3,546               150              3,696
                                                                   ---------         ----------         ---------          ---------
Net interest income after provision for loan losses                   45,902             66,148             3,781             69,929
                                                                   ---------         ----------         ---------          ---------

NONINTEREST INCOME
Trust income                                                           1,748              1,818                 0              1,818
Service charges on deposit accounts                                    3,650              5,870               180              6,050
Other service charges and fees                                         2,358              2,581                 0              2,581
Securities gains (losses)                                                 42                 18                 3                 21
Other                                                                    808              1,500               184              1,684
                                                                   ---------         ----------         ---------          ---------
   TOTAL NONINTEREST INCOME                                            8,606             11,787               367             12,154
                                                                   ---------         ----------         ---------          ---------

NONINTEREST EXPENSE
Salaries, wages, and other employee benefits                          16,694             23,882             1,954             25,836
Occupancy expense                                                      4,338              6,056               462              6,518
Other                                                                  8,934             13,663               480             14,143
                                                                   ---------         ----------         ---------          ---------
   Total noninterest expense                                          29,966             43,601             2,896             46,497
                                                                   ---------         ----------         ---------          ---------

INCOME BEFORE INCOME TAXES                                            24,542             34,334             1,252             35,586
Income tax expense                                                     8,046             10,961               357             11,318
                                                                   ---------         ----------         ---------          ---------

NET INCOME                                                           $16,496            $23,373              $895            $24,268
                                                                   ---------         ----------         ---------          ---------
                                                                   ---------         ----------         ---------          ---------
Earnings per share:
   Basic                                                               $1.52              $1.55                                $1.53
   Diluted                                                             $1.52              $1.55                                $1.53

Weighted shares:
   Basic                                                          10,843,295         15,053,907                           15,829,532
   Diluted                                                        10,843,295         15,053,907                           15,829,532

                                       34

                                                NCBE
                         UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF EARNINGS
                                    FOR YEAR ENDED DECEMBER 31, 1995
                                  (IN THOUSANDS, OTHER THAN SHARE DATA)


                                                                                  NCBE AND
                                                                                   OTHER
                                                                                  POOLING
                                                                   NCBE         ACQUISITIONS             HHFC             TOTAL
                                                                  -------       ------------            ------           -------
INTEREST INCOME
Interest and fees on loans:
   Taxable                                                        $61,615            $89,809            $6,040           $95,849
   Tax-exempt                                                         693                693                                 693
Interest and dividends on securities:
   Taxable                                                         12,226             16,597               666            17,263
   Tax-exempt                                                       2,859              5,299               517             5,816
Interest on federal funds sold                                        855              1,360                87             1,447
Interest on other income                                              596                820                                 820
                                                                  -------       ------------            ------           -------
   TOTAL INTEREST INCOME                                           78,844            114,578             7,310           121,888
                                                                  -------       ------------            ------           -------

INTEREST EXPENSE
Interest on deposits                                               32,291             46,628             3,275            49,903
Interest on short-term borrowings                                   1,218              1,218               183             1,401
Interest on other borrowings                                          902              2,247               116             2,363
                                                                  -------       ------------            ------           -------
   TOTAL INTEREST EXPENSE                                          34,411             50,093             3,574            53,667
                                                                  -------       ------------            ------           -------

Net interest income                                                44,433             64,485             3,736            68,221
Provision for loan losses                                             399                988               150             1,138
                                                                  -------       ------------            ------           -------

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES                44,034             63,497             3,586            67,083
                                                                  -------       ------------            ------           -------
NONINTEREST INCOME
Trust income                                                        1,503              1,608                               1,608
Service charges on deposit accounts                                 2,959              5,107               167             5,274
Other service charges and fees                                      1,814              1,973                               1,973
Securities gains (losses)                                              26                 27                10                37
Other                                                                 815              1,589               113             1,702
                                                                  -------       ------------            ------           -------
   TOTAL NONINTEREST INCOME                                         7,117             10,304               290            10,594
                                                                  -------       ------------            ------           -------

NONINTEREST EXPENSE
Salaries, wages, and other employee benefits                       16,577             23,944             1,809            25,753
Occupancy expense                                                   4,062              5,449               488             5,937
Other                                                               8,329             12,889               516            13,415
                                                                  -------       ------------            ------           -------
   Total noninterest expense                                       28,968             42,292             2,813            45,105
                                                                  -------       ------------            ------           -------

INCOME BEFORE INCOME TAXES                                         22,183             31,509             1,063            32,572
Income tax expense                                                  7,784             10,686               328            11,014
                                                                  -------       ------------            ------           -------

NET INCOME                                                        $14,399            $20,823              $735           $21,558
                                                                  -------       ------------            ------           -------
                                                                  -------       ------------            ------           -------

Earnings per share:
   Basic                                                            $1.30              $1.36                               $1.34
   Diluted                                                          $1.30              $1.36                               $1.34

Weighted shares:
   Basic                                                       11,095,116         15,305,728                          16,081,353
   Diluted                                                     11,095,116         15,305,728                          16,081,353

                        COMPARATIVE STOCK PRICES AND DIVIDENDS

     Shares of NCBE Common are traded on the Nasdaq National Market tier of the Nasdaq Stock Market under the symbol "NCBE". The following table sets forth the high and low sales prices of NCBE Common and cash dividends declared for the periods indicated. Prices and dividends have been adjusted to reflect stock dividends and splits. There is no established public trading market for the shares of HHFC Common. Management of HHFC is not aware of any transactions involving HHFC Common during the past two years.

                                               NCBE COMMON                                              HHFC COMMON
                                 ------------------------------------------                --------------------------------------
                                                                    CASH                                                  CASH
                                                                  DIVIDENDS                                             DIVIDENDS
                                  LOW              HIGH           DECLARED                 LOW (1)         HIGH (1)     DECLARED
                                  ---              ----           --------                 ---             ----         --------
1996
First Quarter                   $21.54           $27.10            $0.11                   N/A              N/A                0
Second Quarter                   25.17            26.76             0.14 1/2               N/A              N/A         0.18 1/2
Third Quarter                    25.17            26.42             0.15 1/2               N/A              N/A                0
Fourth Quarter                   25.40            28.57             0.15                   N/A              N/A         0.18 1/2

1997
First Quarter                    27.86            32.26             0.15 1/4               N/A              N/A                0
Second Quarter                   30.24            40.24             0.15 1/4               N/A              N/A             0.27
Third Quarter                    38.57            41.67             0.15 1/4               N/A              N/A                0
Fourth Quarter                   40.00            51.19             0.18                   N/A              N/A             0.27

1998
First Quarter                    38.50            45.50             0.18                   N/A              N/A             0.00
Second Quarter                   37.00            45.00             0.18                   N/A              N/A             0.27
Third Quarter (2)                                                   --                     N/A              N/A             --

____________
(1) There is no established public trading market for HHFC Common. The market (to the extent one can be said to exist) for HHFC Common has generally been one local to the Ripley County, Indiana area. Trading of HHFC Common has been conducted primarily through private transactions and transfers within families or estates. Price information for these private transactions has not been made available to HHFC.
(2)  Through August 7, 1998.

     On April 20, 1998, the last trading day before the public announcement of the proposed acquisition, the closing sale price of NCBE Common, was $42.875 per share. Based upon the per share price of NCBE Common on such date, the equivalent per share price of HHFC Common would have been $75.19. The equivalent per share price for HHFC Common is calculated by multiplying the specified closing sale price of NCBE Common by the number of shares of NCBE Common to be issued for each share of HHFC Common in the Merger. The foregoing illustration assumes that each share of HHFC Common was converted into
1.7537 shares of NCBE Common.

     On August 7, 1998, the closing sale price of NCBE Common was $36.75 per share. Based on the per share price of NCBE Common on such date, the equivalent per share price for HHFC Common would have been $64.45, assuming that each share of HHFC Common was converted into 1.7537 shares of NCBE Common.

     As of July 31, 1998, there were 2,227 and 138 holders of record of NCBE Common and HHFC Common, respectively.

     Both NCBE and HHFC depend upon dividends from their financial institution subsidiaries to pay dividends to their shareholders. The ability of the financial institution subsidiaries to pay such dividends is limited by applicable banking laws and regulations.

     Shareholders of HHFC are advised to obtain current market quotations for NCBE Common.

                             INFORMATION CONCERNING NCBE

BUSINESS

     NCBE was organized in 1985 to act as a bank holding company for The National City Bank of Evansville ("NCB"), which remains NCBE's principal banking subsidiary. As of July 30, 1998, NCBE owned 13 commercial banks (including
NCB), one savings bank, a leasing subsidiary and a property management company. As of March 31, 1998, NCBE had total consolidated assets of $1.5 billion, total loans of $1.0 billion, total deposits of $1.2 billion and total shareholders' equity of $149.8 million. As of July 30, NCBE's financial institution subsidiaries provide a wide range of banking services from 47 locations in the tri-state area of Indiana, Kentucky, and Illinois surrounding Evansville, Indiana.

RECENT DEVELOPMENTS

     The following is a brief description of the three acquisitions that NCBE has completed since December 31, 1997:

     MAYFIELD BRANCH. On January 8, 1998, NCBE's subsidiary, First Kentucky Bank, through an affiliate acquired the Mayfield, Kentucky Branch of Republic Bank & Trust Company. First Kentucky Bank assumed deposit liabilities of $65.7 million in consideration of a deposit premium of $4.6 million. First Kentucky Bank also purchased the office facility and certain loans of the branch.

     BANK OF ILLINOIS IN MT. VERNON. On March 6, 1998, NCBE acquired Vernois Bancshares, Inc., the holding company for Bank of Illinois in Mt. Vernon ("BOI"), an Illinois banking corporation with three offices in Mount Vernon, Illinois. NCBE paid $27.5 million in cash for all of the outstanding stock of the holding company. As of December 31, 1997, BOI had total assets of $163.5 million, net loans of $109.3 million and total deposits of $127.7 million. The acquisition was accounted for using the purchase method of accounting and the results of operations of BOI will be included in NCBE's consolidated results of operations from the date of acquisition.

     ILLINOIS ONE BANK, NATIONAL ASSOCIATION. On May 31, 1998, NCBE acquired Illinois One Bancorp., Inc. ("IOBI"), the holding company for Illinois One Bank, National Association ("IOB"), a national banking association with offices in Shawneetown, Elizabethtown and Golconda, Illinois. NCBE issued 572,737 shares of NCBE Common in the transaction. As of March 31, 1998, IOB had total assets of $87.8 million, and total shareholders' equity of $10.9 million.

     The following is a brief description of seven pending acquisitions (together with the IOBI acquisition, the "Other Pooling Acquisitions"):

     TRIGG COUNTY FARMERS BANK. NCBE is a party to an Agreement and Plan of Merger dated February 11, 1998, with Trigg Bancorp, Inc. ("TBI"), the holding company for Trigg County Farmers Bank ("TCFB"), a Kentucky banking corporation, which has three offices in Cadiz, Kentucky. The agreement relates to the acquisition of TBI in a merger transaction in which up to 736,278 shares of NCBE Common would be issued. As of March 31, 1998, TCFB had total assets of $97.4 million and total shareholders equity of $8.6 million. The acquisition is expected to qualify for the pooling of interests method of accounting.
The parties expect to close the merger in the third quarter of 1998.

     COMMUNITY FIRST BANK OF KENTUCKY AND COMMUNITY FIRST BANK, N.A. NCBE is a party to an Agreement and Plan of Merger dated March 9, 1998, with Community First Financial, Inc. ("CFF"), the holding company for Community First Bank of Kentucky, a Kentucky banking corporation, which has two offices in Warsaw and Dry Ridge, Kentucky, and Community First Bank, National Association, a national banking association, which has six offices in Maysville, May's Lick and Mount Olivet, Kentucky and Aberdeen and Ripley, Ohio. The agreement relates to the acquisition of CFF in a merger transaction in which up to 1,441,862 shares of NCBE Common would be issued to shareholders of CFF. As of March 31, 1998, CFF's subsidiary banks had total assets of $135.2 million and total shareholders' equity of $12.7 million. The acquisition is expected to qualify for the pooling of interests method of accounting. The parties expect to close the merger in the third quarter of 1998.

     FIRST STATE BANK OF VIENNA. NCBE is a party to an Agreement and Plan of Merger dated May 21, 1998 with 1st Bancorp Vienna, Inc. ("Bancorp"), the holding company for First State Bank of Vienna ("FSBV"), an Illinois banking corporation with a single office in Vienna, Illinois. The agreement relates to the acquisition of Bancorp in a transaction in which Bancorp would be merged into NCBE, FSBV would be merged into IOB, and approximately 264,000 shares of NCBE Common would be issued. As of March 31, 1998, FSBV had total assets of $39.5 million and total shareholders equity of $5.0 million. The acquisition is subject to regulatory approval and the approval of shareholders of Bancorp. The acquisition is expected to qualify for the pooling of interests method of accounting. The parties expect to close the merger in the third or fourth quarter of 1998.

     PRINCETON FEDERAL BANK, fsb. NCBE is a party to an Agreement and Plan of Reorganization dated May 22, 1998 with Princeton Federal Bank, fsb ("PFB"), a federal savings bank, with a single office in Princeton, Kentucky. The agreement relates to the acquisition of PFB in a transaction in which PFB would merge with an interim subsidiary of NCBE, and approximately 201,000 shares of NCBE Common would be issued. As of March 31, 1998, PFB had total assets of $32.3 million and total shareholders equity of $4.4 million. The acquisition is subject to regulatory approval and the approval of shareholders of PFB. The acquisition is expected to qualify for the pooling of interests method of accounting. The parties expect to close the merger in the third or fourth quarter of 1998.

     BANK OF CRITTENDEN. NCBE is a party to an Agreement and Plan of Merger dated June 30, 1998 with Commonwealth Commercial Corp. ("CCC"), the holding company for Bank of Crittenden ("BC"), a Kentucky banking corporation with a single office in Crittenden, Kentucky. The agreement relates to the acquisition of CCC in a merger transaction in which approximately 209,000 shares of NCBE Common would be issued. As of March 31, 1998, BC had total assets of $25.9 million, net loans of $18.4 million, total deposits of $22.1 million and total shareholders' equity of $2.6 million. The acquisition is subject to the approval of the Federal Reserve. The acquisition is expected to qualify for the pooling of interests method of accounting. The parties expect the merger to close in the fourth quarter of 1998.

     DOWNSTATE NATIONAL BANK. NCBE is a party to an Agreement and Plan of Merger dated July 9, 1998, with Downstate Banking Co. ("DBC"), the holding company for Downstate National Bank ("DNB"), which has one office in Brookport, Illinois. The agreement relates to the acquisition of DBC in a merger transaction in which approximately 101,250 shares of NCBE Common would be issued. DNB would concurrently merge into and become a branch of NCBE's subsidiary, Illinois One Bank, National Association. As of March 31, 1998, DNB had total assets of $21.9 million, net loans of $12.7 million, total deposits of $19.6 million and total shareholders' equity of $2.0 million. The acquisition is subject to the approval of the Office of the Comptroller of the Currency.
The acquisition is expected to qualify for the pooling of interests method of accounting. The parties expect to close the merger in the fourth quarter of 1998.

     THE PROGRESSIVE BANK, NATIONAL ASSOCIATION. NCBE is party to an Agreement and Plan of Merger dated July 14, 1998, with Progressive Bancshares, Inc. ("PBI"), the holding company for The Progressive Bank, National Association ("TPB"), which has four offices in Lexington, Lawrenceburg and Owingsville, Kentucky. The agreement relates to the acquisition of PBI in a merger transaction in which approximately 975,700 shares of NCBE Common would be issued. As of March 31, 1998, TPB had total assets of $142.9 million, net loans of $114.5 million, total deposits of $125.7 million, and total shareholders' equity of $11.1 million. The acquisition is subject to regulatory approval and the approval of the shareholders of PBI. The acquisition is expected to qualify for the pooling of interest method of accounting. The parties expect to close the merger in the fourth quarter of 1998.

     The following is a description of a recent securities offering:

     TRUST PREFERRED OFFERING. On March 30, 1998, NCBE Capital Trust I (the "Trust"), an affiliate of NCBE, completed a $34.5 million public offering of its cumulative trust preferred securities. The Trust used the proceeds of the public offering and funds from NCBE to purchase $35.6 million principal amount of subordinated debentures to be issued by NCBE. NCBE used the net proceeds from the sale of its subordinated debentures to repay indebtedness incurred in the acquisitions of BOI discussed above.

YEAR 2000 ISSUE

     The Year 2000 poses a unique set of challenges to industries reliant on information technology. As a result of methods employed by early programmers, many software applications and operational programs may be unable to distinguish the year 2000 from the year 1900. If not effectively addressed, this problem could result in the production of inaccurate data, or, in the worst cases, the inability of the systems to continue to function altogether. Financial institutions are particularly vulnerable due to the industry's dependence on electronic data processing systems.

     NCBE is committed to a plan for achieving Year 2000 compliance. Management believes that the expenditures required to bring systems into compliance will not have a materially adverse effect on NCBE's performance. However, the Year 2000 problem is pervasive and complex and can potentially affect any computer process. Accordingly, no assurance can be given that Year 2000 compliance can be achieved without additional unanticipated expenditures and uncertainties that might affect future financial results.

     NCBE and its banking subsidiaries are subject to examination with respect to their Year 2000 compliance by various state and federal agencies, including the Federal Reserve Board, the Comptroller of the Currency, the Office of Thrift Supervision, the Federal Deposit Insurance Corporation, and state banking agencies. If NCBE does not maintain at least its current "satisfactory" rating with respect to its Year 2000 compliance efforts, regulatory applications seeking approval of acquisitions or such approvals may be deferred until the rating becomes satisfactory or approvals may only be given subject to additional conditions. While management expects to devote sufficient corporate resources to satisfy regulatory concerns in this area, there can be no assurance thereof.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth the number of shares of NCBE Common beneficially owned as of the Record Date by (i) each person or group of persons known to NCBE to be the beneficial owner of more than five percent (5%) of the issued and outstanding shares of NCBE Common and (ii) each director and executive officer of NCBE. Also set forth below is such information adjusted for the Merger (assuming the issuance of 775,625 shares of NCBE Common). Except as otherwise noted, each person or group identified below holds sole voting and sole investment power with respect to the shares identified as beneficially owned.


                          BENEFICIAL OWNERSHIP     BENEFICIAL OWNERSHIP
                           PRIOR TO THE MERGER       AFTER THE MERGER
                          --------------------     -------------------
  NAME                     SHARES     PERCENT       SHARES    PERCENT
--------                  --------   ---------     --------  ---------
Janice L. Beesley          60,734 (1)      *          60,734        *
Michael F. Elliott        340,895 (2)   3.0%         340,895     2.8%
Susanne R. Emge            24,580 (3)      *          24,580        *
Donald G. Harris           12,095          *          12,095        *
H. Ray Hoops                1,015          *           1,015        *
Robert A. Keil             57,443 (4)      *          57,443        *
John D. Lippert            71,797 (5)      *          71,797        *
Ronald G. Reherman          9,105 (6)      *           9,105        *
Curtis D. Ritterling        2,651 (7)                  2,651
Laurence R. Steenberg      29,402 (8)      *          29,402        *
Richard F. Welp             4,154 (9)                  4,154
Stephen C. Byelick, Jr.       216 (7)      *             216        *
All directors and
executive officers
as a group (12 persons)   613,901 (10)  5.4%          613,901     5.0%


_______________
*    Less than 1%.
(1) Includes 28,218 shares with sole voting and investment power, 28,106 shares with sole voting and investment power by spouse and 4,410 shares that may be purchased pursuant to options exercisable within 60 days.
(2)  Includes 251,813 shares with sole voting and investment power;
     19,262 shares with shared voting and investment power with spouse;
     20,819 shares with sole voting and investment power by spouse; and 3,248 shares held by a trust with shared voting and investment power; and 45,753 shares subject to options exercisable within 60 days.
(3) Includes 2,028 shares with sole voting and investment power; 14,899 shares with shared voting and investment power with spouse; and 7,658 shares with sole voting and investment power by spouse.
(4) Includes 11,720 shares with shared voting and investment powers with spouse; and 45,753 shares subject to options exercisable within 60 days.
(5) Includes 15,695 shares with sole voting and investment power; 8,274 shares with sole voting and investment power by spouse; and 47,828 shares subject to options exercisable within 60 days.
(6) Includes 3,401 shares with sole voting and investment power; and 5,704 shares with shared voting and investment power with spouse.
(7)  Shares voting and investment power for all shares with spouse.
(8) All shares are held in trust for a limited partnership of which Mr. Steenberg is a general partner with sole voting and investment power.
(9) Includes 1,960 shares with sole voting and investment power; and 2,194 shares with shared voting and investment power with spouse.
(10) Includes 143,744 shares subject to options exercisable within 60 days.

                               INFORMATION CONCERNING
                        HOOSIER HILLS FINANCIAL CORPORATION


BUSINESS

     Hoosier Hills Financial Corporation was incorporated under the laws of the State of Indiana on December 2, 1982 to serve as a bank holding company for The Ripley County Bank. The Bank is a state chartered bank that commenced business in 1887. The business of HHFC consists solely of the ownership, supervision and control of the Bank. The Bank has three locations. Its main banking office is in Osgood, Indiana, with branches in Versailles, Indiana and Milan, Indiana. As of March 31, 1998, HHFC had, on a consolidated basis, total assets of $109.5 million, loans net of the allowance for loan losses of $85.6 million, total deposits of $86.6 million and total stockholders equity of $11.4 million. The Bank employs 47 full time employees and 2 part-time employees.

     The Bank is a full-service community bank that offers banking services to commercial and residential customers mostly in Ripley and surrounding counties in southern Indiana. Such banking services include commercial, real estate, and installment loans; checking, savings and time deposit accounts; and trust services. The lending portion of the Bank's business relates primarily to the activities of small to medium-sized businesses and local residents.

     The Bank is subject to competition from other financial institutions in its principal service area, such as commercial banks and one savings and loan association.

     HHFC is subject to supervision, regulation, and examination by the Federal Reserve Board, and the Bank is subject to supervision, regulation, and examination by the Indiana Department of Financial Institutions and the Federal Deposit Insurance Corporation. The deposits of the Bank are primarily insured by the Bank Insurance Fund (BIF) of the Federal Deposit Insurance Corporation.

     In the following pages, statistical information about HHFC is presented. Such information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements of HHFC included elsewhere herein.

SELECTED FINANCIAL DATA OF HHFC

     The selected consolidated data as of and for the two years ended December 31, 1997 and 1996 have been derived from financial statements audited by independent public accountants, whose reports can be found elsewhere in this Prospectus/Proxy Statement. This data should be read in conjunction with HHFC's Consolidated Financial Statements and the Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations."


                                       FOR THE THREE MONTHS ENDED        FOR THE YEAR ENDED
                                                MARCH 31,                    DECEMBER 31,
                                      ----------------------------   --------------------------
  (DOLLAR AMOUNTS OTHER THAN
  PER SHARE DATA IN THOUSANDS)           1998           1997            1997          1996
                                      -----------    -----------      ----------   ----------
  Net interest income                 $     1,105    $     1,048      $    4,266   $    3,931
  Provision for loan losses                    45             37             150          150
                                      -----------    -----------      ----------   ----------
  Net interest income after
    provision for loan losses               1,060          1,011           4,116        3,781
   Noninterest income                         110             97             460          367
   Noninterest expense                        918            718           3,329        2,896
                                      -----------    -----------      ----------   ----------
  Income before income tax expense            251            390           1,247        1,252
  Income tax expense                           99            132             477          357
                                      -----------    -----------      ----------   ----------
  Net income                          $       152    $       258      $      770   $      895
                                      -----------    -----------      ----------   ----------
                                      -----------    -----------      ----------   ----------

       PER COMMON SHARE
  Net income - basic                  $      0.38    $      0.69      $     2.00   $     2.46
  Cash dividends declared                    0.00           0.00            0.54         0.37
  Book value                                28.63          27.17           28.27        26.41

                   TOTALS
  Loans                               $    86,538    $    81,528      $   87,289      $80,647
  Allowance for loan losses                   931            892             909          905
  Securities                               14,466         16,994          14,325       18,507
  Total assets                            109,547        102,701         108,905      106,370
  Deposits                                 86,553         82,044          85,698       86,518
  Stockholders' equity                     11,411         10,141          11,140        9,857

    SELECTED FINANCIAL RATIOS
  Net income to average assets               0.56%          1.00%           0.73%        0.90%
  Net income to average equity               5.38          10.28            7.16         9.56
  Cash dividend payout ratio                 0.00           0.00           27.00        15.04
  Average equity to average assets          10.41           9.65           10.19         9.44
  Tangible equity to tangible assets        10.38          10.11           10.25         9.84
  Total capital to risk weighted assets     16.83          16.81           16.48        16.22

                 OTHER DATA
  Weighted average shares                 396,321        373,245         383,658      363,681
  Risk weighted assets                     72,341         67,724          72,648       68,099


OTHER INFORMATION

     DISTRIBUTION OF AVERAGE ASSETS, LIABILITIES AND STOCKHOLDERS' EQUITY, AND INTEREST RATES. The following table shows the condensed average balance sheets for the periods presented and the percentage of each principal category of assets, liabilities, and stockholders' equity to total assets. Also shown are the average yield on each category of interest-earning assets and the average rate paid on interest-bearing liabilities for each of the periods presented.


                                                                     YEAR ENDED DECEMBER 31,
                                    --------------------------------------------------------------------------------------------
                                                        1997                                           1996
                                    -------------------------------------------     --------------------------------------------
                                                PERCENT
                                                   OF                   AVERAGE                 PERCENT
                                    AVERAGE      TOTAL      INCOME/      YIELD      AVERAGE     OF TOTAL     INCOME/     AVERAGE
                                    BALANCE      ASSETS     EXPENSE       RATE      BALANCE      ASSETS      EXPENSE       RATE
                                    -------      ------     -------     -------     -------     --------     -------     -------
                                                                         (DOLLARS IN THOUSANDS)


ASSETS
  Interest-earning assets:
     Interest-bearing deposits       $   285         .27%    $    15        5.26%        797         .80 %    $    44        5.25%
     Loans (1)                        84,258       79.83       7,345        8.72      75,510       76.12        6,625        8.77
     Taxable investment securities     9,037        8.56         636        7.04       9,369        9.44          635        6.78
     Nontaxable investment
          securities(2)                6,765        6.41         676        9.99       7,756        7.82          770        9.93
     Federal funds sold                  923         .88          50        5.42       1,486        1.50           81        5.45
                                     -------      ------     -------                 -------     --------     -------     -------
     Total interest-earning assets   101,268       95.95       8,722        8.61      94,918       95.68        8,155        8.59
  Noninterest-earning assets:
     Cash and due from banks           2,419        2.29                               2,355        2.37
     Premises and equipment, net       1,419        1.34                               1,474        1.49
     Other real estate                    50         .05                                  53         .05
     Other assets                      1,289        1.22                               1,256        1.27
     Allowance for loan losses          (896)       (.85)                               (853)       (.86 )
                                     -------      ------                             -------     --------
          Total assets              $105,549      100.00%                            $99,203      100.00 %
                                     -------      ------                             -------     --------
                                     -------      ------                             -------     --------
LIABILITIES AND EQUITY
  Interest-bearing liabilities:
     NOW and money market
          demand accounts            $13,633       12.92%    $   377        2.77%    $13,381       13.49 %    $   371        2.77%
     Savings                          10,666       10.11         320        3.00      10,909       11.00          328        3.00
     Other time deposits              49,908       47.28       2,876        5.77      49,847       50.25        2,896        5.81
     Notes payable                       629         .60          59        9.38         925         .93           85        9.19
     FHLB advances                     9,605        9.10         590        6.14       4,634        4.67          278        6.00
     Federal funds purchased              88         .08           5        5.68          59         .06            3        5.08
                                     -------      ------     -------     -------     -------     --------     -------     -------
     Total interest-bearing
           liabilities                84,529       80.09       4,227        5.00      79,755       80.40        3,961        4.97
                                                             -------                                            -----
  Noninterest-bearing liabilities
     Demand deposits                   9,709        9.20                               9,229        9.30
     Other liabilities                   552         .52                                 858         .86
                                     -------      ------                             -------     --------
     Total liabilities                94,790       89.81                              89,842       90.56

Equity                                10,759       10.19                               9,361        9.44
                                     -------      ------                             -------     --------
  Total Liabilities and
     Equity                         $105,549      100.00%                            $99,203      100.00 %
                                     -------      ------                             -------     --------
                                     -------      ------                             -------     --------


Net interest income                                          $ 4,495                                         $  4,194
                                                             -------                                         --------
                                                             -------                                         --------
Interest rate spread                                                        3.61%                                            3.62%

Net interest rate margin                                                    4.44%                                            4.42%

Interest-bearing liabilities to
  earning assets ratio                                                     83.47%                                           84.03%


(1) Average balances include nonaccrual loans. The income on such loans is included in interest income and is recognized only upon receipt.
(2) Nontaxable investment income presented on a fully tax-equivalent basis. The tax effect resulted in an increase in interest income of $230,000 and $262,000 for the years ended December 31, 1997 and 1996, respectively.

     INTEREST DIFFERENTIAL. The following table sets forth, on a tax equivalent basis for the periods presented, a summary of the changes in interest income and expenses resulting from changes in yields-rates. The change in interest due to both rate and volume has been allocated to rate and volume changes in proportion to the relationship of the absolute dollar amounts of the changes in each.


                                     AMOUNT OF 1997 INCREASE (DECREASE)    AMOUNT OF 1996 INCREASE (DECREASE)
                                              COMPARED TO 1996                        COMPARED TO 1995
                                         INCREASE (DECREASE) DUE TO            INCREASE (DECREASE) DUE TO
                                    -----------------------------------   -----------------------------------
                                     VOLUME(1)      RATE(2)        NET       VOLUME(1)     RATE(2)       NET
                                    -----------    ---------     ------   --------------  ---------    ------
                                           (DOLLARS IN THOUSANDS)                (DOLLARS IN THOUSANDS)

Interest earned on:
  Interest-bearing deposits         $   (27)         (2)        (29)      $    (3)        16          13
  Loans                                 758         (38)        720           681        (96)        585
  Taxable investment securities         (23)         24           1            14        (45)        (31)
  Nontaxable investment securities      (99)         (5)        (94)           (3)       (11)        (14)
  Federal funds sold                    (31)          0         (31)          (21)        47          26
                                    --------    --------    --------       --------   --------   --------
Total interest-earning assets           588         (21)        567           668        (89)        679


Interest paid on:
  NOW and money market
    demand accounts                       6           0           6           (23)        30           7
  Savings                                (8)          0          (8)           (8)         2           6
  Other time deposits                     3         (23)        (20)          257         61         318
  Notes payable                         (28)          2         (26)          (23)        (8)        (31)
  FHLB advances                         306           6         312           171        (65)        106
  Federal funds purchased                 2           0           2            (7)         0          (7)
                                    --------    --------    --------       --------   --------   --------
  Total interest-bearing liabilities    281         (15)        266           367         20         387
                                    --------    --------    --------       --------   --------   --------
     Net interest income                297          (4)        301           301       (109)        192
                                    --------    --------    --------       --------   --------   --------
                                    --------    --------    --------       --------   --------   --------


(1)  Change in volume multiplied by yield/rate of prior period.
(2)  Change in yield/rate multiplied by volume of prior period.
(3) Nontaxable investment securities are presented on a fully tax-equivalent basis, assuming a tax rate of 34%.


     INVESTMENT PORTFOLIO. The carrying value of investment securities is summarized as follows:



                                                                DECEMBER 31,
                                              --------------------------------------------
                                                      1997                   1996
                                              --------------------    --------------------
                                                           PERCENT                PERCENT
                                                          OF TOTAL               OF TOTAL
                                               AMOUNT    SECURITIES    AMOUNT    SECURITIES
                                              --------   ----------   --------  -----------
                                                          (DOLLARS IN THOUSANDS)
U.S. Treasury securities                           0           0     $    998        5.39%
U.S. Government agencies                   $   1,500       10.47%       1,493        8.07
Obligations of states and
political subdivisions                         6,021       42.03        7,894       42.65
Mortgage-backed securities                     4,483       31.30        5,940       32.10
Corporate securities and other                 2,321       16.20        2,182       11.79
                                           ---------    ---------   ---------   ---------
Total                                      $  14,325      100.00%   $  18,507      100.00%
                                           ---------    ---------   ---------   ---------
                                           ---------    ---------   ---------   ---------


     The following table summarizes maturity and yield information on investment securities at December 31, 1997:

                                                DECEMBER 31, MATURITY
                          ---------------------------------------------------------------------------------------------------------
                                                        AFTER ONE               AFTER FIVE
                          IN ONE YEAR OR LESS       THROUGH FIVE YEARS      THROUGH TEN YEARS        AFTER TEN YEARS         TOTAL
                           AMOUNT     YIELD (1)     AMOUNT    YIELD (1)     AMOUNT    YIELD (1)     AMOUNT    YIELD (1)      AMOUNT
                           ------     --------      ------    --------      ------    --------      ------    --------       -------
                                                                   (DOLLARS IN THOUSANDS)
U.S. Treasury securities         0            0           0           0           0           0           0           0            0
Securities of U.S.
Government agencies         $1,500         6.83%          0           0           0           0           0           0       $1,500
Obligations of states
and political
subdivisions                 1,243        11.95      $2,741       11.06%     $2,037        9.23 %         0           0        6,021
Mortgage-backed
securities                   3,682         6.39         577        8.65         145        8.44         $79        8.48 %      4,483
Corporate securities           653        11.06         147        8.33         557        8.59           0           0        1,357
                            ------                   ------                  ------                     ---                  -------
Total                       $7,078         7.89%     $3,465       10.54%     $2,739        9.06 %       $79        8.48 %    $13,361
                            ------                   ------                  ------                     ---                  -------
                            ------                   ------                  ------                     ---                  -------

(1) Nontaxable investment income presented on a full tax-equivalent basis, assuming a tax rate of 34%.
(2) Equity securities of $874,300 in Federal Home Loan Bank stock and $90,000 in Federal Reserve Bank stock are not included in this table, as these securities have no stated maturity.

     Below is a table of investment securities by a single issuer whose book value exceeds 10% of equity.

                                      MARCH 31, 1998                   DECEMBER 31, 1997                  DECEMBER 31, 1996
                                ----------------------------       ----------------------------       ----------------------------
          ISSUER                BOOK VALUE      MARKET VALUE       BOOK VALUE      MARKET VALUE       BOOK VALUE      MARKET VALUE
------------------------        ----------      ------------       ----------      ------------       ----------      ------------
GNMA Pool #859291               $1,181,000        $1,193,000       $1,182,000        $1,200,000
FNMA Pool #409845               $1,727,000        $1,727,000
GNMA Pool #008900                                                                                     $1,116,000         $1,113,000
FNMA Series 093-2                                                                                     $1,000,000           $965,000

     LOAN PORTFOLIO. The composition of the loan portfolio is summarized as follows:

                                              DECEMBER 31,
                                     ----------------------------
                                     1997                    1996
                                     ----                    ----
                                          PERCENT OF             PERCENT OF
                               AMOUNT    TOTAL LOANS   AMOUNT    TOTAL LOANS
                               ------    -----------   ------
                                           (DOLLARS IN THOUSANDS)
Commercial, financial,         $11,131        12.75%   $9,789          12.14%
agricultural,
  and overdrafts
Real estate mortgage            62,448        71.54    59,397          73.65
Installment and credit cards    13,710        15.71    11,461          14.21
                               -------       ------    ------         ------
Total                          $87,289       100.00%   80,647         100.00%
                               -------       ------    ------         ------
                               -------       ------    ------         ------

     The following table summarizes maturity and yield information on loans at December 31, 1997:


                                                   IN ONE YEAR         AFTER ONE THROUGH         AFTER
                                                     OR LESS               FIVE YEARS          FIVE YEARS             TOTAL
                                                     -------               ----------          ----------             -----
                                                                             (DOLLARS IN THOUSANDS)
FIXED RATE LOANS:
     Commercial, financial, agricultural
          and overdrafts                            $10,178                   $953                      0             $11,131
     Real estate mortgage                               166                    604                $13,007              13,777
     Installment and credit cards                     1,315                 12,219                    176              13,710
                                                    -------                 ------                 ------             -------
     Total                                           11,659                 13,776                 13,183              38,618

VARIABLE RATE LOANS:
     Real estate mortgage                               558                  2,137                 45,976              48,671

TOTAL LOANS:
     Commercial, financial, agricultural
          and overdrafts                             10,178                    953                      0              11,131
     Real estate mortgage                               724                  2,741                 58,983              62,448
     Installment and credit cards                     1,315                 12,219                    176              13,710
                                                    -------                 ------                 ------             -------
     Total                                           12,217                 15,913                 59,159              87,289



     RISK ELEMENTS INVOLVED IN LENDING ACTIVITIES. The following table details the nonperforming asset information for the periods presented:

                                    MARCH 31,            DECEMBER 31,
                                    --------             -----------
                                      1998           1997            1996
                                      ----           ----            ----
                                             (DOLLARS IN THOUSANDS)
Impaired loans                             $176           $147            $293
Nonaccrual loans                              2             50              52
Loans past due 90 days or more              270            130             187
                                           ----           ----            ----
Total nonperforming loans                   448            327             532

Foreclosed property                          26             76              50

Nonperforming loans to loans                .52%           .37%            .66%


Nonperforming assets to loans               .55%           .46%            .72%
     plus foreclosed property

Nonperforming assets to                     .43%           .37%            .55%
     total assets

     It is generally the policy of HHFC to discontinue the accrual of interest on loans when principal or interest is due and has remained unpaid for 90 days or more, unless the loan is well secured and in the process of collection. If interest on nonaccrual loans had been accrued, interest income would have increased by $8,527 and $4,249 for the years ended December 31, 1997 and 1996, respectively. HHFC did not receive any interest income on nonaccrual loans for the years ended December 31, 1997 and 1996.

     POTENTIAL PROBLEM LOANS. Certain loans may require frequent management attention and are reviewed on a monthly or more frequent basis. Although payments on these loans are less than 90 days past due or in many cases are current, the borrowers have or have had a history of financial difficulties and management has concern as to the borrower's ability to comply with present loan repayment terms. As such, these loans may result in classification at some future point as nonperforming. At March 31, 1998 and December 31, 1997, such loans (excluding all nonperforming loans described above) amounted to $3,663,809 and $3,769,197, respectively.

     FOREIGN LOANS OUTSTANDING. HHFC had no loans to any foreign countries on any of the dates specified in the tables.

     LOAN CONCENTRATIONS. The Bank grants commercial and agricultural, real estate mortgage and installment loans to customers in the Bank's immediate geographic lending area. Although the Bank has a diversified loan portfolio, a substantial portion of its borrowers' abilities to honor their contractual obligations is dependent upon the agribusiness economic sector in this geographic lending area. Direct and indirect agricultural loans totaled approximately $13,633,000 at December 31, 1997. Generally, such loans are secured by farm assets and are expected to be repaid from cash flows of the farm operations. The Bank's policy for requiring collateral and access to that collateral is essentially the same as in extending credit to the Bank's other customers.

     SUMMARY OF LOAN LOSS EXPERIENCE. The following table summarizes changes in the allowance for loan loss arising from loans charged off and recoveries from loans previously charged off, by loan category, and additions to the allowance that have been charged to expense.

                                            THREE
                                            MONTHS
                                            ENDED
                                           MARCH 31,   YEAR ENDED DECEMBER 31,
                                           --------    ----------------------
                                             1998         1997        1996
                                             ----         ----        ----
                                                  (DOLLARS IN THOUSANDS)
Balance at beginning of period                 $909        $905           $803
                                               ----        ----           ----
     Loans charged off:
     Commercial, financial, agricultural
          and overdrafts                          0           9             22
     Real estate mortgage                        29           7             24
     Installment and credit cards                51         172             37
                                               ----        ----           ----
     Total charge-offs                           80         188             83
                                               ----        ----           ----

Recoveries of loans previously charged off:
     Commercial, financial, agricultural
          and overdrafts                          1           1              3
     Real estate mortgage                        20           0              0
     Installment and credit cards                36          41             32
                                               ----        ----           ----
     Total recoveries                            57          42             35
                                               ----        ----           ----
Net charge-offs                                  23         146             48
                                               ----        ----           ----
Provision for loan loss                          45         150            150
                                               ----        ----           ----
Balance at end of period                       $931        $909           $905
                                               ----        ----           ----
                                               ----        ----           ----


                                       THREE
                                      MONTHS
                                       ENDED
                                      MARCH 31,   YEAR ENDED DECEMBER 31,
                                                  ----------------------
                                        1998        1997           1996
                                        ----        ----           ----
                                              (DOLLARS IN THOUSANDS)
Net charge-offs to average loans
(annualized for March 31, 1998)            .11%      .17%           .06%

Allowance for loan losses to loans        1.07%     1.04%          1.12%

Allowance for loan losses to
nonperforming loans                     207.81%   277.98%        170.11%


     The level of the allowance for loan losses is reviewed at least quarterly by management. Management determines the amount of allowance for loan losses by applying percentages to each major loan category based on historical loss percentages to arrive at management's estimate of the risk of future losses inherent in the loan portfolio. The percentages applied are as follows:

                                                              PERCENTAGE OF
                                                           ALLOWANCE REQUIRED
                                                            FOR FUTURE LOSSES
                                                           ------------------
     Real estate mortgage                                        .75%
     Commercial, Financial, Agricultural and Overdrafts          1.75%
     Installment                                                 1.50%
     Credit cards                                                2.00%


     Based on its review of adequacy, HHFC's management has estimated the portions of the allowance attributable to major categories of loans as detailed in the following table:


                                    MARCH 31,                                            DECEMBER 31,
                            ----------------------------        ---------------------------------------------------------------
                                      1998                                1997                                1996
                            ----------------------------        ---------------------------        ----------------------------
                                            PERCENT OF                         PERCENT OF                          PERCENT OF
                                               LOANS                              LOANS                               LOANS
                                              IN EACH                            IN EACH                             IN EACH
                                             CATEGORY                           CATEGORY                            CATEGORY
                            ALLOWANCE     TO TOTAL LOANS        ALLOWANCE    TO TOTAL LOANS        ALLOWANCE     TO TOTAL LOANS
                            ---------     --------------        ---------    --------------        ---------     --------------
                                (DOLLARS IN THOUSANDS)                            (DOLLARS IN THOUSANDS)
Commercial, Financial,             $183            12.19%              $192           12.75%              $168            12.14%
    Agricultural and
    Overdrafts
Real estate mortgage                465            71.93                468           71.54                444            73.65
Installment and Credit              208            15.88                207           15.71                172            14.21
    Cards
Unallocated                          75              .00                 42                                121
                                   ----           ------               ----          ------               ----           ------
                                   $931           100.00%              $909          100.00%              $905           100.00%
                                   ----           ------               ----          ------               ----           ------
                                   ----           ------               ----          ------               ----           ------

     Allocations estimated for the loan categories do not specifically represent that loan charge-offs of that magnitude necessarily will be incurred.

     DEPOSITS. The following table shows, for each type of deposit, the average balance and average rate paid on each type of deposit for the years ended December 31, 1997 and 1996.

                                                    DECEMBER 31,
                                     -----------------------------------------
                                               1997                  1996
                                     ------------------    -------------------
                                     AVERAGE    AVERAGE    AVERAGE     AVERAGE
                                     BALANCE      RATE     BALANCE       RATE
                                     -------      ----     -------       ----
Noninterest-bearing demand deposits  $ 9,709              $ 9,229
NOW and money market demand           13,633    2.77%      13,381     2.77%
accounts
Savings                               10,666    3.00%      10,909     3.00%
Time deposits                         49,908    5.77%      49,847     5.81%


     The following table shows the maturity of time deposits of $100,000 or more at December 31, 1997:

                                              (DOLLARS IN THOUSANDS)
          Three months or less                         $2,215
          Over three through six months                   835
          Over six through twelve months                1,163
          Over twelve months                            2,100
                                                       ------
          Total                                        $6,313
                                                       ------
                                                       ------

     RETURN ON EQUITY AND ASSETS. The following ratios are among those commonly used in analyzing the performance of banks and bank holding companies.

                                                    DECEMBER 31,
                                              ------------------------
                                              1997                1996
                                              ----                ----
Return on average assets                          .73%                .90%
Return on average equity with ESOP               7.16%               9.56%
     shares subject to put option
Return on average equity without ESOP
     shares subject to put option               10.37%              12.59%
Dividend payout ratio                           27.00%              15.04%
Equity to assets ratio with ESOP shares
     subject to put option                      10.19%               9.44%
Equity to assets ratio without ESOP shares
     subject to put option                       7.03%               7.16%


     PROPERTIES. Both HHFC and The Ripley County Bank's principal offices are located at 420 South Buckeye Street, Osgood, Indiana 47037. The Bank also operates two branch facilities: its Versailles branch at 111 West Perry Street, Versailles, Indiana 47042, and its Milan branch at 106 North Warpath Drive, Milan, Indiana 47031.

     LEGAL PROCEEDINGS. During the normal course of business, various legal claims have arisen that, in the opinion of management of HHFC, will not result in any material liability on the part of HHFC.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     INTRODUCTION. The following discussion and analysis is intended to review the significant factors affecting the financial condition and results of operations of HHFC for the three months ended March 31, 1998 and the years ended December 31, 1997 and 1996. It provides a comprehensive review of factors not otherwise apparent from the consolidated financial statements of HHFC alone. This analysis should be read in conjunction with the consolidated financial statements and selected financial data presented elsewhere herein to assist in evaluating HHFC's performance.

     NET INCOME ANALYSIS. HHFC's net income for the year ended December 31, 1997 was $769,874, compared to $894,885 for the year ended December 31, 1996. The increase from 1996 to 1997 in net interest income and other income was matched by an increase in other expenses. The decrease in net income was attributable to an increase in income tax expense for 1997 due to a reduction in tax exempt income and an increase in nondeductible ESOP compensation expense.

     For the three months ended March 31, 1998 and 1997, net income was $151,780 and $214,909, respectively. The decrease was due primarily to an increase in other expenses, partially offset by an increase in net interest income and a decrease in income tax expense.

     NET INTEREST INCOME. Net interest income is the largest component of earnings and is affected by the volume of the sources and uses of funds, the respective rates earned and paid on those funds, the mix of those funds, and the volume of nonperforming assets. HHFC's net interest income increased 7.2% to $4,495,000 on a tax equivalent basis for calendar year 1997 from calendar year 1996. The net interest margin, which is calculated by dividing tax-equivalent net interest income by average interest-earning assets, was 4.44% in 1997, compared to 4.42% in 1996. HHFC's yield on interest-earning assets increased to 8.61% in 1997 from 8.59% in 1996, while the cost of funds increased to 5.00% in 1997 from 4.97% in 1996. The increase in the net interest margin was attributable to an increase in the loan portfolio during 1997.

     During 1997, increases in the average outstanding volume of loans resulted in an increase in interest income of $758,000. This increase was offset by smaller decreases in interest income totalling $180,000 due to decreases in the average volume of securities, interest-bearing deposits, and federal funds sold. Changes in interest rates on the average volume of interest-bearing deposits and loans reduced interest income by $40,000. This decrease was offset by an increase in interest income of $29,000 due to an increase in the rates on the volume of taxable and nontaxable investment securities. An increase in the average volume of FHLB advances resulted in an increase in interest expense of $306,000, which was partially offset by a decrease in interest expense of $25,000 which is substantially due to a volume change in notes payable. An additional decrease in interest expense of $15,000 was experienced due to rate decreases in other time deposits, partially offset by increases in the rates for notes payable, FHLB advances and federal funds purchased. The net effect of the volume and rate changes associated with all categories of interest-earnings assets during 1997 as compared to 1996 increased interest income $567,000, while the net effect of the volume and rate changes associated with all categories of interest-bearing liabilities increased interest expense by $266,000.

     Net interest income was $1,105,000 for the three-month period ended March 31, 1998, a 5.4% increase from the same period in 1997. Interest income increased $111,000 for the three-month period ending March 31, 1998, and interest expense increased $54,000. The increase is attributable to a continued increase in volume of loans, provided by a reduction in securities and an increase in deposits and borrowings from the FHLB.

     PROVISION FOR LOAN LOSSES. The provision for loan losses charged to expense was $150,000 for both 1997 and 1996.

     The provision for loan losses charged to expense for the three months ended March 31, 1998 and 1997 was $45,000 and $37,500, respectively.

     The allowance for loan losses is maintained at a level that management believes is adequate to absorb possible losses on existing loans that may become uncollectible, based on evaluations of the collectibility of loans and prior loan loss experience. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, credit concentrations, review of specific impaired and nonperforming loans, and current economic conditions and trends that may affect the borrowers' ability to pay.

     The allowance for loan loss has remained at the same level for the last several years. Although loans have increased over that period of time, nonperforming loans and impaired loans decreased from 1996 to 1997 due to the write-off in 1997 of a large portion of the impaired loans at December 31, 1996. Therefore, the reserve requirement for the impaired loans at December 31, 1996 was eliminated during 1997.

     NONINTEREST INCOME. HHFC's 1997 noninterest income was $460,000, as compared to $367,000 in 1996. The increase is due primarily to increased service charges on deposit accounts and an increase in credit life income.

     Noninterest income for the three months ended March 31, 1998 was $110,000, a 13% increase from the same period in 1997. The increase is attributable to an increase in collection and exchange fees.

     NONINTEREST EXPENSE. Noninterest expense increased 14.9% in 1997 to $3,329,000. Increases in salaries, employee benefits, and occupancy expenses accounted for 12.7% of the total increase in noninterest expense.

     Noninterest expense for the three-month period ended March 31, 1998 was $919,000, compared to $761,000 for the same period in 1997. The increase was not due to any one particular type of expense but evenly spread among all noninterest expenses.

     INCOME TAXES. Income tax expense was $477,000 for 1997 and $357,000 for 1996. The effective income tax rates were 38.3% and 28.5% for these periods, respectively. The increase in effective income tax rate primarily is attributable to a decrease in the percentage of the investment portfolio represented by tax-free securities and an increase in nondeductible ESOP compensation expense.

     Income tax expense of $100,000 and $132,000 was recorded for the three months ended March 31, 1998 and 1997, respectively.

     LIQUIDITY AND INTEREST RATE SENSITIVITY. Liquidity is provided to HHFC through earning assets, including short-term investments in other bank deposits and federal funds sold, and through maturities in the investment and loan portfolios. In addition, liquidity is provided by borrowed funds and may be supplemented by the ability to liquidate securities in the investment portfolio, all of which are designated as available for sale.

     The asset/liability management process, which involves management of the components of the balance sheet to allow assets and liabilities to reprice at approximately the same time, is a dynamic process essential to minimizing the effect of interest rate fluctuation on net interest income. The following tables reflect HHFC's gap analysis (rate-sensitive assets minus rate-sensitive liabilities) as of March 31, 1998 and December 31, 1997, respectively.

                                                                                     MARCH 31, 1998
                                                   -------------------------------------------------------------------------------
                                                                    OVER
                                                    THREE          3 MONTHS           OVER 1 YEAR
                                                   MONTHS           THROUGH             THROUGH            OVER
                                                   OR LESS         12 MONTHS            5 YEARS           5 YEARS           TOTAL
                                                   -------         ---------            -------           -------           -----
                                                                                 (DOLLARS IN THOUSANDS)
ASSETS:
     Investments in debt &
          equity securities                          $4,516            $2,102            $3,488            $3,395           $13,501
     Loans                                            6,144             6,033            15,633            58,728            86,538
     Federal funds sold                               3,850                 0                 0                 0             3,850
     Interest-bearing deposits                          626                 0                 0                 0               626
                                                    -------         ---------            ------            ------           -------
     Total interest-sensitive assets                 15,136             8,135            19,121            62,123           104,515
                                                    -------         ---------            ------            ------           -------

LIABILITIES:
     NOW and MMDA                                    12,004                 0                 0                 0            12,004
     Savings                                          9,812                 0                 0                 0             9,812
     Time deposits                                    8,748            20,615            24,189                 0            53,552
     FHLB notes payable                                   0             3,293             7,148                 0            10,441
     Notes payable                                       50               150                95                 0               295
                                                    -------         ---------            ------            ------           -------
     Total interest-sensitive
          liabilities                                30,614            24,058            31,432                 0            86,104
                                                    -------         ---------            ------            ------           -------

Interest-sensitivity gap
     Incremental                                    (15,478)          (15,923)          (12,311)           62,123            18,411
     Cumulative                                     (15,478)          (31,401)          (43,712)           18,411

                                                                                        DECEMBER 31, 1997
                                                   -------------------------------------------------------------------------------
                                                                    OVER
                                                    THREE          3 MONTHS           OVER 1 YEAR
                                                   MONTHS           THROUGH             THROUGH            OVER
                                                   OR LESS         12 MONTHS            5 YEARS           5 YEARS           TOTAL
                                                   -------         ---------            -------           -------           -----
                                                                                 (DOLLARS IN THOUSANDS)
ASSETS:
     Investments in debt &
          equity securities                          $4,467            $2,610            $3,465            $2,819           $13,361
     Loans                                            5,755             6,464            15,930            59,140            87,289
     Federal funds sold                               1,950                 0                 0                 0             1,950
     Interest-bearing deposits                          369                 0                 0                 0               369
                                                    -------         ---------            ------            ------           -------
     Total interest-sensitive assets                 12,541             9,074            19,395            61,959           102,969
                                                    -------         ---------            ------            ------           -------

LIABILITIES:
     NOW and MMDA                                    13,894                 0                 0                 0            13,894
     Savings                                         10,273                 0                 0                 0            10,273
     Time deposits                                    9,023            20,284            21,838                 0            51,145
     FHLB notes payable                               1,500             3,293             6,148                 0            10,941
     Notes payable                                       50               150               170                 0               370
                                                    -------         ---------            ------            ------           -------
     Total interest-sensitive liabilities            34,740            23,727            28,156                 0            86,623
                                                    -------         ---------            ------            ------           -------

Interest-sensitivity gap
     Incremental                                    (22,199)          (14,653)           (8,761)           61,959            16,346
     Cumulative                                     (22,199)          (36,852)          (45,613)           16,346

     As indicated in the preceding tables, HHFC was liability sensitive on a cumulative basis in the near term (one year or less) at March 31, 1998 and December 31, 1997, based on contractual maturities and earliest repricing dates. In this regard, a decrease in the general level of interest rates generally would have a positive effect on HHFC's net interest income, as the repricing of the larger volume of interest-sensitive liabilities would create a larger decrease in interest expense than the decrease in interest income created by the repricing of the smaller volume of interest-sensitive assets.

     The following table summarizes certain trends in HHFC's consolidated balance sheet at December 31, 1997 and 1996:

                                                           DECEMBER 31,
                                                  ------------------------------
                                                     1997                1996
                                                     ----                ----
                                                      (DOLLARS IN THOUSANDS)
    Total assets                                  $  108,905          $  106,370
    Earning assets                                $  103,933          $  100,416
    Deposits                                      $   85,698          $   86,518

    Loans to deposits (net loans)                     100.8%               92.2%
    Loans to total assets (net loans)                  79.3%               75.0%
    Debt and equity securities to total assets         13.2%               17.4%

     The composition of total assets and earning assets changed during 1997 as loans increased and deposits decreased to reflect both a decrease in total investment securities and an increase in FHLB borrowings. HHFC's earning assets increased $3,517,000 from December 31, 1996 to December 31, 1997. Loans, net of the allowance for loan losses, were $86,381,000 at December 31, 1997, compared to $79,742,000 at December 31, 1996. Deposits decreased $821,000 from December 31, 1996 to December 31, 1997. Investment and mortgage backed securities were $14,325,000 at December 31, 1997, compared to $18,507,000 at December 31, 1996.
FHLB borrowings increased $2,441,000 from December 31, 1996 to December 31,
1997.

     CAPITAL ADEQUACY. HHFC's equity capital was $11,411,000, $11,140,000, and $9,857,000 at March 31, 1998 and December 31, 1997 and 1996, respectively. From December 31, 1997 to March 31, 1998, equity capital increased $216,000 as a result of net income and $139,472 for ESOP shares earned and decreased $21,000 as a result of unrealized losses on available for sale securities. From December 31, 1996 to December 31, 1997, equity capital increased $770,000 as a result of net income, $347,000 from ESOP shares earned, $298,000 for a market value adjustment for earned ESOP shares, and $67,000 for unrealized gains on available for sale securities. These increases were offset by a decrease for dividends of $200,000.

     Risk-based capital guidelines for financial institutions were adopted by regulatory authorities and were effective January 1, 1991. These guidelines were designed to relate regulatory capital requirements to the risk profile of the specific institutions and to provide for uniform requirements from the various regulators. Currently, the risk-based capital guidelines require the Bank to meet a minimum total capital ratio of 8.0%, of which at least 4.0% must consist of Tier 1 capital. Tier 1 capital generally consists of (a) common shareholders' equity, (b) qualifying perpetual preferred stock and related surplus, subject to certain limitations specified by the FDIC, and (c) minority interest in the equity accounts of consolidated subsidiaries, less goodwill and any other intangible assets and investments in subsidiaries that the FDIC determines should be deducted from Tier 1 capital. The FDIC also requires a minimum leverage capital ratio of 3.0%, defined as the ratio of Tier 1 capital less purchased mortgaged servicing rights to total assets, for banking organizations deemed the strongest and most highly rated by banking regulators. A higher minimum leverage ratio is required of less highly rated banking organizations.

     The following table summarizes the Bank's risk-based capital and leverage ratios:

RISK-BASED CAPITAL RATIOS:

                                                  DECEMBER 31,
                               MARCH 31,       -------------------
                               1998            1997           1996
                               ----            ----           ----
           TOTAL               16.83%          16.48%        16.22%
           TIER 1              15.55           15.23         14.96
           LEVERAGE            10.38           10.25          9.84

     RISK MANAGEMENT. HHFC's management objective in structuring the balance sheet is to maximize the return on stockholders' equity while minimizing the associated risks. The major risks involved in the banking industry are market, credit, and liquidity risks. The following is a discussion of HHFC's management of these risks.

     MARKET RISK MANAGEMENT. HHFC's management believes its loan and investment portfolios are sufficiently diversified to minimize the effect of a downturn in any particular industry or market. Although HHFC has a diversified loan portfolio, a substantial portion of its borrowers' abilities to honor their contractual obligations is dependent upon the agribusiness economic sector in its geographic lending area.

     Commercial, financial, agricultural loans and overdrafts at December 31, 1997 totaled $11,131,000 or 12.75% of the loan portfolio, while real estate loans totaled $62,448,000 or 71.54% of the loan portfolio; and installments and credit cards totaled $13,710,000 or 15.71% of the loan portfolio. Included in the previously described loan categories are direct and indirect agricultural loans which totaled $13,633,000 or 15.62% of the total loan portfolio. The commercial, financial and agricultural loan portfolio, which includes loans made primarily to businesses located in Ripley and adjoining counties, generally is secured by business assets such as farm equipment, crops, inventory, accounts receivable, equipment and real estate.

     At December 31, 1997, the total investment portfolio was $14,325,000. The portfolio is composed of approximately 10% in U.S. Government agencies, 42% of State and municipal bonds, 31% in mortgaged backed securities, and the remaining portion in corporate and other securities.

     CREDIT RISK MANAGEMENT. The risks HHFC's management assumes in providing credit products to customers are fundamental to its business operation. Credit risk management includes defining an acceptable level of risk in return, establishing policies and procedures to govern the credit process, and managing a thorough portfolio review function. Credit policies are ultimately the responsibility of HHFC's Board of Directors and, as such, are reviewed and approved by the Board of Directors. Of equal importance in this risk management process are the ongoing monitoring procedures performed by management.

     Nonperforming loans represented .44%, .37%, and .66% of total loans at March 31, 1998, December 31, 1997 and 1996, respectively.

     LIQUIDITY RISK MANAGEMENT. Liquidity is a measurement of HHFC's ability to meet the borrowing needs and the deposit withdrawal requirements of its customers. HHFC actively manages the composition of its assets and liabilities to maintain the appropriate level of liquidity in the balance sheet. Management is guided by regularly reviewed policies when determining the appropriate portion of total assets that should constitute readily marketable assets available to meet future liquidity needs. Additionally, the Bank's entire investment portfolio is classified as available for sale under accounting guidelines.

     IMPACT OF NEW ACCOUNTING STANDARDS. ACCOUNTING FOR TRANSFERS AND SERVICING OF FINANCIAL ASSETS. In June, 1996, the FASB issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." SFAS No. 125 establishes accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based on the consistent application of the financial components approach. This approach requires the recognition of financial assets and servicing assets that are controlled by the reporting entity, the derecognition of financial assets when control is surrendered, and the derecognition of liabilities when they are extinguished. Specific criteria are established for determining when control has been surrendered in the transfer of financial assets. SFAS No. 125 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996. Subsequent to the issuance of SFAS No. 125, the FASB issued SFAS No. 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125." This statement defers for one year the effective date of SFAS No. 125 as applies to secured borrowings and collateral and certain other transactions. HHFC has adopted the relevant provisions of the statement during 1997, and will adopt the provisions of the statement which become effective in 1998 at that time. The provisions of the statement adopted in 1997 did not have a material effect on HHFC's financial position or operating results, and management does not currently believe that the future adoption of additional provisions of this statement will have such an effect.

     EARNINGS PER SHARE. In February, 1997, the FASB issued SFAS No. 128, "Earnings per Share." SFAS No. 128 establishes standards for computing and presenting earnings per share ("EPS") and applies to entities with publicly held common stock or potential common stock. The statement simplifies the standards for computing earnings per share previously found in APB Opinion No. 15, "Earnings per Share," and makes them comparable to international EPS standards. It replaces the presentation of primary EPS with a presentation of basic EPS.
It also requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures, and requires a reconciliation of the two computations. This statement is effective for financial statements issued for periods ending after December 15, 1997, with earlier application not permitted. HHFC has adopted SFAS No. 128 effective for the year ended December 31, 1997.

     COMPREHENSIVE INCOME. In June, 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of general-purpose financial statements. This statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. This statement requires that an enterprise (a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. This statement is effective for fiscal years beginning after December 15, 1997. The provisions of this statement are reflected in the accompanying financial statements.

     DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION. In June, 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. This statement is effective for financial statements for periods beginning after December 15, 1997. The management of HHFC plans to adopt the appropriate provisions of the statement during 1998 as applicable, and does not currently believe that the future adoption of this statement will have a material effect on HHFC's financial position or operating results.

     EMPLOYER'S DISCLOSURE ABOUT PENSIONS AND OTHER POSTRETIREMENT BENEFITS. In February, 1998, the FASB issued SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits." SFAS No. 132 standardizes the disclosure requirements for pensions and other postretirement benefits. This statement is effective for financial statements for periods beginning after December 15, 1997. The management of HHFC plans to adopt the appropriate provisions of the statements at January 1, 1998, and does not currently believe that the future adoption of this statement will have a material effect on HHFC's financial position or operating results.

     ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES. On June 15, 1998, the FASB issued FAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". FAS 133 established a new model for accounting for derivatives and hedging activities and supersedes and amends a number of existing standards. FAS 133 is effective for fiscal years beginning after June 15, 1999, but earlier application is permitted as of the beginning of any fiscal quarters subsequent to June 15, 1998. Upon the statement's initial application, all derivatives are required to be recognized in the statement of financial position as either assets or liabilities and measured at fair value. In addition, all hedging relationships must be designated, reassessed and documented pursuant to the provisions of FAS 133. Adoption of FAS 133 is not expected to have a material financial statement impact on HHFC.

     EFFECT OF INFLATION. Persistent high rates of inflation can have a significant effect on the reported financial condition and results of operations of all industries. However, the asset and liability structure of commercial banks is substantially different from that of an industrial company in that virtually all assets and liabilities of commercial banks are monetary in nature. Accordingly, changes in interest rates may have a significant impact on a commercial bank's performance. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services.

     Inflation does have an impact on the growth of total assets in the banking industry, often resulting in a need to increase equity capital at higher than normal rates to maintain an appropriate equity-to-assets ratio.

     YEAR 2000. Mid-year 1997, HHFC began assessing the potential problems associated with the Year 2000. By early 1998, all areas (technical and environmental) had been assessed, a policy had been written, as well as timelines established, that would enable HHFC to meet the challenges of the new millennium. Due to the impending merger with National City Bancshares, Inc. of Evansville, HHFC's management now finds it prudent and necessary to change some of the software packages and data processing venues, which will cause a revision in the timeline. However, management still believes that HHFC is on target with the federal regulators and plan on having all areas tested, either by The Ripley County Bank or NCBE, by year-end.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     Except as otherwise indicated, as of the Record Date, no person or group was known by HHFC to be the beneficial owner of more than 5% of the issued and outstanding shares of HHFC Common.



                                                   AMOUNT & NATURE             PERCENT OF
                    NAME                        BENEFICIAL OWNERSHIP(1)           CLASS
           ------------------------------      ------------------------        -----------

            Employee Stock Ownership Plan            144,540(2)                  34.7%
            William W. Vogel                          69,300(3)                   16.6
            Fred R. Crum                              46,520.59(4)                11.2
            Martha Wright                             22,500                       5.4

            All Directors and Executive
            Officers as a Group                      204,889                      49.2


-------------------------
(1) For purposes of this table, in accordance with Rule 13d-3 under the Securities and Exchange Act of 1934, as amended, the person is deemed to be the beneficial owner of any shares of HHFC Common if he or she has or shares voting or investment power with respect to such security, or has a right to acquire beneficial ownership at any time within 60 days from the Record Date. As used herein, "voting power" is the power to vote or direct the voting of shares and "investment power" is the power to dispose or direct the disposition of shares. Except as otherwise noted, ownership is direct and the named individuals and group exercise sole voting and investment power over the shares.

(2) HHFC's ESOP owns 144,540 shares of HHFC Common, or 34.7% of all outstanding shares entitled to vote on the Merger. The ESOP is managed by a committee of employees (the "ESOP Committee") who are appointed by the HHFC Board of Directors. In 1994, HHFC borrowed $1,600,000 from a third party to loan to the ESOP for the purchase of 144,540 shares of HHFC Common. The common stock of the Bank was pledged as collateral for the debt. A portion of the Bank common stock remains to be pledged as collateral for debt owed to HHFC (the third party lender has been fully paid). The ESOP uses HHFC's annual contributions and dividends received to service the debt. As the debt is repaid, shares of HHFC Common are allocated to employees. The ESOP trustee, which is the Bank, votes all allocated shares in accordance with the instructions of the participating employees. Unallocated shares and shares for which no instructions have been received are voted by the ESOP trustee at the direction of the ESOP Committee. The ESOP Committee has engaged independent counsel and an independent financial advisor in connection with its evaluation of the proposed merger.

(3) Includes 42,650 shares held by Mr. Vogel's mother and 13,325 shares held by Mr. Vogel's sister.

(4) Includes 1,035 shares owned by Mr. Crum's wife and 7,790.59 shares held by the ESOP and allocated to Mr. Crum's account.


     The HHFC Board believes that substantially all the shares owned by the above-listed group will be voted in favor of the Merger. The belief is based on the information furnished by the individuals.

                          DESCRIPTION OF NCBE CAPITAL STOCK

AUTHORIZED SHARES

     NCBE's Articles of Incorporation presently authorize the issuance of 29,000,000 shares of NCBE Common and 1,000,000 preferred shares, without par value ("NCBE Preferred"). As of July 31, 1998, there were 11,341,256 shares of NCBE Common issued and outstanding and no shares of NCBE Preferred issued and outstanding.

NCBE COMMON

     The holders of NCBE Common are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. Subject to preferences that may be applicable to any outstanding NCBE Preferred, holders of NCBE Common are entitled to receive ratably such dividends as may be declared by the NCBE Board out of funds legally available therefor. In the event of a liquidation or dissolution of NCBE, holders of NCBE Common are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any outstanding NCBE Preferred.

     Holders of NCBE Common have no preemptive rights and have no rights to convert their NCBE Common into any other securities. All of the outstanding shares of NCBE Common are, and the shares of NCBE Common issued pursuant to the Merger will be, duly authorized, validly issued, fully paid and nonassessable.

NCBE PREFERRED

     The NCBE Board is authorized to designate any series of NCBE Preferred and the powers, preferences and rights of the shares of such series and the qualifications, limitations or restrictions thereof without further action by the holders of NCBE Common. As of the Record Date, no shares of NCBE Preferred were issued or outstanding.

     The NCBE Board may create and issue a series of NCBE Preferred with rights, privileges or restrictions, and adopt a shareholder rights plan, having the effect of discriminating against an existing or prospective holder of such securities as a result of such security holder beneficially owning or commencing a tender offer for a substantial amount of NCBE Common. One of the effects of authorized but unissued and unreserved shares of capital stock may be to render more difficult or discourage an attempt by a potential acquiror to obtain control of NCBE by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of NCBE's management. The issuance of such shares of capital stock may have the effect of delaying, deferring or preventing a change in control of NCBE without any further action by the shareholders of NCBE. NCBE has no present intention to adopt a shareholder rights plan, but could do so without shareholder approval at any future time.

CERTAIN PROVISIONS OF ARTICLES OF INCORPORATION AND BY-LAWS

     Certain provisions of NCBE's Articles of Incorporation and By-laws may delay or make more difficult unsolicited acquisitions or changes of control of NCBE. Such provisions could have the effect of discouraging third parties from making proposals involving an unsolicited acquisition or change in control of NCBE, although such proposals, if made, might be considered desirable by a majority of NCBE's shareholders. Such provisions may also have the effect of making it more difficult for third parties to cause the replacement of the current management of NCBE without the concurrence of the Board of Directors. These provisions include: (i) the classification of the Board of Directors into three classes, each class serving "staggered" terms of office of three years;
(ii) the requirement that any business combination be approved by the holders of 80% of the shares entitled to vote thereon, unless the transaction has been approved by NCBE's Board of Directors; and (iii) requirements for advance notice for making nominations at shareholders' meetings. See "COMPARISON OF SHAREHOLDER RIGHTS."

     NCBE's By-laws establish an advance notice procedure with regard to the nomination, other than by or at the direction of the Board of Directors, of candidates for election as directors. Although NCBE's By-laws do not give the

Board of Directors any power to approve or disapprove shareholder nominations for the election of directors or proposals for action, they may have the effect of precluding a contest for the election of directors or the consideration of shareholder proposals if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its proposals without regard to whether consideration of such nominees or proposals might be harmful or beneficial to NCBE and its shareholders.

CERTAIN PROVISIONS OF THE IBCL

     The IBCL applies to NCBE as an Indiana corporation. Certain provisions of the IBCL may delay, prevent or make more difficult changes of control of NCBE. Such provisions also may have the effect of preventing changes in the management of NCBE. It is possible that such provisions could make it more difficult to accomplish transactions which shareholders may otherwise deem to be in their best interests. See "COMPARISON OF SHAREHOLDER RIGHTS -- Business Combinations Involving Interested Shareholder" and "COMPARISON OF SHAREHOLDER RIGHTS -- Control Share Acquisitions."

TRANSFER AGENT

     The transfer agent for shares of NCBE Common is Fifth Third Bank, Cincinnati, Ohio.


                           COMPARISON OF SHAREHOLDER RIGHTS

     The rights of holders of shares of NCBE Common are governed by NCBE's Articles of Incorporation and By-laws. The rights of holders of shares of HHFC Common are governed by HHFC's Articles of Incorporation and By-laws. The rights of shareholders of HHFC differ in certain respects from the rights which they would have as shareholders of NCBE. A summary of the material differences between the respective rights of the shareholders of NCBE and HHFC is set forth below.

CLASSIFIED BOARD OF DIRECTORS

     NCBE. The Articles of Incorporation and By-laws of NCBE divide the Board of Directors into three classes, as nearly equal in number as possible, with each class of directors serving a staggered term of three years. The purpose of a classified Board of Directors is to promote stability and continuity within the Board. However, a classified Board of Directors also has the effect of decreasing the number of directors that may otherwise be elected by holders of NCBE Common and, therefore, may have the effect of precluding a contest for the election of directors or delay, prevent or make more difficult changes in control of NCBE.

     HHFC. HHFC also has a classified Board of Directors. The By-laws of HHFC provide for a Board of Directors of thirteen members, with members in each of the three classes of directors serving a three-year term of office.

BUSINESS COMBINATIONS NOT INVOLVING AN INTERESTED SHAREHOLDER

     NCBE. Under the IBCL, a majority of the shares entitled to vote on a proposed plan of merger or share exchange is required for approval unless any class or series of shares is entitled to vote separately as a class on the plan. However, the vote of the shareholders of the surviving corporation on a plan of merger is not required if (i) the articles of incorporation of the surviving corporation will not differ from its articles before the merger,
(ii) each shareholder of the surviving corporation whose shares were outstanding immediately before the effective date of the merger will hold the same proportionate number of shares held by all such shareholders (except for shares of the surviving corporation received solely as a result of the shareholder's proportionate shareholdings in the other corporations party to the merger), with identical designations, preferences, limitations and relative rights, immediately after the merger, (iii) the number of voting shares outstanding immediately after the merger, plus the number of voting shares issuable as a result of the merger (either by the conversion of securities issued pursuant to the merger or the exercise of rights and warrants issued pursuant to the merger), will not exceed by more than 20% the total number of voting shares of the surviving corporation outstanding immediately before the merger, and (iv) the number of participating shares outstanding immediately after the merger, plus the number of participating shares issuable as a result of the merger (either by the conversion of securities issued pursuant to the merger or the exercise of rights and warrants issued pursuant to the merger), will not exceed by more than 20% the total number of participating shares of the surviving corporation outstanding immediately before the merger. NCBE's Articles of Incorporation require the affirmative vote of 80% of the shares entitled to vote on any merger, consolidation or acquisition of NCBE by another corporation that is not approved by NCBE's Board of Directors.

     HHFC. HHFC's Articles of Incorporation do not contain any voting requirements for business combinations that are different from the statutory requirements.

BUSINESS COMBINATIONS INVOLVING AN INTERESTED SHAREHOLDER

     NCBE. The IBCL restricts the ability of a "resident domestic corporation" to engage in any combination with an "interested shareholder" for five years after the interested shareholder's date of acquiring shares unless the combination or the purchase of shares by the interested shareholder on the interested shareholder's date of acquiring shares is approved by the board of directors of the resident domestic corporation before that date. If the combination was not previously approved, the interested shareholder may effect a combination after the five-year period only if such shareholder receives approval from a majority of the disinterested shares or the offer meets certain fair price criteria. A "resident domestic corporation" means an Indiana corporation that has 100 or more shareholders. "Interested shareholder" means any person, other than the resident domestic corporation or its subsidiaries, who is (i) the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of the resident domestic corporation or (ii) an affiliate or associate of the resident domestic corporation and at any time within the five-year period immediately before the date in question was the beneficial owner of 10% or more of the voting power of the outstanding shares of the resident domestic corporation. The above provisions do not apply to a corporation that so elects in an amendment to its articles of incorporation approved by a majority of the disinterested shares. Such an amendment, however, would not become effective for 18 months after its passage and would apply only to stock acquisitions occurring after its effective date. NCBE's Articles of Incorporation do not exclude it from the restrictions imposed by such provisions.

     HHFC. The provisions of the IBCL described above apply to HHFC because HHFC is also a "resident domestic corporation."

REMOVAL OF DIRECTORS

     NCBE. Under the IBCL, directors may be removed in any manner provided in the corporation's articles of incorporation. NCBE's Articles of Incorporation provide that a member of the Board of Directors may be removed, only for good cause and only at a meeting of the shareholders called expressly for that purpose, by the affirmative vote of the holders of outstanding shares representing at least sixty-six and two-thirds percent (66-2/3%) of all the votes then entitled to be cast at an election of directors.

     HHFC. HHFC's By-laws provide that a member of the Board of Directors may only be removed at a meeting of the shareholders called expressly for that purpose, by the affirmative vote of the holders of not less than a majority of the outstanding shares then entitled to vote at the election of directors.

AMENDMENTS TO ARTICLES OF INCORPORATION

     NCBE. The IBCL provides that, unless a greater vote is required under a specific provision of the IBCL or by a corporation's articles of incorporation or its board of directors, a corporation may amend its articles of incorporation upon the affirmative vote of the holders of a greater number of shares cast in favor of the amendment than the holders of shares cast against the amendment, unless the amendment would create dissenters' rights in which case a favorable vote of the holders of a majority of the outstanding shares is required.
Under the IBCL, a corporation's board of directors may condition its submission of a proposed amendment to the shareholders of the corporation on any basis, including the requirement of the affirmative vote of holders of a greater percentage of the voting shares of the corporation than otherwise would be required under the IBCL. NCBE's Articles of Incorporation provide that any amendment to the provisions concerning business combinations must be approved by the holders of eighty percent (80%) of the outstanding voting shares.

     HHFC. HHFC's Articles of Incorporation do not contain any provisions requiring a greater or lesser vote than is required by statute for amendments.

VOTING RIGHTS

     NCBE. Holders of shares of NCBE Common are entitled to one vote per share on all matters to be voted upon by the shareholders.

     HHFC. Holders of shares of HHFC Common are entitled to one vote per share on all matters to be voted upon by the shareholders.

SPECIAL MEETINGS OF SHAREHOLDERS

     NCBE. The IBCL provides that a corporation with more than 50 shareholders must hold a special meeting of shareholders on demand of its board of directors or the persons specifically authorized to do so by the corporation's articles or by-laws. NCBE's Articles of Incorporation and By-laws provide that the Chairman of the Board of Directors, the President, or a majority of the Board of Directors may call a special meeting of shareholders. Further, a special meeting of the shareholders will be called upon the receipt of a written request describing in reasonable detail the purposes of the meeting from the holders of shares representing at least eighty percent (80%) of all the votes entitled to be cast (so long as NCBE has more than 50 shareholders) on any issue proposed to be considered at the proposed special meeting.

     HHFC. HHFC's By-Laws provide that special meetings of the shareholders of a corporation may be called at any time, for any purpose or purposes, by the Board of Directors, the President or at the written request of the holders of not less than 1/4 of the outstanding shares.

CONTROL SHARE ACQUISITIONS

     NCBE. Pursuant to the IBCL, an "acquiring person" who makes a "control share acquisition" in an "issuing public corporation" may not exercise voting rights on any "control shares" unless such voting rights are conferred by a majority vote of the disinterested shareholders of the issuing corporation at a special meeting of such shareholders held upon the request and at the expense of the acquiring person. Unless otherwise provided in a corporation's articles of incorporation or by-laws before a control share acquisition has occurred, in the event that control shares acquired in a control share acquisition are accorded full voting rights and the acquiring person acquires control shares with a majority or more of all voting power, all shareholders of the issuing corporation have dissenters' rights to receive the fair value of their shares. "Control shares" means shares acquired by a person that, when added to all other shares of the issuing public corporation owned by that person or in respect of which that person may exercise or direct the exercise of voting power, would otherwise entitled that person to exercise voting power of the issuing public corporation in the election of directors within any of the following ranges:
(i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority or (iii) a majority or more. "Control share acquisition" means, subject to certain exceptions, the acquisition, directly or indirectly, by any person of ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding control shares. Shares acquired within 90 days or pursuant to a plan to make a control share acquisition are considered to have been acquired in the same acquisition. "Issuing public corporation" means a corporation which is organized in Indiana, has 100 or more shareholders, its principal place of business, its principal office or substantial assets within Indiana and either (i) more than 10% of its shareholders resident in Indiana,

(ii) more than 10% of its shares owned by Indiana residents or (iii) 10,000 shareholders resident in Indiana. The above provisions do not apply if, before a control share acquisition is made, the corporation's articles of incorporation or by-laws (including a board adopted by-law) provide that said provisions do not apply. NCBE's Articles of Incorporation and By-laws do not exclude NCBE from the restrictions imposed by such provisions. Further, NCBE's Articles of Incorporation opt into a provision of the IBCL that allows NCBE to redeem an acquiring person's control shares under certain circumstances, including the person's failure to file an acquiring person statement regarding the control shares.

     HHFC. The provisions of the IBCL described above apply to HHFC because HHFC is an "issuing public corporation."

INDEMNIFICATION

     NCBE. Pursuant to the IBCL, NCBE is obligated to indemnify certain officers and directors in connection with liabilities arising from legal proceedings resulting from such person's service to NCBE in certain circumstances. NCBE may also voluntarily undertake to indemnify certain persons acting on NCBE's behalf in certain circumstances. The IBCL provides for mandatory indemnification of directors and officers of Indiana corporations and permissive indemnification of directors, officers, employees and agents of corporations who are made parties to proceedings as a result of their relationship with such corporation. The IBCL also applies to individuals who are serving at such corporation's request as directors, officers, employees and agents of such corporation's subsidiaries. The IBCL requires corporations, unless limited by their articles of incorporation, to indemnify any director or officer against reasonable expenses incurred in connection with any proceeding to which such person was a party if the individual is wholly successful on the merits. The IBCL authorizes corporations to indemnify any director, officer, employee or agent against liability incurred in such a proceeding generally if the individual's conduct was in good faith and the individual reasonably believed, in the case of conduct in the individual's official capacity, that his or her conduct was in the corporation's best interests and in all other cases that his or her conduct was not opposed to the best interests of such corporation. The IBCL further authorizes any court of competent jurisdiction, unless the articles of incorporation provide otherwise, to order indemnification generally if the court determines a director or officer of a corporation is entitled to mandatory indemnification or is otherwise fairly and reasonably entitled to indemnification in view of all the relevant circumstances. The IBCL also authorizes corporations to advance reasonable expenses in advance of final disposition of a proceeding generally if the individual affirms in writing a good faith belief that he satisfies the standard of conduct for permissive indemnification, the individual undertakes in a signed writing to repay the advance if it is determined he does not satisfy the standard of conduct for permissive indemnification and the corporation determines that the facts then known do not preclude indemnification. Finally, the IBCL authorizes further indemnification to the extent that the corporation may provide in its articles of incorporation, by-laws, a resolution of the board of directors or the shareholders or any other authorization, whenever adopted, after notice, by a majority vote of holders of all the voting shares then issued and outstanding. NCBE's Articles of Incorporation do not contain provisions altering the statutory provisions.

     HHFC. HHFC's Articles of Incorporation generally provide for the indemnification of HHFC's directors, officers and employees in accordance with the statutory provisions.

LIMITATION OF LIABILITY OF DIRECTORS

     NCBE. The IBCL provides that a director is not liable for any action taken as a director, or any failure to act, unless the director has breached or failed to perform the duties of the director's office in compliance with the IBCL and the breach or failure to perform constitutes willful misconduct or recklessness. Subject to this standard, a director who votes for or assents to distributions in violation of the IBCL is personally liable to the corporation for the amount of the illegal distribution and is entitled to contribution from the other directors who voted for or assented to such distribution and the shareholders who received the distribution. NCBE's Articles of Incorporation do not contain any provisions that would alter the statutory provisions.

     HHFC. HHFC's Articles of Incorporation do not contain any provisions that change the statutory provisions relating to director liability.

AUTHORIZATION OF PREFERRED SHARES

     NCBE. NCBE's Articles of Incorporation authorize NCBE to issue up to 1,000,000 preferred shares, without par value, in multiple series without shareholder approval. Prior to issuance, NCBE's Board would set the preferred shares' voting rights (which may be limited our unlimited), dividend or distribution rights, rights to priority in relation to common shares or other series of preferred shares, redemption or conversion prices, liquidation preferences, and sinking fund provisions. NCBE currently has no preferred shares outstanding. Depending upon the terms of the preferred shares issued, such issuance may result in the dilution of the voting rights of common shareholders and in holders of preferred shares with preferences and other
rights superior to rights of holders of common shares.   The authorized
preferred shares may also be viewed as having possible anti-takeover effects, because the shares could be used in the adoption of a shareholder rights plan or other defensive measures.

     HHFC. HHFC's Articles of Incorporation do not authorize any preferred shares.


                                    LEGAL MATTERS

     The legality of the securities offered hereby and certain tax consequences of the Merger will be passed upon by Baker & Daniels, Indianapolis, Indiana. Certain matters on behalf of HHFC in connection with the Merger will be passed upon by Brown, Todd & Heyburn PLLC, Louisville, Kentucky, and New Albany, Indiana.


                                       EXPERTS

     The consolidated financial statements of NCBE and subsidiaries as of December 31, 1997 and 1996 and each of the three years in the three-year period ended December 31, 1997, incorporated by reference to NCBE's Annual Report on Form 10-K, have been audited by McGladrey & Pullen, LLP, independent certified public accountants, as set forth in their report and incorporated herein by reference. The financial statements referred to above are incorporated herein by reference in reliance upon such reports and upon the authority of such firm as experts in auditing and accounting.

     The consolidated financial statements of HHFC as of December 31, 1997 and 1996 and the years then ended, included in this Proxy Statement/Prospectus have been audited by Sherman, Barber & Mullikin, certified public accountants, as set forth in their report thereon appearing elsewhere herein and are included in reliance upon such report given upon by the authority of such firm as experts in accounting and auditing.


                         WHERE YOU CAN FIND MORE INFORMATION

     NCBE files annual, quarterly and current reports, proxy statements and other information with the SEC. Shareholders may read and copy any reports, statements or other information that NCBE files at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. NCBE's public filings are also available from commercial document retrieval services and at the Internet web site maintained by the SEC at http://www.sec.gov.

     NCBE has filed a Registration Statement to register with the SEC the shares of NCBE common stock to be issued to shareholders in the Merger. This Proxy Statement/Prospectus is a part of that Registration Statement and constitutes a prospectus of NCBE, as well as a proxy statement of HHFC for the Special Meeting.

     As allowed by SEC rules, this Proxy Statement/Prospectus does not contain all the information that shareholders can find in the Registration Statement or the exhibits to the Registration Statement.

     The SEC allows NCBE to "incorporate by reference" information into this Proxy Statement/Prospectus, which means that it can disclose important information to shareholders by referring them to another document field separately with the SEC. The information incorporated by reference is deemed to be part of this Proxy Statement/Prospectus. This Proxy Statement/Prospectus incorporates by references the documents set forth below that NCBE has previously filed with the SEC. These documents contain important information about NCBE and its financial condition.


NCBE SEC FILINGS (FILE NO. 0-13585)                PERIOD OR DATE FILED
-----------------------------------      --------------------------------------

Annual Report on Form 10-K and 10-K/A... Year ended December 31, 1997

Quarterly Report  on Form 10-Q.......... Quarter ended March 31, 1998

Current Reports on Form 8-K............. Filed March 11, 1998, April 30, 1998,
                                         May 27, 1998, June 10, 1998, and
                                         August 7, 1998

Proxy Statement......................... Filed April 22, 1998

     Additional documents that NCBE may file with the SEC between the date of this Proxy Statement/Prospectus and the date of the Special Meeting are also incorporated by reference. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

     NCBE has supplied all information contained or incorporated by reference in this Proxy Statement/Prospectus relating to NCBE, and HHFC has supplied all information relating to HHFC.

     Copies of any of these documents may be obtained from NCBE or the SEC or the SEC's Internet web site described above. Documents incorporated by reference are available from NCBE without charge, excluding all exhibits unless NCBE has specifically incorporated by reference an exhibit in this Proxy Statement/Prospectus, by requesting them in writing or by telephone from NCBE at the following address:

                                    National City Bancshares, Inc.
                                    P. O. Box 868
                                    Evansville, IN  47705-0868
                                    Attention:  Stephen C. Byelick, Jr.
                                    Telephone:  (812) 464-9864

     Please request documents by September 14, 1998 to ensure receipt before the Special Meeting.

     HHFC SHAREHOLDERS SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS TO VOTE THEIR SHARES AT THE SPECIAL MEETING. NO ONE HAS BEEN AUTHORIZED TO PROVIDE ANY INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS. HHFC SHAREHOLDERS SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND NEITHER THE MAILING OF THIS PROXY STATEMENT/PROSPECTUS TO SHAREHOLDERS NOR THE ISSUANCE OF NCBE COMMON STOCK IN THE MERGER WILL CREATE ANY IMPLICATION TO THE CONTRARY.

                          INDEX TO HHFC FINANCIAL STATEMENTS


                                                                            Page
                                                                            ----
Independent Auditors' Report. . . . . . . . . . . . . . . . . . . . . . . .  F-2

Consolidated Statements of Financial Condition as of March 31, 1998
   (Unaudited), December 31, 1997 and December 31, 1996 . . . . . . . . . .  F-3

Consolidated Statements of Income for the Three Months Ended
   March 31, 1998 and 1997 (Unaudited) and the Years Ended December 31,
   1997 and 1996. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-5

Consolidated Statements of Changes in Equity for the Years Ended
   December 31, 1997 and 1996 and the Three Months Ended March 31,
   1998 (Unaudited) . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-6

Consolidated Statements of Cash Flows for the Three Months Ended
   March 31, 1998 and 1997 (Unaudited) and the Years Ended December 31,
   1997 and 1996. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-7

Notes to Consolidated Financial Statements December 31, 1997 and 1996 . . .  F-9


                      INDEPENDENT AUDITORS' REPORT


Board of Directors of
Hoosier Hills Financial Corporation
Osgood, Indiana


We have audited the accompanying Consolidated Statements of Financial Condition of HOOSIER HILLS FINANCIAL CORPORATION AND ITS SUBSIDIARY, THE RIPLEY COUNTY BANK, as of December 31, 1997 and December 31, 1996 and the related Consolidated Statements of Income, Changes in Equity and Cash Flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these statements based on our audit.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of HOOSIER HILLS FINANCIAL CORPORATION AND SUBSIDIARY at December 31, 1997 and December 31, 1996 and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

/s/ Sherman, Barber & Mullikin
------------------------------
SHERMAN, BARBER & MULLIKIN
Certified Public Accountants


February 24, 1998

                        HOOSIER HILLS FINANCIAL CORPORATION
                                   AND SUBSIDIARY

                   CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                                               AS OF                AS OF                AS OF
                                         MARCH 31, 1998       DECEMBER 31, 1997     DECEMBER 31, 1996
                                         --------------       -----------------     -----------------
                                           (UNAUDITED)
          ASSETS
          ------
Cash and Due from Banks                    $  2,344,007       $  2,853,553          $  3,903,193
Federal Funds Sold                            3,850,000          1,950,000             1,100,000
                                         --------------       -------------         ------------
Total Cash & Cash Equivalents                 6,194,007          4,803,553             5,003,193

Interest-Bearing Deposits in
 Other Banks                                    626,120            368,641               161,606

Investment Securities:
  U.S. Treasury                                       0                  0               998,385
  U.S. Agencies                                       0          1,500,370             1,493,265
  States & Political Subdivisions             5,790,431          6,021,371             7,893,877
  Corporate & Other Bonds                     1,357,446          1,356,412             1,321,000
  Federal Reserve Bank Stock                     90,000             90,000                90,000
  Federal Home Loan Bank Stock                  874,300            874,300               770,700
                                         --------------       -------------         ------------
Total Investment Securities                   8,112,177          9,842,453            12,567,227

Mortgage-Backed Certificates                  6,353,430          4,482,380             5,940,058

Loans                                        86,538,011         87,289,350            80,647,059
  Less: Reserve for Loan Losses                (930,978)          (908,624)             (905,096)
                                         --------------       -------------         ------------
Net Loans                                    85,607,033         86,380,726            79,741,963

Premises and Equipment                        1,389,668          1,421,381             1,415,215
Other Real Estate                                25,669             75,669                50,000
Accrued Interest Receivable                   1,139,981          1,417,462             1,424,387
Other Assets                                     72,231            113,020                65,887
                                         --------------       -------------         ------------

TOTAL ASSETS                               $109,520,316       $108,905,285          $106,369,536
------------                             --------------       -------------         ------------
                                         --------------       -------------         ------------

    See Notes to Consolidated Financial Statements.

                        HOOSIER HILLS FINANCIAL CORPORATION
                                   AND SUBSIDIARY

                   CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                                    (Continued)

                                             AS OF              AS OF                AS OF
                                        MARCH 31, 1998     DECEMBER 31, 1997    DECEMBER 31, 1996
                                        --------------     -----------------    -----------------
                                         (UNAUDITED)

          LIABILITIES AND EQUITY
LIABILITIES
Deposits:
  Demand Deposits                          $ 11,186,040       $ 10,386,004      $  9,782,136
  Money Market Demand Accounts                  660,952          1,388,548           957,546
  NOW Accounts                               11,342,724         12,505,665        15,718,344
  Savings & Other Time Deposits              56,404,398         55,103,959        54,147,490
  C of D's Equal to or
   Exceeding $100,000                         6,959,307          6,313,475         5,912,886
                                           ------------       ------------      ------------
Total Deposits                               86,553,421       $ 85,697,651      $ 86,518,402

Notes Payable                                   294,862            369,862           716,948
FHLB Advances                                10,440,748         10,940,748         8,500,000
Accrued Interest Payable                        611,999            658,901           676,733
Other Liabilities                               208,664             98,018            99,974
                                           ------------       ------------      ------------
Total Liabilities                            98,109,694         97,765,180        96,512,057

COMMON STOCK OWNED BY ESOP
 (subject to put option)                      4,185,878          4,110,878         2,559,774

EQUITY

Common Stock                                    148,860            148,860           148,860
Surplus                                       3,418,215          3,353,743         3,055,249
Unearned ESOP Shares                           (294,862)          (369,862)         (716,948)
Retained Earnings                             8,200,203          8,048,425         7,478,858
Treasury Stock, at Cost                        (291,675)          (291,675)         (291,675)
Unrealized Gains on Securities
 Available-for-Sale                             229,881            250,614           183,135
Common Stock Owned by ESOP
 (subject to put option)                     (4,185,878)        (4,110,878)       (2,559,774)
                                           ------------       ------------      ------------
Total Stockholders' Equity                    7,224,744          7,029,227         7,297,705
                                           ------------       ------------      ------------

TOTAL LIABILITIES AND EQUITY               $109,520,316       $108,905,285      $106,369,536
                                           ------------       ------------      ------------
                                           ------------       ------------      ------------

See Notes to Consolidated Financial Statements.

                        HOOSIER HILLS FINANCIAL CORPORATION
                                   AND SUBSIDIARY

                         CONSOLIDATED STATEMENTS OF INCOME

                                             FOR THE THREE MONTHS ENDED        FOR THE YEAR ENDED
                                               3-31-98        3-31-97        12-31-97       12-31-96
                                             ----------     ----------      ----------     ----------
                                             (UNAUDITED)    (UNAUDITED)
INTEREST INCOME
Interest & Fees on Loans                     $1,904,875     $1,756,299     $7,344,615     $6,625,314
Interest on Federal Funds Sold
 and Deposits at Other Banks                     40,584         14,343         64,700        124,955
Interest on Investment Securities:
  Taxable Interest Income                        69,989         85,644        317,545        288,217
  Tax Exempt Interest Income                     92,501        127,642        446,072        507,840
Interest on Mortgage-Backed
 Securities                                      78,978         92,159        318,471        346,943
                                             ----------     ----------     ----------     ----------
Total Interest Income                         2,186,927      2,076,087      8,491,403      7,893,269

INTEREST EXPENSE
Interest on Deposits                            909,980        878,887      3,571,962      3,595,489
Interest on Note Payable                          8,267         16,008         58,812         84,876
Interest on FHLB Advances and
 Other Borrowings                               163,471        132,776        595,123        281,841
                                             ----------     ----------     ----------     ----------
Total Interest Expense                        1,081,718      1,027,671      4,225,897      3,962,206
                                             ----------     ----------     ----------     ----------

NET INTEREST INCOME                           1,105,209      1,048,416      4,265,506      3,931,063
Provision for Loan Loss                         (45,000)       (37,500)      (150,000)      (150,000)
                                             ----------     ----------     ----------     ----------

NET INTEREST INCOME AFTER
PROVISION FOR LOAN LOSS                       1,060,209      1,010,916      4,115,506      3,781,063

OTHER INCOME
Service Charges on Deposit Accounts              54,115         51,116        218,426        180,092
Other Operating Income                           51,591         39,885        230,662        184,159
Securities Gains                                  4,542          5,674         11,339          2,347
                                             ----------     ----------     ----------     ----------
Total Other Income                              110,248         96,675        460,427        366,598

OTHER EXPENSES
Salaries & Employee Benefits                    562,033        493,293      2,253,858      1,953,563
Occupancy & Equipment Expenses                  133,133        111,596        430,135        363,887
Equipment Service & Rentals                      46,613         35,926        124,637         98,045
Postage & Supplies                               63,521         31,207        170,413        210,074
FDIC and Other Insurance                          3,007          5,181         14,348            978
Other Operating Expenses                        110,727         83,418        335,218        269,417
                                             ----------     ----------     ----------     ----------
Total Other Expenses                            919,034        760,621      3,328,609      2,895,964
                                             ----------     ----------     ----------     ----------

Net Income Before Income Taxes                  251,423        346,970      1,247,324      1,251,697

INCOME TAXES
Federal Income Tax                               68,416         98,130        345,825        244,805
State Income Tax                                 31,227         33,931        131,625        112,007
                                             ----------     ----------     ----------     ----------

NET INCOME                                   $  151,780     $  214,909     $  769,874     $  894,885
                                             ----------     ----------     ----------     ----------
                                             ----------     ----------     ----------     ----------

Basic Earnings per Share                     $      .38     $      .57     $     2.00     $     2.46

See Notes to Consolidated Financial Statements.

                        HOOSIER HILLS FINANCIAL CORPORATION
                                  AND SUBSIDIARY

                    CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY
   FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1997 (AUDITED) AND THE THREE MONTHS
                          ENDED MARCH 31, 1998 (UNAUDITED)



                                     COMMON                         ESOP          RETAINED
                                     STOCK        SURPLUS          SHARES         EARNINGS
                                   --------     ----------      -----------       ----------
BALANCE, January 1, 1996           $148,860     $2,940,486      $(1,035,735)      $6,713,816
Comprehensive Income:
Net Income, 1996                                                                     894,885
Other Comprehensive Income,
 Net of Tax:
Unrealized Losses on AFS Inv.
Total Comprehensive Income
Dividends Declared, 1996                                                            (129,843)
ESOP Shares Earned                                 114,763          318,787
Market Value Adjustment,
 ESOP Shares
                                   --------     ----------      -----------       ----------

BALANCE, December 31, 1996          148,860      3,055,249         (716,948)       7,478,858
Comprehensive Income:
Net Income                                                                           769,874
Other Comprehensive Income,
 Net of Tax:
Unrealized Losses on AFS Inv.
Total Comprehensive Income
Dividends Declared, 1997                                                            (200,307)
ESOP Shares Earned                                 298,494          347,086
Market Value Adjustment,
 ESOP Shares
                                   --------     ----------      -----------       ----------

BALANCE, December 31, 1997          148,860      3,353,743         (369,862)       8,048,425
Comprehensive Income:
Net Income                                                                           151,780
Other Comprehensive Income,
 Net of Tax:
Unrealized Losses on AFS Inv.
Total Comprehensive Income
ESOP Shares Earned                                  64,472           75,000
Market Value Adjustment,
 ESOP Shares
Rounding                                                                                  (2)
                                   --------     ----------      -----------       ----------
BALANCE, March 31, 1998            $148,860     $3,418,215      $  (294,862)      $8,200,203
                                   --------     ----------      -----------       ----------
                                   --------     ----------      -----------       ----------
                                                  ACCUM. OTHER                    COMMON STOCK
                                   TREASURY       COMPREHENSIVE                      OWNED       COMPREHENSIVE
                                    STOCK          INCOME            TOTAL          BY ESOP         INCOME
                                   --------       -------------   -----------     ----------      --------
BALANCE, January 1, 1996           $(291,675)       $ 312,306     $ 8,788,058     $1,951,907
Comprehensive Income:
Net Income, 1996                                                     894,885                      $894,885
Other Comprehensive Income,
 Net of Tax:
Unrealized Losses on AFS Inv.                        (129,171)      (129,171)                     (129,171)
                                                                                                  --------
Total Comprehensive Income                                                                        $765,714
                                                                                                  --------
                                                                                                  --------
Dividends Declared, 1996                                            (129,843)
ESOP Shares Earned                                                   433,550        318,787
Market Value Adjustment,
 ESOP Shares                                                                        289,080
                                   --------       -------------   -----------     ----------

BALANCE, December 31, 1996          (291,675)         183,135      9,857,479      2,559,774
Comprehensive Income:
Net Income                                                           769,874                       769,874
Other Comprehensive Income,
 Net of Tax:
Unrealized Losses on AFS Inv.                          67,479         67,479                        67,479
                                                                                                  --------
Total Comprehensive Income                                                                        $837,353
                                                                                                  --------
                                                                                                  --------
Dividends Declared, 1997                                            (200,307)
ESOP Shares Earned                                                   645,580        347,086
Market Value Adjustment,
 ESOP Shares                                                                      1,204,018
                                   --------       -------------   -----------     ----------

BALANCE, December 31, 1997          (291,675)         250,614     11,140,105      4,110,878
Comprehensive Income:
Net Income                                                           151,780                       151,780
Other Comprehensive Income,
 Net of Tax:
Unrealized Losses on AFS Inv.                         (20,733)       (20,733)                      (20,733)
                                                                                                  --------
Total Comprehensive Income                                                                        $131,047
                                                                                                  --------
                                                                                                  --------
ESOP Shares Earned                                                   139,472         75,000
Market Value Adjustment,
 ESOP Shares
Rounding                                                                  (2)
                                   --------       -------------   -----------     ----------
BALANCE, March 31, 1998            $(291,675)       $ 229,881     $11,410,622    $4,185,878
                                   --------       -------------   -----------     ----------
                                   --------       -------------   -----------     ----------

See Notes to Consolidated Financial Statements.

                      HOOSIER HILLS FINANCIAL CORPORATION
                                 AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                  FOR THE THREE MONTHS ENDED       FOR THE YEAR ENDED
                                                   3-31-98        3-31-97        12-31-97       12-31-96
                                                 -----------    -----------    -----------    -----------
                                                 (UNAUDITED)    (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income                                       $   151,780    $   214,909    $   769,874    $   894,885
Noncash Expenses Included in Net Income:
  Depreciation and Amortization                       60,000         60,000        218,391        194,518
  Accretion of Discount on Securities
    Including Mortgage-Backed Securities                (788)        (2,186)        (9,889)       (11,142)
  Amortization of Premium on Securities                3,366          4,704         14,984          8,973
  Deferred Income Taxes                               (6,884)        (3,633)       (12,754)       (68,393)
  Provision for Bad Debts                             45,000         37,500        150,000        150,000
  Gains on Sale of Securities                         (4,542)        (5,674)       (11,339)        (2,347)
  Net Change in Payables, Prepaids and
    Accrued Items                                    405,193        443,437        (77,191)       (22,144)
  Market Value Adjustments Included in
    Pension Costs                                     64,472         42,981        298,494        114,763
  (Gain) Loss on Disposal of Fixed Assets               (100)             0        (13,740)           607
                                                 -----------    -----------    -----------    -----------
Net Cash Provided by Operating Activities            717,497        792,038      1,326,830      1,259,720
                                                 -----------    -----------    -----------    -----------

CASH FLOWS FROM INVESTING ACTIVITIES
Net Loan Disbursements                               781,860       (922,969)    (6,814,432)    (9,870,299)
Net Decrease (Increase) in Interest-Bearing
  Deposits in Other Banks                           (257,480)        99,834       (207,036)      (161,606)
Purchase of Federal Home Loan Bank Stock                   0              0       (103,600)      (404,000)
Purchase of Investment Securities
  and Mortgage-Backed Securities-AFS              (3,302,984)             0     (1,707,449)    (5,137,642)
Proceeds from Maturities of Securities
  and Principal Received on Mortgage-Backed
  Securities-AFS                                   1,944,740        358,642        923,406        999,841
Proceeds from Sale of Securities &
  Mortgage-Backed Securities-AFS                   1,185,108      1,102,571      5,172,768      2,152,473
Proceeds from Sale of Fixed Assets                       100              0         17,205          2,700
Proceeds from Sale of REO                                  0              0              0         37,000
Purchase of Fixed Assets                             (34,159)       (88,693)      (227,022)       (98,604)
                                                 -----------    -----------    -----------    -----------
Net Cash Used in Investing Activities                317,185        549,385     (2,946,160)   (12,480,137)
                                                 -----------    -----------    -----------    -----------

CASH FLOWS FROM FINANCING ACTIVITIES
Net (Decrease) Increase in Demand Deposits,
  MMDA, NOW and Savings Accounts                  (1,551,496)    (4,555,782)    (2,593,536)     2,384,526
Net Increase in Certificates of Deposit            2,407,268         81,652      1,772,785      1,771,732
Dividends Paid                                             0              0       (200,307)      (129,843)
Repayment of FHLB Advances                          (500,000)             0      2,440,748      5,500,000
Repayment of Long-Term Debt                          (75,000)       (50,000)      (347,086)      (318,787)
Principal Repayments from ESOP                        75,000         50,000        347,086        318,787
Purchase of Federal Funds                                  0        500,000              0              0
                                                 -----------    -----------    -----------    -----------
Net Cash Provided by Financing Activities            355,772     (3,974,130)     1,419,690      9,526,415
                                                 -----------    -----------    -----------    -----------

See Notes to Consolidated Financial Statements.

                      HOOSIER HILLS FINANCIAL CORPORATION
                                 AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (Continued)

                                                  FOR THE THREE MONTHS ENDED       FOR THE YEAR ENDED
                                                   3-31-98        3-31-97        12-31-97       12-31-96
                                                 -----------    -----------    -----------    -----------
Net Increase (Decrease) in Cash
  and Cash Equivalents                             1,390,454     (2,632,707)      (199,640)    (1,694,002)

Cash & Cash Equivalents,
  Beginning of Period                              4,803,553      5,003,193      5,003,193      6,697,195
                                                 -----------    -----------    -----------    -----------

Cash & Cash Equivalents,
  End of Period                                  $ 6,194,007    $ 2,370,486    $ 4,803,553    $ 5,003,193
                                                 -----------    -----------    -----------    -----------
                                                 -----------    -----------    -----------    -----------


SCHEDULE OF NONCASH INVESTING AND
FINANCING TRANSACTIONS

Trade of Equipment                                                             $     1,000
                                                                               -----------
                                                                               -----------


SUPPLEMENTARY INFORMATION

Interest Paid                                    $ 1,128,620    $ 1,085,645    $ 4,243,728    $ 3,963,044
                                                 -----------    -----------    -----------    -----------
                                                 -----------    -----------    -----------    -----------

Income Taxes Paid                                $     4,430    $    27,308    $   479,465    $   401,910
                                                 -----------    -----------    -----------    -----------
                                                 -----------    -----------    -----------    -----------


See Notes to Consolidated Financial Statements.

HOOSIER HILLS FINANCIAL CORPORATION
AND SUBSIDIARY
OSGOOD, INDIANA


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1997 AND DECEMBER 31, 1996



NOTE 1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

          a.   NATURE OF OPERATIONS

          HOOSIER HILLS FINANCIAL CORPORATION (the Company), through its subsidiary, Ripley County Bank (the Bank), provides a full range of banking services to individual and corporate customers in southern Indiana. The Bank has three branch locations in the towns of Osgood, Versailles and Milan, Indiana. The Company and the subsidiary Bank are subject to the regulations of various federal and state agencies and undergo periodic examination by regulators. HOOSIER HILLS FINANCIAL CORPORATION is a bank holding company formed in 1982 for the purpose of acquiring the outstanding stock of the Ripley County Bank.

          b.   PRINCIPLES OF CONSOLIDATION

          The Consolidated Financial Statements include the accounts of the HOOSIER HILLS FINANCIAL CORPORATION and its wholly-owned subsidiary, The Ripley County Bank. The combination is accounted for as a pooling of interests. The parent company employs the equity method in recognizing net income of and dividends paid by the subsidiary. Intercompany transactions and balances have been eliminated in the consolidation.

          c.   INVESTMENT SECURITIES

          The Company adopted Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities," (SFAS 115) as of January 1, 1994. This accounting policy expands the use of fair value accounting for securities for which there is not a positive intent and ability to hold to maturity. At acquisition, SFAS 115 requires that securities be classified into one of three categories: trading, available-for-sale, or held-to-maturity. Trading securities are purchased and held principally with the intention of selling them in the near term. The Company has no trading securities. Held-to-maturity securities are those securities for which the Company has the ability and intent to hold until maturity. All other debt securities are classified as available-for-sale.

          Securities available-for-sale are stated at fair value at December 31, 1997 and 1996. Fair value is based on market prices quoted in financial publications and other independent sources. Net unrealized gains or losses are excluded from earnings and reported, net of deferred income taxes, as a separate component of stockholders' equity until realized. The adjusted cost of the specific security sold is used to compute any gain or loss upon sale.

HOOSIER HILLS FINANCIAL CORPORATION
AND SUBSIDIARY
OSGOOD, INDIANA


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1997 AND DECEMBER 31, 1996



          SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

          c.  INVESTMENT SECURITIES (Continued)

          Held-to-maturity securities are carried at cost, adjusted for amortization of premiums and accretion of discounts, which are recognized as adjustments to interest income under the effective interest method. Gain or loss is recorded when realized on a specific identification basis or when, in the opinion of management, an unrealized loss is other than temporary in nature.

          d.   BANK PREMISES AND EQUIPMENT

          Bank Premises and Equipment is stated at cost less accumulated depreciation. Depreciation is provided for principally using the straight-line method applied over estimated useful lives. Depreciation for income tax purposes has been computed under the Accelerated Cost Recovery System and Modified Accelerated Cost Recovery System as prescribed by the Internal Revenue Code.

          e.   LOANS AND RESERVE FOR LOAN LOSSES

          Loans are stated at the amount of unpaid principal, reduced by unearned discount, net deferred loan fees and a Reserve for Loan Losses. Unearned discount on installment loans is recognized as income over the terms of the loans by either the rebate or simple interest method. Interest on other loans is calculated by using the simple interest method on daily balances of the principal amount outstanding.

          The Reserve for Loan Losses is established through a provision for loan losses charged to expense. Loans are charged against the Reserve for possible loan losses when management believes that the collectibility of contractual principal and interest is unlikely. The Reserve is an amount that management believes will be adequate to absorb possible losses on existing loans that may become uncollectible, based on evaluations of the collectibility of loans and prior loan loss experience. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, credit concentrations, review of specific impaired and nonperforming loans, and current economic conditions and trends that may affect the borrowers' ability to pay. Allowances for impaired loans are generally determined based on collateral values or the present value of estimated cash flows. The allowance is increased by a provision for loan losses, which is charged to expense, and reduced by charge-offs, net of recoveries. Accrual of interest is discontinued on loans when management believes, after considering economic

HOOSIER HILLS FINANCIAL CORPORATION
AND SUBSIDIARY
OSGOOD, INDIANA


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1997 AND DECEMBER 31, 1996

          SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  (Continued)

          e.  LOANS AND RESERVE FOR LOAN LOSSES (Continued)

          and business conditions and collection efforts, that the borrowers' financial condition is such that collection is doubtful. A loan is considered to be impaired when management believes that it is probable that the Company will not collect the full principal and interest as prescribed in the note.

          Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan," requires that impaired loans be measured at the present value of expected cash flows discounted at the loan's effective interest rate, the loan's observable market price or the fair value of the collateral if the loan is collateral dependent or foreclosure is probable. It amends previously issued statements to clarify that the collectibility of both contractual principal and interest should be evaluated when determining the need for a loss accrual. The Statement provides that a loan is impaired when it is probable that all amounts due under the loan agreement will not be collected. It also specifies that a delinquent loan is not impaired if the creditor expects to collect all amounts due including interest accrued at the contractual rate during the period of delinquency.

          For impairment recognized in accordance with FASB Statement No. 114, the entire change in present value of expected cash flows is reported as bad debt expense in the same manner in which impairment initially was recognized or as a reduction in the amount of bad debt expense that otherwise would be reported.

          Certain loan origination fees and direct costs of underwriting and closing loans are deferred and the net deferred fees and costs are recognized over the contractual life of the underlying loans as an adjustment to interest income using the interest method. Amortization of deferred loan fees is discontinued when a loan is placed on nonaccrual status.

          f.   OTHER REAL ESTATE OWNED

          Other Real Estate Owned consists of real estate acquired through foreclosure or deed in lieu of foreclosure and is carried at the lower of cost or fair market value less estimated selling expenses. At the date of acquisition, estimated losses are charged to the Reserve for Loan Losses.

HOOSIER HILLS FINANCIAL CORPORATION
AND SUBSIDIARY
OSGOOD, INDIANA


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1997 AND DECEMBER 31, 1996



          SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  (Continued)

          g.   INCOME TAXES

          Income Taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes. Deferred taxes are recognized for differences between the basis of assets and liabilities for financial statement and income tax purposes. The differences relate primarily to depreciable assets (use of different depreciation methods and lives for financial statement and income tax purposes), allowance for loan losses (deductible for financial statement purposes but not for income tax purposes), and accretion of discount on debt securities (deferred for income tax purposes but recognized for financial statement purposes). The deferred tax assets and liabilities represent the future tax consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred taxes are also recognized for operating losses and tax credits that are available to offset future taxable income.

          h.   CASH AND CASH EQUIVALENTS

          Cash and Cash Equivalents, as presented in the Statements of Cash Flows, includes cash on hand, demand deposits in other financial institutions, and federal funds sold.

          i.   FAIR VALUES OF FINANCIAL INSTRUMENTS

          Statement of Financial Accounting Standards No. 107, DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS, requires disclosure of fair value information about financial instruments, whether or not recognized in the statement of financial condition. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instruments. Statement No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

          The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments as reflected in Note 12:

HOOSIER HILLS FINANCIAL CORPORATION
AND SUBSIDIARY
OSGOOD, INDIANA


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1997 AND DECEMBER 31, 1996



          SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  (Continued)

          i.   FAIR VALUES OF FINANCIAL INSTRUMENTS (Continued)

          Cash and cash equivalents: The carrying amounts reported in the balance sheet for cash and cash equivalents approximate those assets' fair values.

          Investment securities: Fair values for investment securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

          Loans: For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying amounts. The fair values for other loans are estimated using discounted cash flow analysis, based on interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Loan fair value estimates include judgments regarding future expected loss experience and risk characteristics.

          Accrued Interest Receivable: The carrying amount of accrued interest receivable approximates its fair value.

          Deposits: The fair values disclosed for demand deposits are, by definition, equal to the amount payable on demand at the reporting date. The fair values for certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated contractual maturities on such time deposits.

          Accrued Interest Payable: The carrying amount of accrued interest payable approximates fair value.

          Other borrowings and notes payable: The carrying amounts of other borrowings and notes payable approximate their fair values.

          Other liabilities: When applicable, commitments to extend credit are evaluated and fair value is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counter-parties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates.

HOOSIER HILLS FINANCIAL CORPORATION
AND SUBSIDIARY
OSGOOD, INDIANA


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1997 AND DECEMBER 31, 1996



          SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  (Continued)

          j.   USE OF ESTIMATES

          The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

          A material estimate that is particularly susceptible to significant change relates to the determination of the allowance for losses on loans. A large portion of the Company's loan portfolio consists of single-family residential loans in the Ripley County area. The regional economy depends heavily on the agricultural industry. Accordingly, the ultimate collectibility of a substantial portion of the Company's loan portfolio is susceptible to changes in local market conditions.

          While management uses available information to recognize losses on loans and foreclosed real estate, future additions to the allowances may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Company's allowances for losses on loans and foreclosed real estate. Such agencies may require the Company to recognize additions to the allowances based on their judgments about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the allowances for losses on loans and foreclosed real estate may change materially in the near term.

          k.   UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

          The unaudited consolidated financial statements as of March 31, 1998 and for the three-month periods ended March 31, 1998 and 1997 include the accounts of the Company and Bank after elimination of material intercompany transactions and have been prepared by the Company without audit. In the opinion of management all adjustments necessary to fairly present these statements have been made. Footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted for these statements. The results of operations for the three months ended March 31, 1998 and 1997 are not necessarily indicative of the operating results for the full year.

HOOSIER HILLS FINANCIAL CORPORATION
AND SUBSIDIARY
OSGOOD, INDIANA


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1997 AND DECEMBER 31, 1996



NOTE 2.   INVESTMENT SECURITIES

          The amortized cost and fair value of securities available-for-sale as of December 31, 1997 are summarized as follows:

                                                       GROSS           GROSS
                                        AMORTIZED    UNREALIZED     UNREALIZED       FAIR
                                           COST        GAINS           LOSSES        VALUE
                                       -----------   ----------     ----------   -----------
          U.S. Agencies                $ 1,500,000    $    840      $    (470)   $ 1,500,370
          State & Municipal Oblig.       5,752,489     275,211         (6,329)     6,021,371
          Mortgage-Backed Securities     4,408,120      95,270        (21,010)     4,482,380
          Corporate Bonds                1,285,000      71,412              0      1,356,412
                                       -----------    --------      ---------    -----------
          Totals                       $12,945,609    $442,733      $ (27,809)   $13,360,533
                                       -----------    --------      ---------    -----------
                                       -----------    --------      ---------    -----------

          The Company carries restricted equity securities, comprised of stock in the Federal Reserve Bank and Federal Home Loan Bank, at cost (par) based upon management's belief that the par value is ultimately recoverable. The stock is "restricted" due to requirements for ownership as a condition of membership into the respective federal banking organization.

          The amortized cost and fair value of securities available-for-sale as of December 31, 1996 are summarized as follows:

                                                       GROSS           GROSS
                                        AMORTIZED    UNREALIZED     UNREALIZED       FAIR
                                           COST        GAINS           LOSSES        VALUE
                                       -----------   ----------     ----------   -----------
          U.S. Treasuries              $ 1,000,917    $    142      $  (2,674)   $   998,385
          U.S. Agencies                  1,500,000       2,935         (9,670)     1,493,265
          State & Municipal Oblig.       7,629,085     318,860        (54,068)     7,893,877
          Mortgage-Backed Securities     5,913,087      64,963        (37,992)     5,940,058
          Corporate Bonds                1,285,000      36,000              0      1,321,000
                                       -----------    --------      ---------    -----------
          Totals                       $17,328,089    $422,900      $(104,404)   $17,646,585
                                       -----------    --------      ---------    -----------
                                       -----------    --------      ---------    -----------

HOOSIER HILLS FINANCIAL CORPORATION
AND SUBSIDIARY
OSGOOD, INDIANA


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1997 AND DECEMBER 31, 1996



          INVESTMENT SECURITIES (Continued)

          The amortized cost and estimated fair value of debt securities available-for-sale at December 31, 1997, by contractual maturity, are shown below:

                   MATURITY DISTRIBUTION                          AMORTIZED       FAIR
                     DECEMBER 31, 1997                             COST           VALUE
          ----------------------------------------              -----------    -----------
           Due in One Year or Less                              $ 7,013,678    $ 7,077,260
           Due After One Year Through Five Years                  3,263,598      3,464,882
           Due After Five Years Through Ten Years                 2,594,464      2,739,295
           Due After Ten Years                                       73,869         79,096
                                                                -----------    -----------
           Totals                                               $12,945,609    $13,360,533
                                                                -----------    -----------
                                                                -----------    -----------

          The amortized cost and estimated fair value of debt securities available-for-sale at December 31, 1996, by contractual maturity, are shown below:

                   MATURITY DISTRIBUTION                          AMORTIZED       FAIR
                     DECEMBER 31, 1997                             COST           VALUE
          ----------------------------------------              -----------    -----------
           Due in One Year or Less                              $ 7,481,199    $ 7,482,321
           Due After One Year Through Five Years                  6,399,729      6,635,062
           Due After Five Years Through Ten Years                 3,371,547      3,449,548
           Due After Ten Years                                       75,614         79,654
                                                                -----------    -----------
           Totals                                               $17,328,089    $17,646,585
                                                                -----------    -----------
                                                                -----------    -----------

          During 1997, the Company recognized gains of $19,263 and losses of $7,924 on the sale of securities classified as available-for-sale. The Company recognized gains of $7,299 and losses of $4,952 on the sale of securities classified as available-for-sale in 1996.

          As discussed in Note 14, certain investment securities are pledged as collateral for Federal Home Loan Bank borrowings.

HOOSIER HILLS FINANCIAL CORPORATION
AND SUBSIDIARY
OSGOOD, INDIANA


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1997 AND DECEMBER 31, 1996



NOTE 3.   LOANS

          Loans consist of the following at December 31:

                                                1997                1996
                                           -------------       -------------
          Mortgage Loans                    $62,476,023         $59,452,409
          Commercial, Financial
           & Agricultural Loans              10,998,850           9,655,485
          Installment Loans
           to Individuals                    13,143,627          10,947,744
          Credit Card Loans                     566,214             513,309
          Overdrafts                            132,536             133,912
          Less: Deferred Mortgage Fees          (27,900)            (55,800)
                                           -------------       -------------
          Total Loans                       $87,289,350         $80,647,059
                                           -------------       -------------
                                           -------------       -------------

          Interest income of approximately $8,527 and $4,249 was not accrued during 1997 and 1996, respectively, due to the delinquent status of the related loans.

          The following is a summary of nonperforming loans at December 31, 1997:

          (a) Impaired Loans                                       $147,038
          (b) Nonaccrual Loans                                       49,991
          (c) Loans Contractually Past Due 90
               Days or More, Exclusive of (a) & (b)                 129,821
                                                                  ----------
          Total Nonperforming Loans                                $326,850
                                                                  ----------
                                                                  ----------

          The Company is not committed to lend additional funds to any debtor whose loans are considered nonperforming at December 31, 1997.

          At December 31, 1997 and 1996, the total recorded investment in impaired loans, all of which had allowances determined in accordance with SFAS No. 114 and No. 118, amounted to approximately $147,038 and $292,440, respectively. The average recorded investment in impaired loans amounted to approximately $202,000 and $140,000 for the years ended December 31, 1997 and 1996. The allowance for loan losses related to impaired loans amounted to approximately $11,000 and $25,000 at December 31, 1997 and 1996. Interest income on impaired loans of $19,300 was recognized for cash payments received in 1997 and $4,500 for cash payments received in 1996.

HOOSIER HILLS FINANCIAL CORPORATION
AND SUBSIDIARY
OSGOOD, INDIANA


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1997 AND DECEMBER 31, 1996



NOTE 4.   RESERVE FOR LOAN LOSSES

          The Reserve for Loan Losses for federal income tax purposes differs from the actual reserve due to statutory limitations under federal tax law. Activity in the tax and book Reserves for Loan Losses for 1997 and 1996 is summarized below:


                                                         BOOK                      TAX PURPOSES
                                               ------------------------      ------------------------
                                                 1997            1996           1997          1996
                                               --------        --------       ---------      ---------
          Balance, January 1                   $905,096        $802,997       $289,607       $289,607
          Recoveries                             41,608          34,713         41,608         34,713
          Charge-Offs                          (188,080)        (82,614)      (188,080)       (82,614)
          Provision for Loan Loss               150,000         150,000        146,472         47,901
                                               --------        --------       ---------      ---------
          Balance, December 31                 $908,624        $905,096       $289,607       $289,607
                                               --------        --------       ---------      ---------
                                               --------        --------       ---------      ---------


NOTE 5.   PREMISES AND EQUIPMENT

          Premises and Equipment is shown on the financial statements at cost net of accumulated depreciation and consists of the following:


                                                   1997            1996
                                                ----------      ------------
          Land, Building & Improvements         $1,633,953       $1,614,649
          Furniture, Fixtures & Equipment        1,398,012        1,216,291
                                                ----------      ------------
          Total Cost of Fixed Assets             3,031,965        2,830,940
          Less:  Accumulated Depreciation       (1,610,584)      (1,415,725)
                                                ----------      ------------
          Net Property and Equipment            $1,421,381       $1,415,215
                                                ----------      ------------
                                                ----------      ------------


NOTE 6.   CERTIFICATES OF DEPOSIT

          Time certificates of deposit of $100,000 or more amounted to $6,313,475 and $5,912,886 at December 31, 1997 and 1996, respectively.
          Aggregate individual balances by maturity (rounded to the nearest $1,000) are as follows at December 31:


             MONTHS/YEARS UNTIL MATURITY           1997              1996
          ------------------------------------  ----------       ----------
          Three Months or Less                  $2,215,000       $  900,000
          Over Three Months to Twelve Months     1,998,000        1,561,000
          Over One Year Through Two Years        1,018,000        1,786,000
          Over Two Years Through Three Years     1,082,000          611,000
          Over Three Years Through Four Years            0        1,055,000
                                                ----------      ------------
              Total                             $6,313,000       $5,913,000
                                                ----------      ------------
                                                ----------      ------------


HOOSIER HILLS FINANCIAL CORPORATION
AND SUBSIDIARY
OSGOOD, INDIANA


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1997 AND DECEMBER 31, 1996


          CERTIFICATES OF DEPOSIT (Continued)

          Individual time certificates of deposit of less than $100,000 totalled $44,831,365 and $43,459,168 at December 31, 1997 and 1996,
          respectively. Those time deposits (rounded to the nearest $1,000) mature as follows:


                                                  1997            1996
                                               -----------      -----------
          Three Months or Less                 $ 6,808,000      $ 7,555,000
          Over Three Months to Twelve Months    18,285,000       15,351,000
          Over One Year through Two Years       13,981,000        7,804,000
          Over Two Years through Three Years     4,751,000        8,378,000
          Over Three Years through Four Years      654,000          844,000
          Over Four Years through Five Years       352,000        3,527,000
                                               -----------      -----------
          Total                                $44,831,000      $43,459,000
                                               -----------      -----------
                                               -----------      -----------


NOTE 7.   INCOME TAXES

          HOOSIER HILLS FINANCIAL CORPORATION files a consolidated federal income tax return with its subsidiary, The Ripley County Bank. Substantial temporary differences exist between taxable income on the Company's books and taxable income reported to the Internal Revenue Service due to differences between IRS reporting requirements and generally accepted accounting principles.

          The Company is subject to a franchise tax imposed by the State of Indiana. The tax affects all financial institutions which have offices within Indiana. It is imposed at a rate of 8.5% and is applied against federal taxable income after certain adjustments. This expense is shown separately as state income tax on the Statements of Income and is part of the following tax calculations

          The components of income tax expense are as follows for the year ended December 31:


                                                    1997            1996
                                                 ---------        ----------
          Current Tax Expense                     $490,204         $425,205
          Deferred Income Tax Expense (Benefit)    (12,754)         (68,393)
                                                 ---------        ----------
          Income Tax Expense                      $477,450         $356,812
                                                 ---------        ----------
                                                 ---------        ----------


          Income tax was calculated at the combined effective state and federal statutory rate of 39.6% as follows at December 31:


                                                    1997            1996
                                                 ---------        ----------
          Income Tax at Statutory Rates           $494,065         $495,672
          Net Tax Effect of Exempt Income
           & Expenses                              (16,615)        (138,860)
                                                  --------         --------
          Income Tax Expense                      $477,450         $356,812
                                                  --------         --------
                                                  --------         --------

HOOSIER HILLS FINANCIAL CORPORATION
AND SUBSIDIARY
OSGOOD, INDIANA


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1997 AND DECEMBER 31, 1996


NOTE 8.   INCOME TAX DEFERRALS

          The Company's net deferred federal and state tax assets at December 31, 1997 and 1996 are as follows:


                                                        1997            1996
                                                    ------------     ------------
          Deferred Federal Income Tax Assets         $ 210,466        $ 209,267
          Deferred Federal Income Tax Liabilities     (161,828)        (170,646)
                                                    ------------     ------------
          Total Net Deferred Federal Income
           Tax Assets                                $  48,638        $  38,621
                                                    ------------     ------------
                                                    ------------     ------------


          Deferred State Franchise Tax Assets        $  77,233        $  76,933
          Deferred State Franchise Tax Liabilities     (37,041)         (39,478)
                                                    ------------     ------------
          Total Net Deferred State Franchise Tax
           Assets                                    $  40,192        $  37,455
                                                    ------------     ------------
                                                    ------------     ------------


          Deferred Federal Income Tax Asset
           (Liability) - Unrealized (Gains) on
           Securities Available-for-Sale             $(129,041)       $(108,289)
          Deferred State Franchise Tax Asset
           (Liability) - Unrealized (Gains) on
           Securities Available-for-Sale               (35,269)         (27,072)
          Total Deferred Tax Assets (Liabilities)   -------------     ------------
           SFAS 115                                  $(164,310)       $(135,361)
                                                    ------------     ------------
                                                    ------------     ------------


          At December 31, 1997, the subsidiary bank was obligated to the holding company for 1997 income taxes of approximately $176,000.

HOOSIER HILLS FINANCIAL CORPORATION
AND SUBSIDIARY
OSGOOD, INDIANA


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1997 AND DECEMBER 31, 1996


NOTE 9.   RELATED PARTY TRANSACTIONS

          The subsidiary bank in its normal course of operations accepts deposits from and makes loans to related parties, including officers, directors and associated organizations. These transactions are made on substantially the same terms as those involving unrelated parties.

          The following balances existed at December 31:


                                                       1997            1996
                                                   -----------      ------------
          Total Loans to Officers, Directors
           and Their Associates                     $  796,743       $1,094,977
                                                    ----------       ----------
                                                    ----------       ----------
          Total Deposits of Officers, Directors
           and Their Associates                     $1,402,092       $1,088,677
                                                    ----------       ----------
                                                    ----------       ----------


          During 1997, approximately $336,007 in new loans were extended to the above noted persons and entities while $634,241 in repayments were received.


NOTE 10.  BENEFIT PLAN

          The Company sponsors an employee stock ownership plan (ESOP) that covers all employees. During 1994, HOOSIER HILLS FINANCIAL CORPORATION borrowed $1,600,000 to loan to the ESOP for the purchase of 32,000 (equal to 96,000 after stock split) shares of Company stock. The Company makes annual contributions to the ESOP equal to total debt service less dividends received by the ESOP. All dividends on unallocated shares are used to pay debt service. The common stock of Ripley County Bank is pledged as collateral for the debt and as the debt is repaid, HOOSIER HILLS FINANCIAL CORPORATION common shares are allocated to employees. The Company accounts for its ESOP in accordance with Statement of Position 93-6. Accordingly, the shares represented by outstanding debt are reported as unearned ESOP shares in the statement of financial condition. As shares are earned, the Company reports compensation expense equal to the current market price of the shares, and the shares become outstanding for earnings per share computations. Dividends on allocated ESOP shares are recorded as a reduction of retained earnings; dividends on unallocated ESOP shares are recorded as a reduction of debt and accrued interest.

HOOSIER HILLS FINANCIAL CORPORATION
AND SUBSIDIARY
OSGOOD, INDIANA

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1997 AND DECEMBER 31, 1996


          BENEFIT PLAN (Continued)

          Contribution expense for the ESOP was $646,080 and $433,550 for the years ended December 31, 1997 and 1996, respectively. Interest on the debt is not considered compensation expense by the Company. The ESOP shares were as follows as of December 31 (1996 has been restated to give effect to the stock split described in Note 11):

                                                        1997            1996
                                                        -----           ----
          Allocated Shares                             101,523           82,395
          Shares Released for Allocation                20,826           19,128
          Unearned Shares                               22,191           43,017
                                                      --------         --------
          Total ESOP Shares                            144,540          144,540
                                                      --------         --------
                                                      --------         --------
          Fair Value of Unearned
           Shares at December 31                      $687,921         $975,052
                                                      --------         --------
                                                      --------         --------

          In the case of a distribution of ESOP shares which are not readily tradeable on an established securities market, the plan provides the participant with a put option that complies with the requirements of
          Section 490(h) of the Internal Revenue Code. The Company has classified outside of permanent equity the fair value of earned and unearned ESOP shares (net of the debit balance representing unearned ESOP shares) subject to the put option in accordance with the Securities and Exchange Commission Accounting Series Release #268.

NOTE 11.  EQUITY

          At December 31, 1997 and 1996, there were 394,071 and 373,245 shares of HOOSIER HILLS FINANCIAL CORPORATION common stock outstanding, respectively. At December 31, 1997 and 1996, HOOSIER HILLS FINANCIAL CORPORATION held 30,318 shares of treasury stock. The Ripley County Bank had 150,000 shares of common stock outstanding at December 31, 1997 and 1996. Authorized shares for HOOSIER HILLS FINANCIAL CORPORATION and Ripley County Bank were 750,000 and 150,000, respectively, at December 31, 1997 and 1996.

          At the April board meeting of HOOSIER HILLS FINANCIAL CORPORATION, the Board approved a 3 to 1 stock split. The split was effective for shareholders of record on July 1, 1997. To effect the split, the Company's authorized shares were increased to 750,000.

          The Ripley County Bank had net income of $1,336,496 for 1997 and $1,259,918 for 1996. Earnings per share were $8.91 for 1997 and $8.40 for 1996 based on outstanding shares of 150,000. Earnings per share for HOOSIER HILLS FINANCIAL CORPORATION was $2.00 for 1997 and $2.46 for 1996 based on weighted average shares outstanding of 383,658 and 363,681 for 1997 and 1996, respectively. Earnings per share for 1996 has been restated for the effect of the 1997 stock split. The Bank paid dividends of $465,000 or $3.10 per share in 1997 and $400,000 or $2.67 per share in 1996 to HOOSIER HILLS FINANCIAL CORPORATION. Intercompany dividends have been eliminated in the accompanying consolidated financial statements.

HOOSIER HILLS FINANCIAL CORPORATION
AND SUBSIDIARY
OSGOOD, INDIANA

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1997 AND DECEMBER 31, 1996


          EQUITY (Continued)

          Payment of dividends by the Bank is restricted by state and federal banking regulations. Dividends may not be paid if such payment results in an impairment of capital. The minimum capital requirements for the subsidiary bank are reflected in Note 15. The Bank had $2,196,414 available for the payment of dividends for 1997 in accordance with state regulation.


NOTE 12.  FINANCIAL INSTRUMENTS

          FINANCIAL INSTRUMENTS WITH OFF BALANCE SHEET RISK

          The Company began originating mortgage loans for the secondary market in June of 1997. Under provisions of the "correspondent agreement," the Company may be required to repurchase any loan for which all federal and state lending regulations were not adhered to or if any documents submitted to the lending bank by the Company are not genuine and valid. The Company has not retained servicing rights on any of these loans, therefore the outstanding balances of those loans subject to possible repurchase is not known.

          In order to effectively service its customers, the Company exposes itself to risk beyond the amount recorded on the Balance Sheets through issuance of loan commitments and letters of credit. The Bank was exposed to additional credit loss to the extent of the notional principal amount of commitments and letters of credit outstanding at December 31, 1997 and 1996. The Bank evaluates the recipients of commitments and letters of credit using the same policies and criteria used to evaluate recipients of loans recorded on the Balance Sheets. Loan commitments and outstanding lines and letters of credit at December 31, 1997 and December 31, 1996 included a mix of unsecured amounts as well as amounts secured by real estate, equipment, inventory and accounts receivable.

          FINANCIAL INSTRUMENTS WHOSE CONTRACT AMOUNTS REPRESENT CREDIT RISK AT DECEMBER 31, 1997 AND 1996

                                                  CONTRACT OR NOTIONAL AMOUNT
                                                  ----------------------------
                                                   (ROUNDED TO NEAREST 1,000)
                                                     1997               1996
                                                     ----               ----
          Commitments to Extend Credit:
            Secured by Real Estate                  $1,819,000       $1,944,000
            Unsecured                                  826,000        1,186,000
          Undisbursed Lines of Credit:
            Credit Card Lines-Unsecured                843,000          745,000
            Letters of Credit-Unsecured                161,000          161,000
                                                    ----------       ----------
          Total                                     $3,649,000       $4,036,000
                                                    ----------       ----------
                                                    ----------       ----------

HOOSIER HILLS FINANCIAL CORPORATION
AND SUBSIDIARY
OSGOOD, INDIANA

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1997 AND DECEMBER 31, 1996

          FINANCIAL INSTRUMENTS (Continued)

          FINANCIAL INSTRUMENTS WHOSE CONTRACT AMOUNTS REPRESENT CREDIT RISK AT DECEMBER 31, 1997 (Continued)

          Commitments to extend credit generally have fixed expiration dates and many expire without being drawn upon, so the amounts reflected above do not necessarily represent future cash requirements. The market or interest rate risk associated with those instruments is, for all practical purposes, the same as for loans reflected on the balance sheets in that fluctuations in market rates will impact the value of the instrument.

          FAIR VALUES OF FINANCIAL INSTRUMENTS

          The estimated fair values of the Company's financial instruments at December 31, 1997 and 1996 are as follows:

                                                                 1997                        1996
                                                    ---------------------------   --------------------------
                                                      CARRYING          FAIR        CARRYING        FAIR
                                                       AMOUNT           VALUE        AMOUNT        VALUE
                                                      ---------         ------      --------       ------
          Financial Assets:
            Cash & Cash Equivalents                $ 4,803,553      $ 4,803,553   $ 5,003,193    $ 5,003,193
            Interest-Bearing Deposits              $   368,641      $   368,641   $   161,606    $   161,606
            Investment and Mortgage-
             Backed Securities                     $14,324,833      $14,324,833   $18,507,285    $18,507,285
            Loans, Net of Allowance                $86,380,726      $86,297,349   $79,741,963    $79,159,799
            Accrued Interest Receivable            $ 1,417,462      $ 1,417,462   $ 1,424,387    $ 1,424,387
          Financial Liabilities:
            Deposits                               $85,697,651      $85,920,591   $86,518,402    $86,999,472
            FHLB Advances                          $10,940,748      $10,940,748   $ 8,500,000    $ 8,500,000
            Notes Payable                          $   369,862      $   369,862   $   716,948    $   716,948
            Accrued Interest Payable               $   658,901      $   658,901   $   676,733    $   676,733


NOTE 13.  CONCENTRATIONS OF CREDIT RISK

          The Ripley County Bank grants various types of loans to individuals and businesses located, primarily, in Ripley and surrounding counties of Indiana. Although the Bank's customers have a somewhat diversified background, they are dependent, to a great extent, on the agricultural sector of the local economy for the ability to repay their loans.

HOOSIER HILLS FINANCIAL CORPORATION
AND SUBSIDIARY
OSGOOD, INDIANA

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1997 AND DECEMBER 31, 1996


NOTE 14.  NOTES PAYABLE

          HOOSIER HILLS FINANCIAL CORPORATION issued a long-term note on April 1, 1994, the proceeds of which were then loaned to the Company's employee stock ownership plan on identical terms for the acquisition of company stock. The note is secured by the pledge of the outstanding stock of Ripley County Bank and contains various financial covenants pertaining to levels of net worth, dividend payments, indebtedness and fixed asset acquisitions. The Company was in compliance with all such covenants at December 31, 1997.

          Interest on the note is payable quarterly at the lender's prime rate plus .75% which may be adjusted daily. Principal payments of $50,000 are due on the first day of each January, April, July and October with full repayment scheduled to occur on April 1, 2002. The Company may prepay all or any part of the principal of the note at any time without penalty or premium. Principal prepayments are applied to the required quarterly installments in the inverse order of their respective maturities. As reflected in the following table, the Company has prepaid a significant portion of the principal due on the note. The required annual principal payments under the note are summarized as follows:

          1998                                      $200,000
          1999                                       169,862
                                                    --------
          Total Amount Due                          $369,862
                                                    --------
                                                    --------

          At December 31, 1997 and 1996, the Company's subsidiary bank was indebted to the Federal Home Loan Bank of Indianapolis (FHLB) in the amount of $10,940,748 and $8,500,000, respectively, under an "Advances, Pledge and Security Agreement" dated August 19, 1994. The Agreement provides for the pledge of "eligible blanket collateral" consisting of certain 1 to 4 family mortgage loans with a total carrying value of $40,521,726 and U.S. government and agency investment securities and mortgage-backed securities with a total carrying value of $5,831,748 at December 31, 1997, to secure the debt. The amounts of each advance and the annual rate of interest thereon are summarized, by maturity, as follows:

HOOSIER HILLS FINANCIAL CORPORATION
AND SUBSIDIARY
OSGOOD, INDIANA

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1997 AND DECEMBER 31, 1996


          NOTES PAYABLE (Continued)

                                      Interest           Contractual
            Amount                      Rate               Maturity
            ------                      -----              --------
          $   500,000                   5.79%               January 12, 1998
          $ 1,000,000                   5.80%               March 23, 1998
          $ 1,000,000                   6.17%               August 21, 1998
          $ 1,000,000                   5.94%               September 9, 1998
          $ 1,000,000                   5.79%               November 16, 1998
          $ 1,000,000                   6.41%               June 7, 1999
          $ 1,500,000                   5.85%               May 17, 2000
          $ 1,000,000                   6.45%               June 7, 2000
          $   500,000                   6.13%               October 27, 2000
          $   940,748                   6.78%               September 17, 2001
          $   500,000                   6.32%               October 16, 2002
          $ 1,000,000                   6.21%               November 15, 2002
          -----------
          $10,940,748
          -----------
          -----------

          Under the blanket collateral agreement, the subsidiary bank must maintain eligible collateral of 170% of total advances. Based upon that requirement, approximately $16,000,000 was available to the Bank at December 31, 1997. Management has been authorized by the board of directors to borrow, if necessary, a total of $12,000,000 under this agreement.


NOTE 15.  REGULATORY MATTERS

          The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

          Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital to risk-weighted assets, and of Tier I capital to average assets (as defined in the regulations). Management believes, as of December 31, 1997 and December 31, 1996, that the Bank met all capital adequacy requirements to which it is subject.

HOOSIER HILLS FINANCIAL CORPORATION
AND SUBSIDIARY
OSGOOD, INDIANA


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1997 AND DECEMBER 31, 1996


          REGULATORY MATTERS (Continued)

          As of December 31, 1997 and December 31, 1996, the Bank would be categorized as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that date that management believes have changed the institution's category.

          The Bank's actual capital amounts and ratios are also presented in the following tables as of:

          DECEMBER 31, 1997 (ROUNDED TO NEAREST 000):


                                                                                                    To be Well
                                                                                               Capitalized Under
                                                                     For Capital                 Prompt Corrective
                                          Actual                   Adequacy Purposes           Action Provisions
                                  ___________________________    _______________________      __________________________
                                     Amount           Ratio      Amount            Ratio        Amount             Ratio
                                  _____________       _______    __________      ________     ____________       ________
          Total Capital           $11,970,000          16.4%    $5,811,840*          8.0%*    $7,264,800*         10.0%*
             (to risk
             weighted assets)
          Tier I Capital          $11,062,000          15.2%    $2,905,920*          4.0%*    $4,358,880*          6.0%*
             (to risk
             weighted assets)
          Tier I Capital          $11,062,000          10.2%    $4,315,720*          4.0%*    $5,394,650*          5.0%*
             (to average
             assets)

   * - is greater than or equal to


          DECEMBER 31, 1996 (ROUNDED TO NEAREST 000):



                                                                                                    To be Well
                                                                                               Capitalized Under
                                                                     For Capital                 Prompt Corrective
                                          Actual                   Adequacy Purposes           Action Provisions
                                  ___________________________    _______________________      __________________________
                                     Amount           Ratio      Amount            Ratio        Amount             Ratio
                                  _____________       _______    __________      ________     ____________       ________
          Total Capital           $11,043,000          16.2%    $7,604,400*          8.0%*    $9,505,500*         10.0%*
             (to risk
             weighted assets)
          Tier I Capital          $10,191,000          15.0%    $3,802,200*          4.0%*    $5,703,300*          6.0%*
             (to risk
             weighted assets)
          Tier I Capital          $10,191,000          9.84%    $5,239,160*          4.0%*    $4,752,750*          5.0%*
             (to average
             assets)


  * - is greater than or equal to


HOOSIER HILLS FINANCIAL CORPORATION
AND SUBSIDIARY
OSGOOD, INDIANA


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1997 AND DECEMBER 31, 1996



NOTE 16.  CONTINGENT LIABILITIES

          The Ripley County Bank terminated, during 1997, a data processing service contract that contained an option to renew and provided the servicing agent with a right of first refusal. Based upon those provisions, the servicing agent has claimed that the Bank breached the agreement. Anticipated damages totalling $144,000 have been claimed by the servicing agent, but no legal action has been initiated to date. Management adamantly denies any breach of contract and, based upon the advice of legal counsel, intends to vigorously defend any action to collect these damages.

                                      APPENDIX A

                             AGREEMENT AND PLAN OF MERGER


     THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is entered into as of the 21st day of April, 1998, by and between National City Bancshares, Inc., an Indiana corporation ("NCBE"), and Hoosier Hills Financial Corporation, an Indiana corporation ("HHFC").

                                 W I T N E S S E T H:

     WHEREAS, HHFC owns all of the outstanding capital stock of The Ripley County Bank, an Indiana banking corporation located in Osgood, Indiana (the "Bank"); and

     WHEREAS, the parties desire that HHFC merge with and into NCBE (the "Merger") in a transaction to be accounted for as a pooling-of-interests upon the terms and conditions contained herein; and

     WHEREAS, the Board of Directors of HHFC deems the Merger advisable and in the best interests of HHFC and its shareholders and has adopted a resolution approving this Agreement and directing that this Agreement be submitted for consideration at a meeting of HHFC's shareholders; and

     WHEREAS, the Board of Directors of NCBE has adopted a resolution approving the Merger and this Agreement.

     NOW, THEREFORE, in consideration of the premises and the mutual agreements, representations, warranties and covenants herein contained and for the purpose of prescribing the terms and conditions of the Merger, the mode of carrying the Merger into effect, the manner of converting the capital stock of HHFC, and such other provisions as are deemed desirable in connection with the Merger, the parties, intending to be bound, hereby agree as follows:

     1.   THE MERGER.

     (a) MERGER. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Indiana Business Corporation Law (the "IBCL"), at the Effective Time (as hereafter defined), HHFC will be merged with and into NCBE. HHFC shall be the merging corporation under the Merger and its separate corporate existence shall cease as of the Effective Time. NCBE shall be the surviving corporation under the Merger (the "Surviving Corporation") and shall succeed to and assume all rights and obligations of HHFC in accordance with the IBCL.

     (b) REGULATORY APPROVALS. The parties acknowledge that certain approvals must be received from or notices must be given to federal and state banking regulatory agencies including: (i) the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"); (ii) the Indiana Department of Financial Institutions; and (iii) any other banking regulatory authorities having jurisdiction over the parties or the Merger (the governmental agencies referred to in items (i)-(iii) above are collectively referred to herein as the "Applicable Governmental Authorities").

     (c) CLOSING; EFFECTIVE TIME. The delivery of the certificates and opinions called for by this Agreement shall take place at the offices of NCBE, 227 Main Street, Evansville, Indiana, at a closing (the "Closing") fixed by agreement of NCBE and HHFC as promptly as practicable (but in any event at least five (5) business days prior to the Closing) following the latest of (i) approval by all the Applicable Governmental Authorities; (ii) the expiration of any waiting period imposed by law; and (iii) satisfaction or waiver (to the extent legally permissible) of the conditions set forth in Sections 11, 12 and 13 of this Agreement. The parties shall execute and file on or prior to the Closing, articles of merger in the form required by the IBCL (the "Articles of Merger") relating to the Merger with the Indiana Secretary of State. The time at which the Merger becomes effective shall be specified in the Articles of Merger and is hereafter referred to as the "Effective Time" and shall be no later than NCBE's close of business on the day of Closing.

     2.   EFFECTS OF THE MERGER.

     (a) EFFECTS OF THE MERGER. The Merger shall have the effects set forth in the IBCL.

     (b) ARTICLES OF INCORPORATION AND BY-LAWS. The Articles of Incorporation and the By-Laws of NCBE as in effect at the Effective Time shall be the Articles of Incorporation and By-Laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

     (c) DIRECTORS. The directors of NCBE serving at the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

     (d) OFFICERS. The officers of NCBE serving at the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

     3. CONVERSION OF HHFC COMMON. Without any action on the part of any holders of any of HHFC's shares of Common Stock, without par value ("HHFC Common"), or shares of capital stock of NCBE, the Merger shall have the following effects with regard to the HHFC Common:

     (a) CONVERSION OF HHFC COMMON. As of the Effective Time, each issued and outstanding share of HHFC Common other than Dissenting Shares (as hereafter defined) shall be converted into the right to receive the number of shares of NCBE's Common Stock, without par value ("NCBE Common") computed as follows:


          (i) If the Average NCBE Value (as hereafter defined) is greater than or equal to $34.00, but less than or equal to $47.00, then each share of HHFC Common shall be converted into 1.7537 shares of NCBE Common;

          (ii) If the Average NCBE Value is greater than $47.00, then each share of HHFC Common shall be converted into that number of shares of NCBE Common valued at the Average NCBE Value having an aggregate value equal to $82.42;

          (iii) If (A) the Average NCBE Value is less than $34.00, but greater than or equal to $32.00, or (B) the Average NCBE Value is less than $32.00 and HHFC elects not to exercise its termination rights under Section 16(e), then each share of HHFC Common shall be converted into the lesser of: (x) that number of shares of NCBE Common valued at the Average NCBE Value having an aggregate value equal to $59.63 and
     (y) 1.8633 shares of NCBE Common;

          (iv) If (A) the Average NCBE Value is less than $32.00, (B) HHFC elects to exercise its termination rights under Section 16(e), and
     (C) NCBE elects to negate HHFC's termination as permitted by
     Section 16(e), then each share of HHFC Common shall be converted into that number of shares of NCBE Common valued at the Average NCBE Value having an aggregate value equal to $59.63; and

          (v) "Average NCBE Value" shall mean the average of the means between the highest and lowest per share trading prices reported by the Nasdaq National Market for the ten (10) trading days ended on or prior to the fifth business day prior to the Closing. A "trading day" shall mean a day on which at least 100 shares of NCBE Common are traded on the Nasdaq National Market.

          (vi) All fractional interests of NCBE Common shall be rounded to the nearest ten-thousandth (.0001).

     (b) SHARE ADJUSTMENT. If between the date hereof and prior to the Effective Time, the number of outstanding shares of NCBE Common should be changed as the result of any stock dividend, stock split or reclassification (a "Share Adjustment"), the number of shares of NCBE Common to be received by holders of HHFC Common pursuant to Section 3(a) shall be appropriately adjusted to reflect the Share Adjustment.

     (c) NO FRACTIONAL SHARES. No certificates or scrip representing fractional shares of NCBE Common shall be issued upon the surrender for exchange of certificates evidencing HHFC Common. Each holder of HHFC Common who would otherwise have been entitled to receive a fractional interest in a share of NCBE Common shall have the right to receive cash (without interest) in an amount equal to such fractional interest of a share of NCBE Common multiplied by the Average NCBE Value. Such cash, together with the shares of NCBE Common to be issued pursuant to Section 3(a), is referred to as the "Merger Consideration."

     (d) CANCELLATION OF TREASURY STOCK. As of the Effective Time, each share of HHFC Common that is owned by HHFC in its treasury shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor. The foregoing shall not apply to any issued and outstanding shares held by HHFC in a fiduciary or similar capacity.

     (e) DISSENTING SHARES. "Dissenting Shares" shall mean shares of HHFC Common held by any person who properly exercises and perfects rights under the IBCL as a dissenting shareholder. The holder of any Dissenting Shares shall only have the rights accorded a dissenting shareholder under the IBCL and shall not receive any part of the Merger Consideration.

     4. EFFECT ON NCBE COMMON. The Merger shall have no effect on the shares of NCBE Common issued and outstanding immediately prior to the Effective Time.

     5.   EXCHANGE OF CERTIFICATES.

     (a) SURRENDER OF CERTIFICATES. Within five (5) business days after the Effective Time, the exchange agent appointed by NCBE (the "Exchange Agent"), shall send to each record holder of HHFC Common (except for holders of Dissenting Shares), a letter of transmittal, in form reasonably acceptable to HHFC, for use in effecting the surrender of certificates formerly evidencing HHFC Common in exchange for the Merger Consideration. The letter of transmittal shall specify how surrender of the certificates formerly evidencing shares of HHFC Common shall be effected. Upon surrender of a certificate formerly evidencing HHFC Common to the Exchange Agent together with such letter of transmittal and such other documentation that reasonably may be required by NCBE or the Exchange Agent, the Merger Consideration shall be issued, and the certificate so surrendered shall be canceled. No interest shall accrue or be paid with respect to the Merger Consideration. There shall be no obligation to deliver the Merger Consideration in respect of any shares of HHFC Common until (and then only to the extent that) the holder thereof validly surrenders the certificates formerly representing the shares of HHFC Common for exchange as provided in this Section 5, or, in lieu thereof, delivers to the Exchange Agent an appropriate affidavit of loss and an indemnity agreement as may be required in any such case by NCBE in its reasonable discretion. If any payment for shares of HHFC Common is to be made in a name other than the registered holder of a surrendered certificate, it shall be a condition to the payment that the certificate shall be properly endorsed or otherwise in proper form for transfer, that all signatures shall be guaranteed by a bank, broker or other institutional member of the Medallion Signature Guarantee Program, and that the person requesting the payment shall either (i) pay to the Exchange Agent any transfer or other taxes required by reason of the payment to a person other than the registered holder of a surrendered certificate or (ii) establish to the satisfaction of the Exchange Agent that such taxes have been paid or are not payable.

     (b) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES. No dividends or other distributions with respect to NCBE Common with a record date after the Effective Time shall be delivered to the holder of any unsurrendered certificate evidencing shares of HHFC Common with respect to the shares of NCBE Common evidenced thereby until the surrender of such certificate in accordance with this Section 5.

     (c) ESCHEAT. Notwithstanding anything in this Section 5 or elsewhere in this Agreement to the contrary, neither the Exchange Agent nor any party hereto shall be liable to a former holder of HHFC Common for any property delivered to a public official pursuant to applicable escheat or abandoned property laws.

     (d) NO FURTHER OWNERSHIP RIGHTS IN HHFC COMMON. The Merger Consideration paid upon the surrender of a certificate evidencing shares of HHFC Common in accordance with the terms of this Section 5 shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of HHFC Common theretofore represented by such certificate, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of HHFC Common which were outstanding immediately prior to the Effective Time.

     (e) WITHHOLDING RIGHTS. NCBE shall be entitled to deduct and withhold from any dividends payable to former holders of HHFC Common such amounts as NCBE is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"). Such withheld amounts shall be treated as having been paid by any such former holder of shares of HHFC Common.

     6. REPRESENTATIONS AND WARRANTIES OF NCBE. NCBE represents and warrants to HHFC as follows:

     (a) ORGANIZATION, AUTHORIZATION AND NO VIOLATION. NCBE is a corporation duly organized and validly existing under the laws of the State of Indiana. NCBE has all necessary corporate power to own its properties and assets and to carry on its business as now conducted. Subject to receipt of approvals from the Applicable Governmental Authorities, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by NCBE have been duly authorized by all necessary corporate action on the part of NCBE, and this Agreement constitutes the legal, valid and binding obligation of NCBE, enforceable against NCBE in accordance with its terms, except as limited by (i) bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance laws and other similar laws affecting creditors' rights generally, and (ii) general principles of equity, regardless of whether asserted in a proceeding in equity or law. The execution and delivery of this Agreement by NCBE and the consummation of the transactions contemplated by this Agreement, will not violate the provisions of, or constitute a breach or default under, the articles of incorporation or by-laws of NCBE or any material agreement to which NCBE is a party or is bound, or any other material license, law, order, rule, regulation or judgment to which NCBE is a party. NCBE is duly registered with the Federal Reserve Board as a bank holding company under the Bank Holding Company Act of 1956, as amended.

     (b) NO SHAREHOLDER VOTE. No vote by the shareholders of NCBE is required to approve the Merger under IBCL, the articles of incorporation or by-laws of NCBE or any rules of the National Association of Securities Dealers, Inc. which apply to Nasdaq National Market issuers.

     (c) CAPITAL STOCK. The authorized capital stock of NCBE consists of 20,000,000 shares of NCBE Common, of which 10,758,939 shares were issued and outstanding as of April 17, 1998. All of the issued and outstanding shares of NCBE Common are duly and validly issued and outstanding and are fully paid and non-assessable. None of the shares of NCBE Common have been issued in violation of any preemptive rights. As of the date hereof, there are no outstanding options, warrants, rights to subscribe for, calls, or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, such shares or contracts, commitments, understandings or arrangements by which NCBE is or may be obligated to issue additional shares of capital stock or other equity securities of NCBE, other than (i) options to purchase shares of NCBE Common which have been granted pursuant to NCBE's Incentive Stock Option Plan, and (ii) commitments to issue shares of NCBE Common in connection with the pending acquisitions of Illinois One Bancorp, Inc., Trigg Bancorp, Inc., and Community First Financial, Inc.

     (d) SEC DOCUMENTS. NCBE has provided HHFC with copies of the following reports (the "SEC Documents") filed by NCBE with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"): (i) the annual report on Form 10-K for the year ended December 31, 1997, as amended and (ii) the definitive proxy materials for the 1998 annual meeting of NCBE shareholders. As of their respective dates, the SEC Documents complied, and any filings NCBE makes with the SEC on or after the date hereof will comply, in all material respects with the requirements of the Exchange Act and the rules and regulations of the Commission promulgated thereunder and did not or will not, as the case may be, contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained therein not misleading.

     (e) FINANCIAL INFORMATION. NCBE has delivered to HHFC the consolidated balance sheets of NCBE and its subsidiaries as of December 31, 1997 and 1996 and the related consolidated statements of income, changes in shareholders' equity and cash flows for the three (3) years ended December 31, 1997, together with the notes thereto, that are included in the SEC Documents.
Such financial statements have been audited by McGladrey & Pullen, LLP, independent auditors, whose report thereon is included with such financial statements. Such financial statements have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis (except for changes, if any, required by GAAP and disclosed therein) and fairly present in all material respects the consolidated financial position and the consolidated results of operations, changes in shareholders' equity and cash flows of NCBE and its consolidated subsidiaries as of the dates and for the periods indicated. At December 31, 1997, there were no material liabilities of NCBE and its subsidiaries (actual, contingent or accrued) which, in accordance with GAAP applied on a consistent basis, should have been shown or reflected in such financial statements or the notes thereto, but which are not so reflected.

     (f) ABSENCE OF CHANGES. Except as disclosed in the SEC Documents, since December 31, 1997, NCBE has not incurred any obligation or liability (absolute or contingent), except normal trade or business obligations or liabilities incurred in the ordinary course of business, and there has not been any material adverse change in the financial condition, results of operations or business of NCBE and its subsidiaries taken as whole, nor have there been any events or transactions having such a material adverse effect which should be disclosed in order to make the financial statements described in subsection (e) not misleading.

     (g) LITIGATION. There is no litigation, claim, investigation or other proceeding pending or, to the knowledge of NCBE, threatened, against or adversely affecting NCBE or any of its subsidiaries, or of which the property of NCBE or any of its subsidiaries is or would be subject and which would have a material adverse effect on the financial condition, results of operations or business of NCBE and its subsidiaries, taken as a whole. To the knowledge of NCBE management, there is no litigation, claim, investigation or other proceeding to which any director, officer, employee or agent of NCBE or any of its subsidiaries in their respective capacities as directors, officers, employees or agents, is a party, pending or threatened against any such director, officer, employee or agent. There is no outstanding order, writ, injunction or decree of any court, government or governmental agency against or, affecting NCBE or any of its subsidiaries, or the assets or business of NCBE or any of its subsidiaries, which could reasonably be expected to have a material adverse effect on the financial condition, results of operations or business of NCBE and its subsidiaries, taken as a whole, or which challenges the validity of the transactions contemplated by this Agreement.

     (h) SHARES TO BE ISSUED IN THE MERGER. The shares of NCBE Common to be issued in the Merger are duly authorized and, when issued in accordance with this Agreement, will be validly issued, fully paid and nonassessable.

     (i) POOLING-OF-INTERESTS; TAX REORGANIZATION; REGULATORY APPROVAL. As of the date of this Agreement, NCBE has no reason to believe that the Merger will not (i) qualify for the pooling-of-interests method of accounting under Accounting Principles Board No. 16 ("APB 16"); (ii) qualify as a "reorganization" within the meaning of section 368(a) of the Code; or (iii) receive the approvals from the Applicable Governmental Authorities other than the fact that NCBE has received a "needs improvement" rating with regard to its "Year 2000" compliance efforts.

     (j) TRUE AND COMPLETE INFORMATION. No representation or warranty made by NCBE contained in this Agreement and no statement of NCBE contained in any certificate, list, exhibit or other instrument specified in this Agreement, whether heretofore furnished to HHFC or hereinafter required to be furnished to HHFC including the Registration Statement (as hereafter defined), contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained therein not misleading.

     7. REPRESENTATIONS AND WARRANTIES OF HHFC. HHFC represents and warrants to NCBE, except as disclosed in the writing delivered to NCBE concurrently with the execution of this Agreement (the "Disclosure Schedule"), as follows:

          (a)(i) ORGANIZATION AND GOOD STANDING OF HHFC. HHFC is a corporation duly organized and validly existing under the laws of the State of Indiana and has all necessary corporate power to own its properties and assets and to carry on its business as now conducted. HHFC is duly qualified to conduct its business and is in good standing in each jurisdiction in which the nature of the business transacted by HHFC requires such qualification. HHFC is duly registered with the Federal Reserve Board as a bank holding company under the Bank Holding Company Act of 1956, as amended.

          (ii) CAPITAL STOCK. On the date hereof, HHFC has 750,000 shares of HHFC Common authorized, of which 416,262 shares are issued and outstanding and 33,738 shares are held in the treasury. All of the issued and outstanding shares of HHFC Common are duly and validly authorized and issued, fully paid and nonassessable. None of the issued and outstanding shares of HHFC Common have been issued in violation of any preemptive rights. There are no shares of any class of capital stock or equity securities of HHFC outstanding other than the HHFC Common and there are no outstanding, options, warrants, rights to subscribe for, calls, or commitments of any character whatsoever relating to, or securities convertible into or exchangeable for, such shares or contracts, commitments, understandings or arrangements by which HHFC is or may be obligated to issue additional shares of any class of capital stock or other equity securities of HHFC.

          (iii) ORGANIZATION OF THE BANK. The Bank is a banking corporation duly organized and validly existing under the laws of the State of Indiana. The deposits of the Bank are insured by the Bank Insurance Fund administered by the FDIC up to applicable limits.

          (iv) CAPITAL STOCK OF THE BANK. On the date hereof, the Bank has 150,000 shares of Common Stock, $10.00 par value per share ("Bank Stock") of which 150,000 shares are issued and outstanding. HHFC is the record and beneficial owner of all of the issued and outstanding shares of Bank Stock. All of the issued and outstanding shares of Bank Stock are duly and validly authorized and issued, fully paid and non-assessable. None of the issued and outstanding shares of Bank Stock have been issued in violation of any preemptive rights. There are no shares of any class of capital stock or equity securities of the Bank outstanding other than Bank Stock and there are no outstanding options, warrants, rights to subscribe for, calls, or commitments of any character whatsoever relating to, or securities convertible into or exchangeable for, such shares or contracts, commitments, understandings or arrangements by which the Bank is or may be obligated to issue additional shares of any class of capital stock or other equity securities of the Bank.

     (b) AUTHORIZATION AND NO VIOLATION. Subject to receipt of approvals from the Applicable Governmental Authorities and approval by the shareholders of HHFC, the execution and delivery of this Agreement by HHFC and the consummation of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action on the part of HHFC and this Agreement constitutes the legal, valid and binding obligation of HHFC, enforceable against HHFC in accordance with its terms, except as limited by (x) bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance laws and other similar laws affecting creditors' rights generally, and (y) general principles of equity, regardless of whether asserted in a proceeding in equity or at law. The execution of this Agreement by HHFC and the consummation of the transactions contemplated by this Agreement will not violate the provisions of, or constitute a breach or default under (i) the articles of incorporation or by-laws of HHFC or the articles of incorporation and by-laws of the Bank, (ii) any Material Contract (as defined in Section 7(f)) of HHFC or the Bank or (iii) any other material license, law, order, rule, regulation or judgment to which HHFC or the Bank is a party, is bound or by which any of their respective properties or assets is subject. The minute books of HHFC and the Bank accurately reflect in all material respects all corporate actions held or taken by its shareholders and Board of Directors (including committees of the Board of Directors).

     (c) SUBSIDIARIES. The only entity (including, without limitation, corporations, partnerships, limited liability companies and joint ventures) in which HHFC has a direct or indirect equity or ownership interest is the Bank.

     (d) FINANCIAL STATEMENTS. HHFC has delivered to NCBE the consolidated statements of financial condition of HHFC as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in shareholders' equity and cash flows for the years then ended. Such financial statements have been audited by Sherman, Barber & Mullikin, certified public accountants, whose report thereon is included with such financial statements.
 Such financial statements have been prepared in conformity with GAAP applied on a consistent basis (except for changes, if any, required by GAAP and disclosed therein), the statements of condition present fairly the consolidated financial condition of HHFC as of their respective dates and the statements of income present fairly the results of operations for the periods covered. At December 31, 1997, there were no material liabilities of HHFC (actual, contingent or accrued) which, in accordance with GAAP applied on a consistent basis, should have been shown or reflected in such financial statements or the notes thereto, but which are not so shown or reflected.

     (e)  TAXES AND TAX RETURNS.

          (i) To the knowledge of HHFC management, each of HHFC and the Bank has duly filed all federal and state tax information and tax returns (the "Returns") required to be filed by it (all such returns being accurate and complete in all material respects) and has duly paid or made provision for the payment of all material taxes and other governmental charges which have been incurred and are shown to be due on said Returns or are otherwise due or claimed to be due from it or imposed on it or its respective properties, assets, income, franchises, licenses, sales or use, by any federal, state or local taxing authorities (collectively, the "Taxes") on or prior to the date hereof other than Taxes which are being contested in good faith and by appropriate proceedings and as to which HHFC and the Bank either singly or in the aggregate have set aside adequate reserves. To the knowledge of HHFC management, the amounts recorded as reserves for Taxes on the consolidated financial statements of HHFC as of December 31, 1997, are sufficient in the aggregate for the payment of all unpaid Taxes (including any interest or penalties thereon) whether or not disputed or accrued, for the period ended December 31, 1997 or for any year or period prior thereto. The federal and state Returns of HHFC and the Bank either have been examined by the Internal Revenue Service ("IRS") or other appropriate tax authority or the tax years have been closed without audit and any liability with respect thereto has been satisfied for all years to and including the year ended December 31, 1993 and, if required, the appropriate tax authorities have been apprised of such liabilities and the satisfaction thereof. There are no material disputes pending, or claims asserted, for Taxes upon HHFC or the Bank. Neither HHFC nor the Bank has been required to give any currently effective waivers extending the statutory period of limitation applicable to any federal, state or local Return for any period. Neither HHFC nor the Bank has in effect any power of attorney or authorization to anyone to represent it with respect to any Taxes. HHFC has not filed any consolidated federal income tax return with an "affiliated group" (within the meaning of Section 1504 of the Code), where HHFC was not the common parent of the group. Neither HHFC nor the Bank is, or has been, a party to any tax allocation agreement or arrangement pursuant to which it has any contingent or outstanding liability to anyone other than HHFC or the Bank. Neither HHFC nor the Bank has filed a consent under Section 341(f) of the Code. HHFC has made available to NCBE or its representatives complete and correct copies of its federal and state income tax returns filed on or prior to April 15, 1998, and all examination reports, if any, relating to the audit of such returns by the IRS or other tax authority for each taxable year beginning on or after January 1, 1995.

          (ii) All monies required to be withheld from employees of HHFC and the Bank for income taxes, social security and unemployment insurance taxes or collected from customers or others as sales, use or other taxes have been withheld or collected and paid, when due, to the appropriate governmental authority, or if such payment is not yet due, a reserve, which in the opinion of HHFC management is adequate, has been established.

     (f) MATERIAL CONTRACTS. The Disclosure Schedule contains a list of all executory contracts, indentures, commitments, and other agreements (other than agreements or commitments for loans made in the ordinary course of business by the Bank) in excess of $50,000 to which HHFC or the Bank is a party or to which HHFC or the Bank or any of their properties are subject (collectively, the "Material Contracts" and each a "Material Contract"). All Material Contracts were entered into in the ordinary course of business. Each of HHFC and the Bank has duly performed all its obligations thereunder to the extent that such obligations to perform have accrued, and no material breach or default thereunder by HHFC or the Bank or, to the knowledge of HHFC management, any other party thereto has occurred which will impair the ability of HHFC or the Bank to enforce any material rights thereunder.

     (g) REAL ESTATE. HHFC or the Bank has good title to all of the assets reflected as owned in the financial statements described in subsection (d), and in the case of real property, transferable and insurable title in fee simple, and in all cases free and clear of any material liens or other encumbrances. The real properties, structures, buildings, equipment, and the tangible personal property owned, operated or leased by HHFC or the Bank are
(i) in good repair, order and condition, except for depletion, depreciation and ordinary wear and tear, and (ii) free from any material known structural defects. As of the date hereof, there are no laws, conditions of record or other impediments which materially interfere with the intended uses by HHFC or the Bank of the real property or tangible personal property owned or leased by either of them.

     (h) NO MATERIAL ADVERSE CHANGE. Except as set forth on the Disclosure Schedule, since December 31, 1997, there has been no material adverse change in the business, financial condition, properties, results of operation, or capitalization of HHFC and the Bank, taken as a whole.

     (i) LITIGATION. There is no litigation, claim, investigation or other proceeding pending or, to the knowledge of HHFC management, threatened, against or adversely affecting HHFC or the Bank, or of which the property of HHFC or the Bank is or would be subject and which would have a material adverse effect on the financial condition, results of operations or business of HHFC and the Bank, taken as a whole. To the knowledge of HHFC management, there is no litigation, claim, investigation or other proceeding to which any director, officer, employee or agent of HHFC or the Bank in their respective capacities as directors, officers, employees or agents, is a party, pending or threatened against any such director, officer, employee or agent. There is no outstanding order, writ, injunction or decree of any court, government or governmental agency against or, affecting HHFC or the Bank, or the assets or business of HHFC or the Bank, which could reasonably be expected to have a material adverse effect on the financial condition, results of operations or business of HHFC and the Bank, taken as a whole, or which challenges the validity of the transactions contemplated by this Agreement.

     (j) INSURANCE. Each of HHFC and the Bank has in effect insurance coverage with reputable insurers, which in respect to amounts, types and risks insured, is adequate in the opinion of HHFC management for the business in which HHFC and the Bank are engaged. All policies of insurance owned or held by HHFC or the Bank are in full force and effect, all material premiums with respect thereto covering all periods up to and including the date hereof is paid (other than retrospective premiums which may be payable with respect to worker's compensation insurance policies), and no notice of cancellation or termination has been received with respect to any such policy.

     (k) COMPLIANCE WITH LAWS. Each of HHFC and the Bank has conducted its business in substantial compliance with all applicable federal, state and local laws, regulations and orders including, without limitation, disclosure, usury, equal credit opportunity, equal employment, fair credit reporting, lender liability, and other laws, regulations and orders, and the forms, procedures and practices used by HHFC and the Bank, to the knowledge of HHFC, are in compliance with such laws, regulations and orders except to the extent that non-compliance with any such law, regulation or order would not have a material adverse effect on HHFC and the Bank, taken as a whole.

     (l) BROKER'S AND FINDER'S FEES. Except for fees payable to Investment Bank Services, Inc. as disclosed on the Disclosure Schedule, neither HHFC nor the Bank has incurred any obligation or liability, contingent or otherwise, for any brokers or finders in respect of the matters provided for in this Agreement.

     (m)  EMPLOYEE BENEFIT PLANS.

          (i) Except for HHFC and the Bank, there are no other trades or businesses, whether or not incorporated, which, together with HHFC or the Bank, would be deemed to be a "single employer" within the meaning of
     Section 414(b), (c) or (m) of the Code.

          (ii)  The Disclosure Schedule sets forth a true and a complete list of
     (A) each employee benefit plan, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") that HHFC or the Bank currently maintains or has maintained within the three year period preceding the date hereof (the "ERISA Plans"), and (B) each other plan, arrangement, program and agreement providing employee benefits, including, but not limited to, deferred compensation, bonuses, severance pay or fringe benefits, and consulting or employment agreements, that are presently maintained for the benefit of any current or former employees of HHFC or the Bank (the ERISA Plans and such other plans are collectively referred to as the "Plans"). HHFC has made available to NCBE copies of all Plans and any related documents or instruments establishing the Plans or any related trusts or funding arrangements; the most recent determination letter, or any outstanding request for a determination letter, from the IRS with respect to each ERISA Plan intended to satisfy the requirements of Section 401(a) of the Code and a copy of the application on which the determination letter or request for determination letter is based; fidelity bonds; actuarial valuations, if applicable, for the most recent three plan years for which such valuations are available; current summary plan descriptions; annual returns/reports on Form 5500 and summary annual report for the three most recent plan years; Form 5310 and any related filings with the IRS, the Department of Labor ("DOL") or the Pension Benefit Guaranty Corporation ("PBGC") within the last year preceding the date of this Agreement; and any material correspondence to or from the IRS, DOL or PBGC within the last three years preceding the date hereof in connection with any Plan.

          (iii) Neither HHFC nor the Bank currently maintains or contributes to, or has ever maintained or contributed to, a "multi-employer plan" as defined in Section 3(37) of ERISA.

          (iv) No Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees for any period extending beyond their retirement or other termination of service other than (A) continuation group health coverage pursuant to Section 4980B of the Code or applicable state law;
     (B) benefits, the full cost of which is borne by the current or former employee (or his or her beneficiary); or (C) benefits which in the aggregate are not material.

          (v) Each ERISA Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS that the Plan is qualified and satisfies all legal requirements, including the requirements of the Tax Reform Act of 1986. To the knowledge of HHFC management, nothing has occurred since the dates of the respective IRS favorable determination letters that could adversely affect the qualification of the Plans and their related trusts.

          (vi) All of the Plans, and any related trust agreement, group annuity contract, insurance policy or other funding arrangement are in substantial compliance with all applicable laws, rules and regulations, including without limitation, the rules and regulations promulgated by the DOL, PBGC or IRS pursuant to the provisions of ERISA and the Code, and each of such Plans has been administered in substantial compliance with such requirements and its own terms.

          (vii) Neither HHFC nor the Bank currently maintains or contributes to, or has ever maintained or contributed to, a Plan that is subject to Title IV of ERISA or the minimum funding requirements of Section 412 of the Code.

          (viii) To the knowledge of HHFC's management, none of HHFC, the Bank, any of the Plans, any trust created thereunder, or any trustee or administrator thereof has engaged in a transaction in connection with which HHFC or the Bank, any of the Plans, any such trust, or any trustee or administrator thereof, or any party dealing with the

     Plans or related trusts could be subject to either a civil penalty assessed pursuant to Sections 409 or 502 of ERISA or a tax imposed pursuant to Sections 4975 or 4976 of the Code. To the knowledge of HHFC management, neither HHFC nor the Bank is, or, as a result of any actions, omissions, occurrences or state of facts existing prior to or at the Effective Time, may become liable for any tax imposed under Sections 4978 or 4978(B) of the Code.


          (ix) There are no (A) actions, suits, arbitrations or claims (other than routine claims for benefits), (B) legal, administrative or other proceedings or governmental investigations or audits, or (C) complaints to or by any governmental entity, which are pending, anticipated or threatened, against any Plan or its assets, or against any Plan fiduciary or administrator, or against HHFC or the Bank or their officers or employees with respect to any Plan.

          (x) Each ERISA Plan may be terminated directly or indirectly by the Surviving Corporation, in its discretion, at any time after the Effective Time, in accordance with its terms, without any liability on the part of the Surviving Corporation, NCBE, HHFC or the Bank, to any person, entity or government agency for any conduct, practice or omission of HHFC or the Bank which occurred prior to the Effective Time, except for liabilities to and the rights of the employees thereunder accrued prior to the Effective Time, or if later, the time of termination; provided, that such Plans are amended to comply with any applicable laws that require amendment prior to their termination.

          (xi) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (A) result in any material payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or any employee of HHFC or the Bank from HHFC or the Bank under any Plan or otherwise; (B) materially increase any benefits otherwise payable under any Plan; or (C) result in any acceleration of the time of payment or vesting of any such benefits to any material extent other than the accelerated vesting required at termination of a Plan.

          (xii) The termination of HHFC's employee stock ownership plan (the "ESOP") and the related actions to be taken with respect to the ESOP as provided in Section 10(f) will not violate the provisions of the ESOP or any applicable laws, rules and regulations, including without limitation, the rules and regulations promulgated by the DOL or IRS pursuant to the provisions of ERISA and the Code; provided, that such Plans are amended to comply with any applicable laws that require amendment prior to their termination.

     (n) LABOR MATTERS. Neither HHFC nor the Bank is a party to any organized labor contract or collective bargaining agreement.

     (o)  ENVIRONMENTAL MATTERS.

          (i) As used herein, the term "Environmental Laws" shall mean all local, state and federal environmental, health and safety laws and regulations and common law standards in all jurisdictions in which HHFC and the Bank have done business or owned, leased or operated property, including, without limitation, the Federal Resource Conservation and Recovery Act, the Federal Comprehensive Environmental Response, Compensation and Liability Act, the Federal Clean Water Act, the Federal Clean Air Act, and the Federal Occupational Safety and Health Act.


          (ii) To the knowledge of HHFC management, neither the conduct nor operation of HHFC or the Bank nor any condition of any property presently or previously owned, leased or operated by any of them violates or violated Environmental Laws or has in any respect that would have a material adverse effect on the financial condition, results of operations or business of HHFC and the Bank, taken as a whole, and no condition has existed or event has occurred with respect to either of them or any such property that, with notice or the passage of time, or both, would constitute a violation of Environmental Laws or obligate (or potentially obligate) HHFC, NCBE or the Bank to remedy, stabilize, neutralize or otherwise alter the environmental condition of any such property where the aggregate cost of such actions would have a material adverse effect on the financial condition, results of operations or business of HHFC and the Bank, taken as a whole. Neither HHFC nor the Bank has received any notice from any person or entity that HHFC or the Bank or the operation or condition of any property ever owned, leased or operated by any of them are or were in violation of any Environmental Laws or that either of them are responsible for the cleanup or other remediation of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on or beneath any such property.

     (p) REGULATORY COMPLIANCE. Neither HHFC nor the Bank is a party to any enforcement action instituted by any memorandum of understanding, agreement, consent agreement or cease and desist order with the Indiana Department of Financial Institutions, the Federal Reserve Board, the FDIC or any federal or state regulatory agency, and neither HHFC nor the Bank has been advised by any federal or state regulatory agency that it is considering taking such action. There is no material unresolved violation, criticism or exception cited by any such federal or state regulatory agency with respect to any examination of HHFC or the Bank.

     (q) POOLING-OF-INTERESTS; TAX REORGANIZATION; REGULATORY APPROVAL. As of the date of this Agreement, HHFC has no reason to believe that the Merger will not (i) qualify for the pooling-of-interests method of accounting under APB 16; (ii) qualify as a "reorganization" within the meaning of section 368(a) of the Code; or (iii) receive the approvals from the Applicable Governmental Authorities other than the fact that NCBE has received a "needs improvement" rating with regard to its "Year 2000" compliance efforts.

     (r) TRUE AND COMPLETE INFORMATION. No representation or warranty made by HHFC contained in this Agreement and no statement of HHFC contained in the Disclosure Schedule or any certificate, list, exhibit or other instrument specified in this Agreement, whether heretofore furnished to NCBE or hereinafter required to be furnished to NCBE, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained therein not misleading.

     8.   COVENANTS OF NCBE.  NCBE agrees with HHFC as follows:

     (a) REGULATORY APPROVALS. NCBE shall, at its sole expense, be responsible for the preparation and filing of all regulatory applications or notices to the Applicable Governmental Authorities. NCBE shall use reasonable efforts to obtain the approvals of the Applicable Governmental Authorities for the transactions contemplated by this Agreement; however, NCBE's obligation to use its reasonable efforts to obtain the approvals of the Applicable Governmental Authorities shall not be construed as including an obligation to accept any unreasonable terms of or conditions to an approval of any Applicable Governmental Authority, to change the business practices of NCBE or any NCBE subsidiary in any material respect or to institute any litigation in connection with such approvals. Notwithstanding the foregoing, NCBE shall use its best efforts to remedy any "Year 2000" compliance issues raised by any Applicable Governmental Authorities so that all regulatory approvals of the Merger are received as promptly as practicable. NCBE shall keep HHFC informed as to the status of such applications and provide to HHFC at least one business day in advance of filing, copies of such applications and any supplementally filed materials.

     (b) REGISTRATION STATEMENT. NCBE shall file with the Commission a Registration Statement on Form S-4 (the "Registration Statement") relating to the shares of NCBE Common to be issued pursuant to the Merger, and shall use its best efforts to cause the Registration Statement to become effective. At the time the Registration Statement becomes effective, the Registration Statement, including the Proxy Statement/Prospectus included therein (the "Proxy Statement/Prospectus"), as amended or supplemented, shall comply in all material respects with the provisions of the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations promulgated thereunder, and the information in the Proxy Statement/Prospectus furnished by NCBE for inclusion therein shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not false or misleading.

     (c) LISTING. NCBE shall use its best efforts to list the shares of NCBE Common to be issued in the Merger on the Nasdaq National Market.

     (d) ACCESS TO INFORMATION. NCBE shall permit HHFC reasonable access during regular business hours to its properties. NCBE shall disclose and make available to HHFC and shall use its best efforts to cause its agents and authorized representatives to disclose and make available to HHFC, all books, papers and records relating to its assets, properties, operations, obligations and liabilities, including, but not limited to, all books of account, tax records, minute books of directors' and shareholders' meetings, organizational documents, material contracts and agreements, loan files, filings with any regulatory authority, accountants' workpapers (if available and subject to the respective independent accountants' consent), litigation files (but only to the extent that such review would not result in a material waiver of the attorney-client or attorney work product privileges under the rules of evidence), plans affecting employees, and any other business activities or prospects in which HHFC may have a reasonable and legitimate interest in furtherance of the transactions contemplated by this Agreement.

     (e) POOLING; TAX REORGANIZATION; REGULATORY APPROVAL. NCBE shall not knowingly take any action that would adversely affect the ability of the Merger to (i) be accounted for using the pooling-of-interest method of accounting under APB 16, (ii) qualify as a "reorganization" under Section 368(a) of the Code, or (iii) be approved by any Applicable Governmental Authority with respect to consummation of the Merger.

     (f) NOTICE. NCBE will promptly notify HHFC of any event which hereafter becomes known to NCBE management which may reasonably have a material adverse effect on the financial condition, operations, business or assets of NCBE and its subsidiaries, taken as a whole, or if NCBE determines that it may be unable to fulfill the conditions set forth in Sections 11 or 13 hereof.

     9. AGREEMENTS WITH RESPECT TO CONDUCT OF HHFC AND THE BANK PRIOR TO THE CLOSING. HHFC agrees with NCBE as follows:

     (a) ORDINARY COURSE, INSURANCE AND PRESERVATION OF BUSINESS. Each of HHFC and the Bank will, except as otherwise agreed to in writing by NCBE:

          (i) carry on its respective business in the ordinary course and consistent with its respective policies, procedures and practices as heretofore conducted;

          (ii) except as terminated in accordance with their terms or in accordance with the terms of this Agreement, keep in full force and effect, and not cause a default of any of its obligations under, any Material Contracts;

          (iii) keep in full force and effect the insurance coverage in effect on the date hereof;

          (iv) maintain, renew, keep in full force and effect and preserve its business organization, material rights, franchises, permits and licenses, retain its present employee force, maintain its existing, or substantially equivalent, credit arrangements with banks and other financial institutions and use its best efforts to continue its general customer relationships; and

          (v) duly comply in all material respects with all laws applicable to it and to the conduct of its business.

     (b) NOTICE. HHFC will promptly notify NCBE of any event which hereafter becomes known to HHFC management which may reasonably have a material adverse effect on the financial condition, operations, business or assets of HHFC and the Bank, taken as a whole, or if HHFC determines that it may be unable to fulfill the conditions set forth in Section 11 or 12 hereof.

     (c) PROHIBITED ACTION WITHOUT APPROVAL. Neither HHFC nor the Bank will, except as disclosed in the Disclosure Schedule or with the prior written consent of NCBE, do any of the following:

          (i) incur or agree to incur any obligation or liability (absolute or contingent) other than the taking of deposits and other liabilities incurred in the ordinary course of business and consistent with prior practice, and liabilities arising out of, incurred in connection with, or related to the consummation of this Agreement; make or permit any amendment or termination of any Material Contract; acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership, limited liability company or other business organization or division or substantial part thereof; sell or otherwise dispose of any substantial part of its assets; enter into, dispose or divest itself of any joint venture or partnership or cause any business entity to become a subsidiary or affiliate; sell or otherwise dispose of any real property owned or operated by HHFC or the Bank; enhance, expand, modify, replace or alter any computer or data processing system owned, leased or licensed by HHFC or the Bank (including any software associated with any such computer or system); make, originate or otherwise acquire one or more loans, or one or more loan commitments for one or more loans, or one or more lines of credit, in an aggregate amount in excess of $1,000,000 to any person other than renewals or restructurings of loans in existence on the date hereof; or enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing; or

          (ii) make any capital expenditure, except for ordinary repairs, renewals and replacements in excess of $50,000 individually or $100,000 in the aggregate; or

          (iii) issue, sell, redeem or acquire for value, or agree to do so, any shares of the capital stock or other equity securities, options or other ownership interests of HHFC or debt securities, or declare, issue or pay any dividend or other distribution of assets, whether consisting of money, other personal property, real property or other things of value, to its shareholders other than (A) cash dividends on the HHFC Common in an amount not to exceed $0.27 per share, payable semi-annually in accordance with past practices; provided, however, that HHFC and NCBE shall cooperate with each other to coordinate the record and payment dates of their respective dividends for the quarter in which the Effective Time occurs, such that HHFC shareholders shall receive a quarterly dividend from either HHFC or NCBE but not both during or with respect to such quarter, (B) cash dividends payable by the Bank, (C) sinking fund or other mandatory payments required under the terms of any indenture or loan agreement or repurchases of any outstanding debt securities to be applied against any such sinking fund payments in amounts which do not exceed, with respect to any series or class of debt securities, the sinking fund payments required within the next twelve-month period, (D) the payment of any debt security upon the maturity thereof, and (E) obligations or liabilities permitted to be incurred pursuant to Section 9(c)(i) hereof; or

          (iv) sell, pledge or redeem any of the Bank Stock; amend its articles of incorporation or by-laws or permit the Bank to amend its articles of association or by-laws; split, combine or reclassify any shares of capital stock; or enter into any agreement, commitment or arrangement with respect to any of the foregoing; or

          (v) enter into any new or amend any existing employment agreements, pay any extraordinary bonus or establish any general increase in salaries; or

          (vi) compromise or otherwise settle or adjust any assertion or claim of a deficiency in taxes (or interest thereon or penalties in connection therewith) or file any appeal from an asserted deficiency, except in a form previously approved by NCBE, or file any federal or state tax return before furnishing a copy to NCBE and affording NCBE an opportunity to consult with the filing entity; or

          (vii) open any new office or close any current office of the Bank at which business is conducted; or

          (viii) knowingly take any actions that would adversely affect the ability of the Merger to be accounted for using the pooling-of-interests method of accounting under APB 16.

     (d)  NO SOLICITATION.

          (i) Neither HHFC nor any officer, director or any representative thereof shall solicit or authorize the solicitation of, or, unless HHFC's Board of Directors has reasonably determined in good faith based upon the written advice of counsel that the failure to do so would cause the Board of Directors to breach its fiduciary duties under applicable law, enter into or authorize any discussions with any third party concerning, or furnish or authorize the furnishing of any confidential information relating to HHFC or the Bank to any third party for the purpose of studying, considering, soliciting or inducing any offer or possible offer by any such third party or any other third party to acquire HHFC or any or all of the capital stock, other equity securities or other ownership interests, or all or substantially all of the assets, of HHFC or the Bank. HHFC will promptly communicate to NCBE the terms of any proposal or contract it may receive with respect to any such transactions.

          (ii) Upon the execution of this Agreement, HHFC shall immediately terminate all discussions then existing with any third parties regarding any possible offer to acquire HHFC or the Bank.

     (e) INSIDER LENDING. The Bank shall not change or modify any of its current practices relating to the lending of money, secured or unsecured, to its affiliated persons, including but not limited to its directors, officers and employees.

     (f) NO VIOLATION. Neither HHFC nor the Bank will take any action which knowingly violates any statute, code, ordinance, rule, regulation or judgment, order, writ, arbitral award, injunction or decree of any court, governmental agency or body or arbitrator, domestic or foreign, having jurisdiction over its properties.

     (g) ACCOUNTING. Each of HHFC and the Bank will maintain its books, accounts and records in accordance with GAAP. Neither HHFC nor the Bank shall make any change in any method of accounting or accounting practice, or any change in the method used in allocating income, charging costs or accounting for income, except as may be required by law, regulation or GAAP. Neither HHFC nor the Bank shall change any practice or policy with respect to the charging off or loans or the maintenance of its reserve for possible loan losses, except as required by law, regulation or GAAP.

     10.  ADDITIONAL AGREEMENTS.

     (a) CONTINUING ACCESS TO INFORMATION. Through the Effective Time, HHFC shall permit NCBE and its authorized representatives reasonable access during regular business hours to HHFC's properties and those of the Bank. HHFC shall make its and the Bank's directors, management and other employees and agents and authorized representatives (including counsel and independent public accountants) available to confer with NCBE and its authorized representatives at reasonable times and upon reasonable request, and HHFC shall, and shall cause the Bank to, disclose and make available to NCBE, and shall use its best efforts to cause its agents and authorized representatives to disclose and make available to NCBE, all books, papers and records relating to the assets, properties, operations, obligations and liabilities of HHFC and the Bank, including, but not limited to, all books of account, tax records, minute books of directors' and shareholders' meetings, organizational documents, material contracts and agreements, loan files, filings with any regulatory authority, accountants' workpapers (if available and subject to the respective independent accountants' consent), litigation files (but only to the extent that such review would not result in a material waiver of the attorney-client or attorney work product privileges under the rules of evidence), plans affecting employees, and any other business activities or prospects in which NCBE may have a reasonable and legitimate interest in furtherance of the transactions contemplated by this Agreement.

     (b) MANAGEMENT REPORTS. HHFC shall promptly provide to NCBE copies of any reports to the Board of Directors of HHFC or the Bank or any committee thereof and minutes of all meetings of the Board of Directors of HHFC and the Bank and each committee thereof. Throughout the period prior to the Effective Time, HHFC and the Bank will cause one or more designated representatives to confer with representatives of NCBE on the ongoing operations of HHFC and the Bank.

     (c) INFORMATION FOR REGULATORY FILINGS. Upon request by NCBE, HHFC shall promptly furnish NCBE with any information within its possession which relates to HHFC or the Bank and which is required under any applicable law or regulation for inclusion in any filing that NCBE is required to make with any Applicable Governmental Authority. HHFC agrees that all information so furnished shall be true and correct in all material respects without omission of any material fact required to be stated therein or necessary to make the information stated therein not misleading.

     (d) RESTRICTION ON RESALES. HHFC shall obtain and deliver to NCBE, at least thirty-one (31) days prior to the Closing, the signed agreement, in the form of Exhibit A hereto, of each of its officers and directors and shall use its best efforts to obtain similar agreements from each other person who owns 5% or more of the outstanding shares of HHFC Common and any other persons who may reasonably be deemed by NCBE to be an "affiliate" of HHFC within the meaning of such term as used in Rule 145 under the Securities Act.

     (e) SHAREHOLDER APPROVAL. HHFC shall cause to be duly called and held a special meeting of the holders of HHFC Common for submission of this Agreement and the Merger for approval of such shareholders as required by the IBCL. In connection with such shareholders' meeting, (i) HHFC shall cooperate and assist NCBE in preparing and filing the Registration Statement, and any amendments or supplements thereto, including the Proxy Statement/Prospectus with the SEC and applicable state securities authorities, and HHFC shall mail the Proxy Statement/Prospectus to its shareholders; (ii) HHFC shall furnish NCBE all information within its possession concerning itself that NCBE may reasonably request in connection with the Proxy Statement/Prospectus; (iii) the Board of Directors of HHFC (subject to compliance with its fiduciary duties as advised in writing by counsel) shall recommend to its shareholders the approval of this Agreement and the Merger contemplated hereby and use its best efforts to obtain such approval; and (iv) HHFC agrees that the information furnished to NCBE for inclusion in the Proxy Statement/Prospectus shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not false or misleading.

     (f) TERMINATION OF ESOP. HHFC shall take such actions in connection with the ESOP as may be necessary to: (i) terminate the ESOP effective no earlier than December 31, 1998; (ii) cause the trustee of the ESOP to surrender to the Exchange Agent the certificates representing all shares of HHFC Common owned by the ESOP in exchange for the Merger Consideration in accordance with this Agreement; (iii) prior to December 31, 1998, cause the repayment, by the trustee of the ESOP, of the outstanding loan used to acquire the HHFC Common and the release of the assets held as collateral in the ESOP suspense account; (iv) allow the allocation of unallocated assets held by the ESOP, after repayment of the loan, to the ESOP participants to the fullest extent permitted by applicable law; (v) as soon as practicable after December 31, 1998, obtain an IRS determination that the termination of the ESOP will not affect the qualified status of the ESOP under the Code; and (vi) as soon as practicable after December 31, 1998, provide for the distribution to participants of their interest in the ESOP.

     (g)  OTHER EMPLOYEE BENEFIT PLANS.

          (i) As of January 1, 1999, employees of the Bank shall be entitled to participate in the NCBE Employees' Savings and Profit sharing Plan and the NCBE Employee Cash Bonus Plan (the "NCBE Plans") to the extent such employees are eligible to participate under the terms of the NCBE Plans, counting past service with HHFC and the Bank for then-active employees for purposes of, eligibility vesting and benefit contributions based on service, if any.

          (ii) Except as provided in Section 10(f) with respect to the ESOP, the Plans currently maintained by the Bank that are listed on the Disclosure Schedule shall remain in effect, subject to the terms of such Plans as in effect on the date hereof, after the Effective Time through such date as NCBE may determine as the date on which employees of the Bank shall become covered by the NCBE employee benefit plans available to similarly-situated NCBE employees on a non-discriminatory basis. NCBE will take all actions necessary to assure that (A) health and life insurance coverage is maintained for employees of the Bank during the transition to the NCBE employee benefit plans and (B) there are no pre-existing condition limitations as to benefit payments or eligibility to participate in NCBE's group health plan.

          (iii) Notwithstanding the foregoing provisions of this Section 10(g), this Agreement shall not confer upon any such employee of Bank any rights or remedies hereunder and shall not constitute a contract of employment or create any right to be retained in the employment of NCBE.

     (h)  INDEMNIFICATION.

          (i) After the Effective Time, NCBE shall indemnify, defend and hold harmless the present and former directors, officers, employees, and agents of HHFC and the Bank (each, an "Indemnified Party") (including any person who becomes a director, officer, employee, or agent prior to the Effective Time) against all liabilities (including reasonable attorneys' fees, and expenses, judgments, fines and amounts paid in settlement) arising out of actions or omissions occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) to the fullest extent permitted under IBCL, HHFC's or the Bank's Articles of Incorporation or Bylaws as in effect on the date hereof , including provisions relating to advances of expenses incurred in the defense of any litigation. Without limiting the foregoing, in any case in which approval by NCBE is required to effectuate any indemnification, NCBE shall direct, at the election of the Indemnified Party, that the determination of any such approval shall be made by independent counsel mutually agreed upon between NCBE and Indemnified Party.

          (ii) Any Indemnified Party wishing to claim indemnification under Subsection (i) of this Section 10(h), upon learning of any such liability or litigation, shall promptly notify NCBE thereof, provided that the failure to so notify shall not affect the obligations of NCBE under this Section 10(h) unless and to the extent such failure materially increases NCBE's Liability under this
Section 10(h). In the event of any such litigation (whether arising before or after the Effective Time), (A) NCBE shall have the right to assume the defense thereof and NCBE shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if NCBE elects not to assume such defense or counsel for the Indemnified Parties advises that there are substantive issues which raise conflicts of interest between NCBE and the Indemnified Parties or between the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and NCBE shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, that NCBE shall be obligated pursuant to this Subsection (ii) to pay for only two firms of counsel for all Indemnified Parties in any jurisdiction, (B) the Indemnified Parties will cooperate in the defense of any such litigation, and (C) NCBE shall not be liable for any settlement effected without its prior written consent or have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law.

          (iii) If NCBE or any of its respective successors or assigns shall consolidate with or merge into any other person and shall not be the continuing or surviving person of such consolidation or merger or shall transfer all or substantially all of its assets to any person, then and in each case, proper provision shall be made so that the successors and assigns of NCBE shall assume the obligations set forth in this Section 10(h).

          (iv) NCBE shall pay all reasonable costs, including attorneys' fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided for in this Section 10(h).

          (v) The provisions of this Section 10(h) are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

     (i) CURRENT PUBLIC INFORMATION. For not less than the one (1) year period following the Effective Time, NCBE shall make available adequate current public information about itself within the meaning of Rule 144(c) under the Securities Act.

     11. CONDITIONS TO OBLIGATIONS OF BOTH PARTIES. The respective obligations of each party to effect the Merger are subject to the satisfaction or waiver on or prior to the Closing of the following conditions:

     (a) SHAREHOLDER APPROVAL. The Merger shall have been approved by the holders of a majority of the outstanding shares of HHFC Common.

     (b) REGULATORY APPROVAL. The transactions contemplated by this Agreement shall have been approved by all Applicable Governmental Authorities and all applicable waiting periods shall have expired.

     (c)  NO ACTION TO PREVENT CONSUMMATION.

          (i) No action or proceeding shall have been instituted before a court or other governmental body, agency or authority or other person which is reasonably expected to (A) result in an order enjoining the Merger,
     (B) result in a determination that a party has failed to comply with applicable legal requirements in connection with the Merger; or (C) have a material adverse effect on the future conduct of the business of a party;

          (ii) No governmental agency shall have notified either party in writing to the effect that consummation of the transactions contemplated by this Agreement would constitute a violation of any statute, rule, regulation or policy and that it intends to commence proceedings to restrain consummation of the Merger; and

          (iii) No statute, rule, regulation or policy shall have been promulgated or enacted by any governmental or regulatory agency of competent jurisdiction which shall prevent or declare the Merger illegal.

     (d) REGISTRATION STATEMENT. The Registration Statement shall have become effective under the Securities Act and shall not be subject of any stop order or proceeding seeking a stop order.

     (e) FEDERAL TAX OPINION. The parties shall have received an opinion of Baker & Daniels in form and substance reasonably satisfactory to the parties to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and such opinion shall not have been withdrawn or modified in any material respect prior to the Effective Time.

     12. CONDITIONS TO OBLIGATIONS OF NCBE. The obligation of NCBE to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing of the following conditions:

     (a)  STATUS AS OF CLOSING.   All representations and warranties of HHFC
contained in this Agreement shall be true as though made at and as of the Closing except for such untruths or inaccuracies which individually or in the aggregate would not have a material adverse effect on HHFC and the Bank, taken as a whole; HHFC shall have performed and satisfied or otherwise complied with all covenants made by it in this Agreement which are to be performed on or prior to the Closing; there shall not have occurred any material adverse change in the business, assets, properties, financial condition or results of operations of HHFC and the Bank, taken as a whole; and there shall be delivered to NCBE a certificate (dated the Closing and signed by the chief executive officer of HHFC) stating that to the best of his knowledge such conditions have been satisfied.

     (b) ATTORNEYS' OPINION. NCBE shall have received an opinion, dated the Closing, of Brown, Todd & Heyburn PLLC, counsel for HHFC, in substantially the form of Exhibit B attached hereto, subject to customary and appropriate assumptions and qualifications.

     (c) POOLING-OF-INTERESTS. In the reasonable opinion of NCBE, after consultation with its independent auditors, the Merger shall qualify for the pooling-of-interests method of accounting under APB 16 if consummated in accordance with this Agreement.

     13. CONDITIONS TO OBLIGATIONS OF HHFC. The obligation of HHFC to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing of the following conditions:

     (a) STATUS OF CLOSING. All representations and warranties of NCBE contained in this Agreement shall be true as though made at and as of the Closing except for such truths or inaccuracies which individually or in the aggregate would not have a material adverse effect on NCBE and its subsidiaries, taken as a whole; NCBE shall have performed and satisfied all covenants made by it in this Agreement which are to be performed on or prior to the Closing; there shall not have occurred any material adverse change in the business, assets, properties, financial condition or results of operations of NCBE and its subsidiaries, taken as a whole; and there shall be delivered to HHFC a certificate (dated the Closing and signed by the President of NCBE) stating that to the best of his knowledge such conditions have been satisfied.

     (b) ATTORNEYS' OPINION. HHFC shall have received an opinion, dated the Closing, of Baker & Daniels, counsel for NCBE, in substantially the form of Exhibit C attached hereto, subject to customary and appropriate assumptions and qualifications.

     (c) NCBE COMMON LISTING. The shares of NCBE Common to be issued in the Merger shall have been listed on the Nasdaq National Market.

     (d) FAIRNESS OPINION. The opinion from Professional Bank Services, Inc. received by HHFC prior to the execution of this Agreement, to the effect that the Merger is fair to HHFC's shareholders (including the ESOP) from a financial point of view shall be confirmed and not withdrawn as of the date of the Proxy Statement/Prospectus mailed to HHFC's shareholders in connection with the meeting held to approve this Agreement.

     14. INFORMATION. The parties acknowledge the confidential and proprietary nature of the "Information" (as hereafter defined) which has heretofore been exchanged and which will be received from each other hereunder and agree to hold and keep the same confidential. Such Information shall include any and all financial, technical, commercial, marketing, customer or other information concerning the business, operations and affairs of a party that may be provided to the other, irrespective of the form of the communication, by such party's employees or authorized representatives. Such Information shall not include information which is or becomes generally available to the public other than as a result of a disclosure by a party or its authorized representatives in violation of this Agreement. The parties agree that the Information will be used solely for the purposes contemplated by this Agreement and that such Information will not be disclosed to any person other than employees and authorized representatives of a party who are directly involved in evaluating the Merger. The Information shall not be used in any way detrimental to a party, including use directly or indirectly in the conduct of the other party's business or any business or enterprise in which such party may have an interest, now or in the future, and whether or not now in competition with such other party. Upon termination of this Agreement without the Merger becoming effective, each party shall: (a) deliver to the other originals and all copies of all Information made available to such party; (b) not retain any copies, extracts or other reproductions in whole or in part of such Information; and
(c) destroy all memoranda, notes and other writings prepared by any party or its authorized representatives based on the Information.

     15.  PAYMENT OF EXPENSES.

     (a) EXPENSES GENERALLY. Except as otherwise provided in subsection (b) below, each party hereto shall pay its own fees and expenses incident to preparing for, entering into, and carrying out this Agreement and the transactions contemplated hereby.

     (b) REIMBURSEMENT OF NCBE. Upon the occurrence of a Triggering Event (as hereafter defined), HHFC shall reimburse NCBE for all of its out-of-pocket expenses and costs, including fees of accountants and attorneys, incurred in connection with the transactions contemplated by this Agreement up to a maximum of $150,000. As used herein, the term "Triggering Event" shall mean both (i) the termination of this Agreement for any reason other than a failure of any of the conditions set forth in Sections 11(b), 11(c), 11(d), 11(e), 13(a), or 13(b) or pursuant to Section 16(a) or 16(e) hereof and (ii) the occurrence of any of the following within one (1) year of the date of termination: (A) HHFC enters into any agreement with respect to a Competing Transaction; (B) the Board of Directors of HHFC recommends a Competing Transaction to HHFC's shareholders; or (C) following the announcement of a Competing Transaction, the Board of Directors of HHFC withdraws or modifies its recommendation of the Merger or this Agreement. The term "Competing Transaction" means any of the following: (x) an offer by any person or group of persons (other than NCBE) to acquire ownership of twenty-five percent (25%) or more of the HHFC Common or the Bank Stock; or (y) a proposal for a merger, consolidation, share exchange, business combination, or similar transaction involving HHFC or the Bank; or (z) a proposal for a sale, lease, exchange, transfer or other disposition of twenty-five percent (25%) or more of the assets of HHFC shall occur. The terms "person" and "group of persons" shall have the meanings conferred thereon by Sections 3(a)(9) and 13(d)(3) of the Exchange Act and the regulations promulgated thereunder.

     16. TERMINATION OF AGREEMENT. Notwithstanding the fact that the shareholders of HHFC have approved this Agreement, this Agreement may be terminated at any time on or prior to the Effective Time:

     (a)  MUTUAL CONSENT.  By mutual consent of HHFC and NCBE;

     (b) COMPETING TRANSACTION. By HHFC, if HHFC or its Board of Directors accepts or approves a Competing Transaction or recommends a Competing Transaction to its shareholders; provided that HHFC has simultaneously delivered to NCBE the amounts payable pursuant to Section 15(b);

     (c) CONDITIONS TO NCBE'S OBLIGATIONS NOT MET. By NCBE, upon written notice to HHFC, if by December 31, 1998 any of the conditions set forth in Sections 11 or 12 shall have not been satisfied;

     (d) CONDITIONS TO HHFC'S OBLIGATIONS NOT MET. By HHFC, upon written notice to NCBE, if by December 31, 1998 any of the conditions set forth in Sections 11 or 13 shall not have been satisfied; or

     (e) TERMINATION BY HHFC DEPENDENT UPON AVERAGE NCBE VALUE. By HHFC, within three business days prior to the Closing, if the Average NCBE Value is less than $32.00; provided, however, NCBE may elect to negate HHFC's termination by so notifying HHFC within two (2) business days after receipt of NCBE's notice of termination. If NCBE shall negate the termination of this Agreement as permitted in this subsection (e), the parties shall proceed to complete the Merger on the terms and conditions set forth in this Agreement, including
Section 3(a)(iv).

     (f) EFFECT OF TERMINATION. Upon termination of this Agreement pursuant to this Section 16, there shall be no liability by reason of this Agreement or the termination thereof on the part of NCBE or HHFC or the respective directors, officers, employees, agents or stockholders of either of them, except for any liability under Section 15(b) or unless such termination results from a party's intentional or reckless misrepresentation or intentional or reckless breach of any covenant contained herein.

     17. PUBLICITY AND REPORTS. NCBE and HHFC shall coordinate all publicity relating to the transactions contemplated by this Agreement and, except as otherwise required by law, neither party shall issue any press release, publicity statement or other public notice relating to this Agreement or any of the transactions contemplated hereby without obtaining the prior written consent of the other, which consent shall not be unreasonably withheld.

     18. SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS. Except as set forth in the following sentence, none of the representations, warranties or covenants of the parties shall survive the Effective Time or the earlier termination of this Agreement. The covenants contained in Sections 2, 3, 4, 5, 10(f), 10(g), 10(h), 10(i) and 14 shall survive the Effective Time or, in the case of Section 14 only, the earlier termination of this Agreement.

     19. NOTICES. Any notice of communication required or permitted hereunder shall be sufficiently given if in writing and (a) delivered in person; (b) sent by facsimile transmission (with confirmation of receipt by the recipient) or express delivery service; or (c) mailed by certified or registered mail, postage prepaid, as follows:

     If to NCBE, addressed to:

          National City Bancshares, Inc.
          227 Main Street
          P. O. Box 868
          Evansville, Indiana 47705-0868
          Attn: Robert A. Keil
          Fax No. (812) 464-9825

          With a copy addressed to:

          Baker & Daniels
          300 North Meridian Street, Suite 2700
          Indianapolis, Indiana 46204-1782
          Attn: David C. Worrell
          Fax No. (317) 237-1000

     If to HHFC, addressed to:

          Hoosier Hills Financial Corporation
          P.O. Box 176
          (420 South Buckeye)
          Osgood, Indiana  47037-0176
          Attn: Fred R. Crum
          Fax No. (812) 689-3413

          With a copy addressed to:

          Brown, Todd & Heyburn PLLC
          400 West Market Street, 32nd Floor
          Louisville, Kentucky  40202-3363
          Attn: R. James Straus
                   David L. Beckman, Jr.
          Fax No. (502) 581-1087

     20.  MISCELLANEOUS.

     (a) ASSIGNMENT. Neither this Agreement nor any rights, duties or obligations hereunder shall be assignable by either party, in whole or in part, without the consent of the other party and any attempted assignment in violation of this prohibition shall be null and void.

     (b) LAW GOVERNING. This Agreement will be governed in all respects, including validity, interpretation and effect, by the internal laws of the State of Indiana.

     (c) COUNTERPARTS. This Agreement may be executed in several counterparts and one or more separate documents, all of which together shall constitute one and the same instrument with the same force and effect as though all of the parties had executed the same documents.

     (d) AMENDMENT AND WAIVER. Any of the terms or conditions of this Agreement may be waived, amended or modified in whole or in part at any time before or after the approval of this Agreement by the shareholders of HHFC, to the extent authorized by applicable law, by a writing signed by HHFC and NCBE.

     (e) ENTIRE AGREEMENT. All exhibits and the Disclosure Schedule referred to in this Agreement are integral parts hereof, and this Agreement, such exhibits and Disclosure Schedule, constitute the entire agreement among the parties hereto with respect to the matters contained herein and therein, and supersede all prior agreements and understandings between the parties with respect thereto.

     (f) REMEDIES. Subject to the terms hereof, in the event of any willful breach of this Agreement in any material respect by any of the parties hereto, any other party hereto damaged shall have all the rights, remedies and causes of action available at law or in equity.

     (g) HEADINGS. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.


                                             NATIONAL CITY BANCSHARES, INC.


                                             By:       /s/ Robert A. Keil
                                                  --------------------------
                                                  Robert A. Keil, President
ATTEST:


     /s/ Curtis Ritterling
-------------------------------------------
Curtis Ritterling, Executive Vice President
and Assistant Secretary


                                             HOOSIER HILLS FINANCIAL CORPORATION


                                             By:       /s/ Fred R. Crum
                                                 ------------------------------
                                                 Fred R. Crum, President and
                                                 Chief Executive Officer

ATTEST:


     /s/ Shirley Franklin
-----------------------------
Shirley Franklin, Director

                                      EXHIBIT A

                               FORM OF AFFILIATE LETTER

Gentlemen:

     In connection with the merger (the "Merger") of Hoosier Hills Financial Corporation, ("HHFC"), with and into National City Bancshares, Inc. ("NCBE"), pursuant to the Agreement and Plan of Merger dated as of April __, 1998 (the "Agreement"), I have been advised that I may be deemed to be an "affiliate" within the meaning of Rule 145 promulgated by the Securities and Exchange Commission ("SEC") under the Securities Act of 1933, as amended (the "1933 Act"), for the purposes of any resales of shares of the common stock, without par value, of NCBE to be issued to me in the Merger (the "Shares"). I have also been advised that I may be deemed an "affiliate" of HHFC for purposes of qualifying the Merger for pooling of interests accounting treatment under Opinion 16 of the Accounting Principles Board. Based on such advice and in order to induce NCBE and HHFC to cause the Merger to be consummated, I hereby represent and warrant to, and agree with NCBE and HHFC as follows:

          A. I hereby consent to the placing of a legend on the certificate or certificates evidencing the Shares referring to the issuance thereof in a transaction to which Rule 145 under the 1933 Act is applicable and to the giving of stop transfer instructions to the transfer agent for the Shares with respect to such certificate or certificates. The legend will state in substance:

          "The shares represented by this certificate were issued in a transaction to which Rule 145 under the Securities Act of 1933 applies and may be sold or otherwise transferred only in compliance with the terms of such Rule."

          B. I understand that NCBE is under no obligation to take any action to facilitate the sale, transfer, or other disposition by me or on my behalf of any of the Shares.

          C. In the event of any sale or transfer of any of the Shares in a transaction not involving a sale within the limits and in accordance with the applicable provisions of Rule 145 or a sale in a registered public offering, I will obtain from each transferee of the Shares in such transaction a letter agreement substantially similar hereto, or a letter containing such other information reasonably required by NCBE to evidence an exception from the applicable registration requirements of federal or state securities laws, which is binding and enforceable by NCBE against the transferee.

     It is understood and agreed that the legend set forth in Paragraph A above shall be removed, and the related stock transfer restrictions shall be lifted forthwith (i) if the sale or other transfer by me or on my behalf of my Shares shall have been registered under the 1933 Act, (ii) if the sale or other transfer by me or on my behalf of my Shares is not so registered, such sale is exempt from the registration requirements of the 1933 Act, or (iii) upon the expiration of the period specified in Rule 145(d)(3) under the 1933 Act, as it may be amended from time to time.

     I further represent to and covenant with NCBE that I have not, within the preceding 30 days, sold, transferred or otherwise disposed of any shares of HHFC Common Stock held by me and that I will not sell, transfer or otherwise dispose of any of the Shares received by me in the Merger until after such time as results covering at least 30 days of combined operations of HHFC and NCBE have been published by NCBE, in the form of a quarterly earnings report, an effective registration statement filed with the SEC, a report to the SEC on Form 10-K, 10-Q or 8-K, or any other public filing or announcement which includes such combined results of operations.

                                                    Very truly yours,



                                                   ---------------------------

                                      EXHIBIT B

                         FORM OF OPINION OF COUNSEL FOR HHFC


     Capitalized terms used and not otherwise defined herein have the meanings given them in the Plan and Agreement of Merger (the "Agreement").

     1. HHFC is a corporation duly organized and validly existing under the laws of the State of Indiana and is registered as a bank holding company with the Federal Reserve Board under the Bank Holding Company Act of 1956, as amended. The Bank is a banking corporation duly organized and validly existing under the laws of the State of Indiana.

     2. HHFC and the Bank each have the requisite corporate power and authority necessary to carry out their respective businesses as currently conducted.

     3. The authorized capital stock of HHFC consists of 750,000 shares of HHFC Common. Based solely on a review of HHFC's stock records, there are 416,262 shares of HHFC Common issued and outstanding and 33,738 shares in the treasury. The authorized capital stock of the Bank consists of 150,000 shares of Bank Stock. Based solely on a review of the Bank's stock records, there are 150,000 shares of Bank Stock issued and outstanding, all of which are owned of record by HHFC. All of the outstanding shares of HHFC Common and Bank Stock have been duly authorized and validly issued and are fully paid and non-assessable and, to the best of our knowledge, were not issued in violation of any preemptive rights.

     4. The Agreement has been duly executed and delivered by HHFC and constitutes a valid and binding obligation of HHFC, enforceable against HHFC in accordance with its terms, except to the extent limited by general principles of equity and by bankruptcy, insolvency, reorganization, liquidation, fraudulent conveyance, moratorium, readjustment of debt or other laws of general application relating to or affecting the enforcement of creditors' rights.

     5. All consents or approvals from Applicable Governmental Authorities that are required to be obtained by HHFC in connection with the Merger have been obtained.

     6. The execution and delivery by HHFC of, and the performance by HHFC of its agreements in, the Agreement do not: (a) violate the articles of incorporation or by-laws of HHFC or the articles of incorporation or by-laws of the Bank, or (b), to our knowledge, except as set forth in the Disclosure Schedule, violate, result in a breach of or constitute a default under any Material Contract to which HHFC or the Bank is a party or by which their properties are bound.

     7. The meeting of shareholders of HHFC held on ________ __, 1998, was duly held in accordance with all applicable requirements of the IBCL and the
articles of incorporation and bylaws of HHFC.   The Agreement was duly adopted
by the affirmative vote of the holders of a majority of the outstanding shares of HHFC Common, which is the only action required on the part of the holders of HHFC Common to approve the Merger.

                                      EXHIBIT C

                         FORM OF OPINION OF COUNSEL FOR NCBE

     Capitalized terms used and not otherwise defined herein have the meanings given them in the Plan and Agreement of Merger (the "Agreement").

     1. NCBE is a corporation duly organized and validly existing under the laws of Indiana and is registered as a bank holding company with the Federal Reserve Board under the Bank Holding Company Act of 1956, as amended.

     2. NCBE has all requisite corporate power and authority necessary to carry out its business as currently conducted.

     3. The authorized capital stock of NCBE consists of 20,000,000 shares of common stock, without par value. All shares of NCBE Common to be issued to shareholders of HHFC pursuant to the Merger have been duly authorized and, when issued in accordance with the Agreement, will be fully paid and non-assessable.

     4. The Agreement has been duly executed and delivered by NCBE and constitutes a valid and binding obligation of NCBE, enforceable against NCBE in accordance with its terms, except to the extent limited by general principles of equity and by bankruptcy, insolvency, reorganization, liquidation, fraudulent conveyance, moratorium, readjustment of debt or other laws of general application relating to or affecting the enforcement of creditors' rights.

     5. All consents or approvals of any Applicable Governmental Authorities required to be obtained by NCBE in connection with the Merger have been obtained.

     6. No vote by the shareholders of NCBE is required to approve the Merger under IBCL, the articles of incorporation or by-laws of NCBE or rules of the National Association of Securities Dealers, Inc. which apply to Nasdaq National Market issuers.

     7. The execution and delivery by NCBE of, and the performance by NCBE of its agreements in, the Agreement do not: (a) violate its articles of incorporation or by-laws; or (b) to our knowledge, violate, result in a breach or constitute a default under any material contract, agreement or other instrument to which NCBE is a party or by which its respective properties are bound.

     8. Upon the filing and acceptance of the Articles of Merger by the Indiana Secretary of State, the Merger will become effective under the IBCL at the time specified in the Articles of Merger.

                                      APPENDIX B


                    [Professional Bank Services, Inc. Letterhead]


August 14, 1998



Board of Directors
Hoosier Hills Financial Corporation
420 S. Buckeye Street
Osgood, Indiana 47037-1308

Dear Members of the Board:

     You have requested our opinion as investment bankers as to the fairness, from a financial perspective, to the common shareholders of Hoosier Hills Financial Corporation, Osgood, Indiana (the "Company") of the proposed merger of the Company with National City Bancshares, Inc., Evansville, Indiana ("NCBE"). In the proposed merger, Company shareholders will receive an aggregate of 730,000 NCBE common shares for all 416,262 Company common shares outstanding as further defined in the Agreement and Plan of Merger between NCBE and the Company (the "Agreement"). On August 6, 1998, the proposed consideration to be received represents an aggregate value of $27,192,500 or $65.32 per Company common share based on the average of the bid / ask price for NCBE common stock of $37.25 as quoted on the National Association of Securities Dealers Automated Quotation System.

     Professional Bank Services, Inc. ("PBS") is a bank consulting firm and as part of its investment banking business is continually engaged in reviewing the fairness, from a financial perspective, of bank acquisition transactions and in the valuation of banks and other businesses and their securities in connection with mergers, acquisitions, estate settlements and other purposes. We are independent with respect to the parties of the proposed transaction.

     For purposes of this opinion, PBS performed a review and analysis of the historic performance of the Company and its wholly owned subsidiary, Ripley County Bank (the "Bank") contained in: (i) December 31, 1997, March 31, 1998 and June 30, 1998 Consolidated Reports of Condition and Income filed by the Bank with the FDIC; (ii) December 31, 1997 and 1996 audited annual reports of the Company; and (iii) December 31, 1997 and March 31, 1998 Uniform Bank Performance Report of the Bank. We have reviewed and tabulated statistical data regarding the loan portfolio, securities portfolio and other performance ratios and statistics. Financial projections were prepared and analyzed as well as other financial studies, analyses and investigations as deemed relevant for the purposes of this opinion. In review of the aforementioned information, we have taken into account our assessment of general market and financial conditions, our experience in other transactions, and our knowledge of the banking industry generally. We have also taken into consideration other offers received by the Company.

     We have not compiled, reviewed or audited the financial statements of the Company or NCBE nor have we independently verified any of the information reviewed; we have relied upon such information as being complete and accurate in all material respects. We have not made independent evaluation of the assets of the Company or NCBE.


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

     Based on the foregoing and all other factors deemed relevant, it is our opinion as investment bankers, that, as of the date hereof, the consideration proposed to be received by the shareholders of the Company under the Agreement is fair and equitable from a financial perspective.


                                               Very truly yours,

                                               Professional Bank Services, Inc.

                                      APPENDIX C


                   EXCERPTS OF THE INDIANA BUSINESS CORPORATION LAW

                                 (DISSENTERS' RIGHTS)


23-1-44-1      "CORPORATION" DEFINED

          Sec. 1. As used in this chapter, "corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

23-1-44-2      "DISSENTER" DEFINED

          Sec. 2. As used in this chapter, "dissenter" means a shareholder who is entitled to dissent from corporate action under section 8 of this chapter and who exercises that right when and in the manner required by sections 10 through 18 of this chapter.

23-1-44-3      "FAIR VALUE" DEFINED

          Sec. 3. As used in this chapter, "fair value", with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

23-1-44-4      "INTEREST" DEFINED

          Sec. 4. As used in this chapter, "interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

23-1-44-5      "RECORD SHAREHOLDER" DEFINED

          Sec. 5. As used in this chapter, "record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent that treatment as a record shareholder is provided under a recognition procedure or a disclosure procedure established under IC 23-1-30-4.

23-1-44-6      "BENEFICIAL SHAREHOLDER" DEFINED

          Sec. 6. As used in this chapter, "beneficial shareholder" means the person who is a beneficial owner of shares held by a nominee as the record shareholder.

23-1-44-7      "SHAREHOLDER" DEFINED

          Sec. 7. As used in this chapter, "shareholder" means the record shareholder or the beneficial shareholder.

23-1-44-8      RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

          Sec. 8. (a) A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder's shares in the event of, any of the following corporate actions:

          (1) Consummation of a plan of merger to which the corporation is a party if:

               (A) shareholder approval is required for the merger by IC 23-1-40-3 or the articles of incorporation; and

               (B)  the shareholder is entitled to vote on the merger.

          (2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan.

          (3) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one (1) year after the date of sale.

          (4) The approval of a control share acquisition under IC 23-1-42.

          (5) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

          (b) This section does not apply to the holders of shares of any class or series if, on the date fixed to determine the shareholders entitled to receive notice of and vote at the meeting of shareholders at which the merger, plan of share exchange, or sale or exchange of property is to be acted on, the shares of that class or series were:

          (1) registered on a United States securities exchange registered under the Exchange Act (as defined in IC 23-1-43-9); or

          (2) traded on the National Association of Securities Dealers, Inc. Automated Quotations System Over-the-Counter Markets -- National Market Issues or a similar market.

          (c)  A shareholder:

          (1) who is entitled to dissent and obtain payment for the shareholder's shares under this chapter; or

          (2) who would be so entitled to dissent and obtain payment but for the provisions of subsection (b);

may not challenge the corporate action creating (or that, but for the provisions of subsection (b), would have created) the shareholder's entitlement.

23-1-44-9      DISSENTERS' RIGHTS OF BENEFICIAL SHAREHOLDER

          Sec. 9. (a) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in the shareholder's name only if the shareholder dissents with respect to all shares beneficially owned by any one
(1) person and notifies the corporation in writing of the name and address of each person on whose behalf the shareholder asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the shareholder dissents and the shareholder's other shares were registered in the names of different shareholders.

          (b) A beneficial shareholder may assert dissenters' rights as to shares held on the shareholder's behalf only if:

          (1) the beneficial shareholder submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

          (2) the beneficial shareholder does so with respect to all the beneficial shareholder's shares or those shares over which the beneficial shareholder has power to direct the vote.

23-1-44-10     PROPOSED ACTION CREATING DISSENTERS' RIGHTS; NOTICE

          Sec. 10. (a) If proposed corporate action creating dissenters' rights under section 8 of this chapter is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this chapter.

          (b) If corporate action creating dissenters' rights under section 8 of this chapter is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in section 12 of this chapter.

23-1-44-11     PROPOSED ACTION CREATING DISSENTERS' RIGHTS; ASSERTION OF
               DISSENTERS' RIGHTS

          Sec. 11. (a) If proposed corporate action creating dissenters' rights under section 8 of this chapter is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights:

          (1) must deliver to the corporation before the vote is taken written notice of the shareholder's intent to demand payment for the shareholder's shares if the proposed action is effectuated; and

          (2) must not vote the shareholder's shares in favor of the proposed action.

          (b) A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment for the shareholder's shares under this chapter.

23-1-44-12     DISSENTERS' NOTICE; CONTENTS

          Sec. 12. (a) If proposed corporate action creating dissenters' rights under section 8 of this chapter is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of section 11 of this chapter.

          (b) The dissenters' notice must be sent no later than ten (10) days after approval by the shareholders, or if corporate action is taken without approval by the shareholders, then ten (10) days after the corporate action was taken. The dissenters' notice must:

          (1) state where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

          (2) inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

          (3) supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not the person acquired beneficial ownership of the shares before that date;

          (4) set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty (30) nor more than sixty (60) days after the date the subsection (a) notice is delivered; and

          (5)  be accompanied by a copy of this chapter.

23-1-44-13     DEMAND FOR PAYMENT AND DEPOSIT OF SHARES BY SHAREHOLDER

          Sec. 13. (a) A shareholder sent a dissenters' notice described in IC 23-1-42-11 or in section 12 of this chapter must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenter's notice under section 12(b)(3) of this chapter, and deposit the shareholder's certificates in accordance with the terms of the notice.

          (b) The shareholder who demands payment and deposits the shareholder's shares under subsection (a) retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

          (c) A shareholder who does not demand payment or deposit the shareholder's share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for the shareholder's shares under this chapter and is considered, for purposes of this article, to have voted the shareholder's shares in favor of the proposed corporate action.

23-1-44-14     UNCERTIFICATED SHARES; RESTRICTION ON TRANSFER; DISSENTERS'
               RIGHTS

          Sec. 14. (a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under section 16 of this chapter.

          (b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

23-1-44-15     PAYMENT TO DISSENTER

          Sec. 15. (a) Except as provided in section 17 of this chapter, as soon as the proposed corporate action is taken, or, if the transaction did not need shareholder approval and has been completed, upon receipt of a payment demand, the corporation shall pay each dissenter who complied with section 13 of this chapter the amount the corporation estimates to be the fair value of the dissenter's shares.

          (b)  The payment must be accompanied by:

          (1) the corporation's balance sheet as of the end of a fiscal year ending not more than sixteen (16) months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

          (2) a statement of the corporation's estimate of the fair value of the shares; and

          (3)  a statement of the dissenter's right to demand payment under section 18 of this chapter.

23-1-44-16     FAILURE TO TAKE ACTION; RETURN OF CERTIFICATES; NEW ACTION BY
               CORPORATION

          Sec. 16. (a) If the corporation does not take the proposed action within sixty (60) days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

          (b) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under section 12 of this chapter and repeat the payment demand procedure.

23-1-44-17     WITHHOLDING PAYMENT BY CORPORATION; CORPORATION'S ESTIMATE OF
               FAIR VALUE; AFTER-ACQUIRED SHARES

          Sec. 17.  (a) A corporation may elect to withhold payment required by section 15 of this chapter from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

          (b) To the extent the corporation elects to withhold payment under subsection (a), after taking the proposed corporate action, it shall estimate the fair value of the shares and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter's demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares and a statement of the dissenter's right to demand payment under section 18 of this chapter.

23-1-44-18     DISSENTERS' ESTIMATE OF FAIR VALUE; DEMAND FOR PAYMENT; WAIVER

          Sec. 18. (a) A dissenter may notify the corporation in writing of the dissenter's own estimate of the fair value of the dissenter's shares and demand payment of the dissenter's estimate (less any payment under section 15 of this chapter), or reject the corporation's offer under section 17 of this chapter and demand payment of the fair value of the dissenter's shares, if:

          (1) the dissenter believes that the amount paid under section 15 of this chapter or offered under section 17 of this chapter is less than the fair value of the dissenter's shares;

          (2) the corporation fails to make payment under section 15 of this chapter within sixty (60) days after the date set for demanding payment; or

          (3) the corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty (60) days after the date set for demanding payment.

          (b) A dissenter waives the right to demand payment under this section unless the dissenter notifies the corporation of the dissenter's demand in writing under subsection (a) within thirty (30) days after the corporation made or offered payment for the dissenter's shares.

23-1-44-19     COURT PROCEEDING TO DETERMINE FAIR VALUE; JUDICIAL APPRAISAL

          Sec. 19.  (a) If a demand for payment under IC 23-1-42-11 or under section 18 of this chapter remains unsettled, the corporation shall commence a proceeding within sixty (60) days after receiving the payment demand and petition the court to determine the fair value of the shares. If the corporation does not commence the proceeding within the sixty (60) day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

          (b) The corporation shall commence the proceeding in the circuit or superior court of the county where a corporation's principal office (or, if none in Indiana, its registered office) is located. If the corporation is a foreign corporation without a registered office in Indiana, it shall commence the proceeding in the county in Indiana where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

          (c) The corporation shall make all dissenters (whether or not residents of this state) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

          (d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint one (1) or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

          (e) Each dissenter made a party to the proceeding is entitled to judgment:

          (1) for the amount, if any, by which the court finds the fair value of the dissenter's shares, plus interest, exceeds the amount paid by the corporation; or

          (2) for the fair value, plus accrued interest, of the dissenter's after-acquired shares for which the corporation elected to withhold payment under section 17 of this chapter.

23-1-44-20     COSTS; FEES; ATTORNEY FEES

          Sec. 20.  (a) The court in an appraisal proceeding commenced under section 19 of this chapter shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against such parties and in such amounts as the court finds equitable.

          (b) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

          (1) against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of sections 10 through 18 of this chapter; or

          (2) against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

          (c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefitted.

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